Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

LOAN AND SERVICING AGREEMENT

dated as of October 2, 2019

among

JARDEN RECEIVABLES, LLC,

as Borrower

NEWELL BRANDS INC.,

as Servicer

THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME

PARTY HERETO AS CONDUIT LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS COMMITTED LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS MANAGING AGENTS,

PNC BANK, NATIONAL ASSOCIATION AND ROYAL BANK OF CANADA,

each as an Issuing Lender,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

TABLE OF CONTENTS

SECTION	HEADING	PAGE

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-ii-

Section 10.16. Integration; Binding Effect; Survival of Termination	109
Section 10.17. PNC Roles	109
Section 10.18. USA PATRIOT Act	109
Section 10.19. Judgment Currency	109
Section 10.20. Amendment and Restatement	110

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EXHIBITS AND SCHEDULES

EXHIBIT A	Newell Credit and Collection Policy
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Monthly Report
EXHIBIT D	[Reserved]
EXHIBIT E	Form of Assignment and Acceptance
EXHIBIT F	Form of Joinder Agreement
EXHIBIT G	Form of Prepayment Notice
EXHIBIT H	Form of Lock-Box Transfer Notice
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Form of Letter of Credit Request

SCHEDULE I	Lender Groups
SCHEDULE II	Notice Addresses
SCHEDULE III	[Reserved]
SCHEDULE IV	Financial Covenant
SCHEDULE V	Approved Sub-servicers
SCHEDULE VI	List of Offices of Borrower where Records are Kept
SCHEDULE VII	Deposit Account Banks, Deposit Accounts and Lock-Boxes
SCHEDULE VIII	List of Closing Documents
SCHEDULE IX	List of Originators

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AMENDED AND RESTATED

LOAN AND SERVICING AGREEMENT

This AMENDED AND RESTATED LOAN AND SERVICING AGREEMENT dated as of October 2, 2019, is among JARDEN RECEIVABLES, LLC, a Delaware limited liability company, as Borrower, NEWELL BRANDS INC. (formerly known as NEWELL RUBBERMAID INC.), a Delaware corporation, as initial Servicer, the commercial paper conduits from time to time party hereto as Conduit Lenders, the financial institutions from time to time party hereto as Committed Lenders, the financial institutions from time to time party hereto as Managing Agents and their permitted successors and assigns, PNC Bank, National Association and Royal Bank of Canada, each as an Issuing Lender, PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the Administrative Agent for the Lenders and the Managing Agents, and PNC CAPITAL MARKETS LLC, as Structuring Agent. Capitalized terms used herein shall have the meanings specified in Section 1.01.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower, the Servicer, the Lenders, the Structuring Agent, the Managing Agents and the Administrative Agent are all parties to that certain Loan and Servicing Agreement dated as of October 3, 2016 (as amended prior to the date hereof, the “Original Agreement”);

WHEREAS, the Borrower has requested that the Lenders agree to revise certain terms of the Original Agreement and to amend and restate the Original Agreement in its entirety for the sake of clarity and convenience;

WHEREAS, the Lenders agree to such revisions and to the amendment and restatement of the Original Agreement on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Borrower may from time to time acquire Receivables from the Originators pursuant to the Receivables Sale Agreement;

WHEREAS, to fund its acquisition of Receivables under the Receivables Sale Agreement, the Borrower may from time to time request Loans, on a revolving basis, from the Lenders or Letters of Credit from the Issuing Lenders, in each case on the terms and conditions of this Agreement;

WHEREAS, the Conduit Lenders may, in their sole discretion, make Loans so requested from time to time, and if a Conduit Lender in any Lender Group elects not to make any such Loan or if there is no Conduit Lender in any Lender Group, the Committed Lenders in such Lender Group have agreed that they shall make such Loan, in each case subject to the terms and conditions of this Agreement; and

WHEREAS, the Issuing Lenders agree to issue Letters of Credit so requested from time to time, subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adjusted LIBO Rate” means, for any Tranche Period, an interest rate per annum obtained by dividing (i) (x) with respect to any Committed Lender other than RBC, LMIR for each day during such Tranche Period and (y) with respect to RBC and any Liquidity Provider, the LIBO Rate for such Tranche Period by (ii) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Tranche Period.

“Administrative Agent” means PNC Bank, National Association, in its capacity as agent for the Lenders, together with its successors and permitted assigns.

“Adverse Claim” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or other pledge and security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Affected Entity” means, in respect of any Conduit Lender, (i) its Related CP Issuer(s), its related Committed Lenders or Managing Agent, (ii) any Liquidity Provider or any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to such Conduit Lender, (iii) any agent, administrator or manager of such Conduit Lender, or (iv) any bank holding company in respect of any of the foregoing.

“Affected Party” means any Lender, any Issuing Lender, the Administrative Agent, any Managing Agent, any Affected Entity with respect to any Conduit Lender, any permitted assignee of any of the foregoing, any holder of a participation interest in the rights and obligations of any of the foregoing, and, with respect to each of the foregoing, the parent company that controls such Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% (or, solely for purposes of the definition of “Concentration Limit”, 30%), or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct of cause the direction of the management or policies of the controlled Person, whether through ownership of equity interest, by contract or otherwise.

“Aggregate Commitment” means, at any time, the sum of the Commitments then in effect, as adjusted as necessary to give effect to any Joinder Agreement or any reduction pursuant to Section 2.01(b).

“Aggregate Principal Balance” means, at any time, the aggregate principal balance of the Loans and L/C Advances outstanding hereunder at such time.

“Agreement” means this Loan and Servicing Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Rate” for any Tranche during any Tranche Period means an interest rate per annum equal the Adjusted LIBO Rate for such Tranche Period; provided, however, that in case of:

(a)    any Tranche Period with respect to which the Adjusted LIBO Rate is not available pursuant to Section 2.03,

(b)    any Tranche Period of less than one month in respect of which the Managing Agents have not agreed to permit Interest to accrue by reference to the Adjusted LIBO Rate,

(c)    any Tranche Period as to which the applicable Lender does not receive a request, by no later than 1:00 P.M. (New York City time) on the second Business Day preceding the first day of such Tranche Period, that the related Tranche be funded at the Adjusted LIBO Rate,

(d)    any Tranche Period for a Tranche, the Principal Balance of which is less than $500,000 in respect of which the Managing Agents have not agreed to permit Interest to accrue by reference to the Adjusted LIBO Rate, or

(e)    any Tranche Period for which the Borrower elects to fund the related Tranche at the Base Rate,

the Alternative Rate for such Tranche Period shall be an interest rate per annum equal to the Base Rate in effect from time to time during such Tranche Period.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Approved Sub-servicer” means each Person (i) appointed by the Servicer pursuant to Section 6.01 to perform certain of the obligations of the Servicer hereunder, (ii) approved by the Borrower, the Servicer and the Managing Agents and (iii) identified on Schedule V hereto, as such Schedule V may be amended from time to time with the consent of the Borrower, the Servicer and the Managing Agents.

“Asset Purchase Agreement” means any asset purchase or other agreements pursuant to which a Conduit Lender or any Related CP Issuer may from time to time assign part or all of the Loans made by such Conduit Lender or Related CP Issuer to a Liquidity Provider, as amended, restated, supplemented or otherwise modified from time to time.

“Assignment and Acceptance” means an agreement substantially in the form set forth as Exhibit E hereto pursuant to which a new Conduit Lender or Committed Lender becomes party to this Agreement.

“Audit” has the meaning specified in Section 5.01(d).

“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer, assistant treasurer or chief financial officer.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as amended from time to time, or any successor thereto.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the greater of: (A) the Prime Rate and (B) the Federal Funds Rate plus 0.50%.

“Base Rate Tranche” has the meaning specified in Section 2.03(b).

“Beneficial Owner” shall mean, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the capital stock, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests in the Borrower and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account Agreement” means an agreement with respect to a Deposit Account at a Deposit Account Bank, in form and substance reasonably satisfactory to the Managing Agents and the Servicer, in their discretion, among the Borrower, an Originator (if applicable), the Administrative Agent and such Deposit Account Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Borrower” means Jarden Receivables, LLC, a Delaware limited liability company, in its capacity as Borrower hereunder, together with its successors and permitted assigns.

“Borrower Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties arising under this Agreement or any other Facility Document or the transactions contemplated hereby or thereby, and shall include, without limitation, the Aggregate Principal Balance and Interest, Fees and all other amounts due or to become due from the Borrower under the Facility Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).

“Borrower Party” means each of the Servicer and the Borrower.

“Borrowing” means a borrowing of Loans under this Agreement.

“Borrowing Base” means, at any time, an amount equal to (a) the Net Receivables Balance at such time minus (b) the Required Reserves at such time.

“Borrowing Base Deficiency” means, at any time, the excess, if any, of (i) the aggregate Credit Exposure over (ii) the Borrowing Base.

“Borrowing Date” has the meaning specified in Section 2.02(a)(i).

“Borrowing Request” has the meaning specified in Section 2.02(a)(i).

“Business Day” means any day other than (i) a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York, (ii) if the term “Business Day” is used in connection with the LIBO Rate or LMIR, any day on which dealings are not carried on in the London interbank market and (iii) if the term “Business Day” is used with respect to any Loan based on the CP Rate, any day on which commercial paper markets in the United States are not open.

“Business Sale” means the sale by the Business Sellers to unrelated third parties of certain business units or other assets of an Originator and consented to by the Administrative Agent and the Lenders, such consent not to be unreasonably withheld, including but not limited to the Goody Business Sale, Hearthmark Business Sale, Playing Card Business Sale, Quickie Business Sale and Shakespeare Business Sale.

“Business Sellers” means Newell and certain other Subsidiaries of Newell, as the context may require.

“Canadian Dollars” means the lawful money of Canada.

“Capitalized Lease” of a Person means a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Capitalized Lease Obligations” means, as to any Person, the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP; provided, that (a) for purposes of determining compliance with any provision of this Agreement or any other Facility Document, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

“Cash-Collateral Amount” means an amount equal to 103% of the L/C Obligations.

“Cash-Collateralize” means to pledge and deposit immediately available funds into the Letter of Credit Collateral Account, as collateral for the L/C Obligations, the Cash-Collateral Amount which is being Cash-Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders.

“Certificate of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934) of 35% or more (by number of votes) of the outstanding shares of voting stock of Newell; (ii) any “Change in Control” or other terms of similar meaning occurs with respect to Newell under any Material Debt Agreement to which it is a party if the effect of such occurrence is to cause, or (with the giving of notice or lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, either alone or together with the occurrence of one or more additional events, such Indebtedness to become due prior to its stated maturity or to permit the termination of the commitment to lend pursuant to any such instrument or agreement, or to cause Newell to make an offer to such holder or holders to prepay, repurchase or redeem such Indebtedness prior to its stated maturity; or (iii) Newell ceases to own, directly or indirectly, 100% of the outstanding capital stock, partnership interests or membership interests of the Borrower, the Servicer (if the Servicer is a Subsidiary of Newell) or any Originator that is a Subsidiary of Newell, free and clear of any Adverse Claim; provided, that a Permitted Disposition shall not constitute a “Change of Control” under this clause (iii); provided, further that a failure to own, directly or indirectly, 100% of the outstanding capital stock of any Originator shall not constitute a “Change of Control” under this clause (iii) if contemporaneously therewith the Originator is removed as a party to the Receivables Sale Agreement.

“Closing Date” means October 3, 2016.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 2.14.

“Collection Account” means the account in the name of the Borrower for the benefit of the Administrative Agent and subject to an account control agreement as set forth in Section 6.03(c), for the purpose of receiving Collections, or any other account which may be designated by the Managing Agents from time to time upon written notice to the Servicer and the Borrower.

“Collection Account Bank” has the meaning specified in Section 6.03(c).

“Collection Notice” means a notice in the form attached to a Blocked Account Agreement pursuant to which the Administrative Agent notifies the applicable Deposit Account Bank that it is exercising its right to exclusive control of the applicable Deposit Account.

“Collections” means, with respect to any Receivable, any and all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, all amounts collected as fees or charges for late payments with respect to such Receivable, all recoveries with respect to each written off Receivable (net of amounts, if any, retained by any third party collection agent), and any amounts deemed to have been received with respect to such Receivable pursuant to Section 2.08 hereof.

“Combined Reserve Percentage” means, at any time, the greater of (a) the sum (expressed as a percentage) of (i) the Loss Reserve Ratio at such time and (ii) the Dilution Reserve Ratio at such time and (b) the sum (expressed as a percentage) of (i) the Reserve Floor at such time and (ii) the product of the Expected Dilution Ratio and the Dilution Horizon Ratio at such time.

“Commercial Paper” means commercial paper promissory notes issued by a Conduit Lender or its Related CP Issuer, if any, in the commercial paper market.

“Commitment” of any Committed Lender means the Dollar amount set forth on Schedule I hereto or, in the case of a Committed Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance or a Joinder Agreement the amount set forth therein as such Committed Lender’s “Commitment”, in each case as such amount may be (i) reduced or increased by any Assignment and Acceptance entered into by such Committed Lender and the other parties thereto in accordance with the terms hereof and (ii) reduced pursuant to Section 2.01(b).

“Commitment Termination Date” has the meaning assigned to that term in Section 2.01(c).

“Committed Lender” means, as to any Lender Group, each of the financial institutions identified on Schedule I (or in any applicable Assignment and Acceptance or Joinder Agreement) as a “Committed Lender” for such Lender Group, together with its successors and permitted assigns.

“Concentration Limit” means, at any time, for any Obligor and its Affiliates

(a)    if such Obligor or any of its Affiliates is a Group A Obligor 15.00%,

(b)    if such Obligor or any of its Affiliates is a Group B Obligor, 10.00%,

(c)    if such Obligor or any of its Affiliates is a Group C Obligor, 7.5%,

(d)    if such Obligor or any of its Affiliates is a Group D Obligor and is the largest Group D Obligor (by Outstanding Balance of Eligible Receivables owing by such Obligors and their respective Affiliates), 8.00%,

(e)    if such Obligor or any of its Affiliates is a Group D Obligor and is the second largest Group D Obligor (by Outstanding Balance of Eligible Receivables owing by such Obligors and their respective Affiliates), 4.00%, and

(f)     if such Obligor or any of its Affiliates is a Group D Obligor (other than one of the two (2) largest Group D Obligors), 3.00%.

“Conduit Lender” means, as to any Lender Group, each of the Persons identified on Schedule I (or in any applicable Assignment and Acceptance or Joinder Agreement) as a “Conduit Lender” for such Lender Group, together with its successors and permitted assigns.

“Conduit Lending Limit” means, for any Conduit Lender, the maximum principal amount of the Loans which may be advanced by such Conduit Lender as set forth on Schedule I (or on the signature pages to the Assignment and Acceptance or Joinder Agreement pursuant to which such Conduit Lender became a party hereto), subject to assignment pursuant to Section 10.03, as such amount may be modified from time to time in accordance with this Agreement.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contract” means an agreement, instrument or other writing or other arrangement, including a purchase order or invoice, pursuant to or under which a Person is obligated to pay for goods purchased from, or services rendered by, any Originator from time to time.

“Contractual Dilution Reserve” means, as of any date of determination, (i) during a Level 1 Ratings Period, an amount equal to the Dollar Equivalent of the sum of the highest amount of credits actually paid or credited with respect to the Receivables under the Rebate Program during the twelve (12) most recently ended Monthly Periods by each Originator, (ii) during a Level 2 Ratings Period, the product of (x) the sum of the Dollar Equivalent of the highest amount of credits actually paid or credited with respect to the Receivables under the Rebate Program during the twelve (12) most recently ended Monthly Periods by each Originator times (y) 2.0 and (iii) during a Level 3 Ratings Period, an amount equal to the Rebate Program Liability as of such date.

“CP Rate” means with respect to any Conduit Lender, for any day during a Tranche Period for any Tranche, to the extent such Conduit Lender funds such Tranche by issuing Commercial Paper, a per annum rate of interest equal to the rate (expressed as a percentage and an interest yield equivalent) or, if more than one rate, the weighted average thereof, paid or payable by such Conduit Lender from time to time as interest on or otherwise in respect of the Commercial Paper issued by such Conduit Lender that is allocated, in whole or in part, by the related Managing Agent to fund any portion of such Tranche for such day during such Tranche Period.

“Credit and Collection Policy” means, with respect to any Receivable, the applicable credit and collection policies and practices of the Originator of such Receivable and the Servicer (or any sub-servicer) with respect to such Receivable, attached as Exhibit A hereto, and the related Obligor in each case as modified from time to time in accordance with the terms of Section 5.02(c). To the extent there are not credit and collection policies and practices applicable to any Originator or Receivable attached as Exhibit A hereto, the “Credit and Collection Policy” with respect to such Originator and such Receivable shall mean the applicable standard administration and documentation policies and procedures of the applicable Originator of such Receivable.

“Credit Exposure” means, at any time, without duplication, the aggregate outstanding Principal Balance of all Loans plus the outstanding L/C Obligations minus the funds on deposit in the Letter of Credit Collateral Account to Cash-Collateralize the L/C Obligations. In computing the amount of Credit Exposure, in connection with a Loan the proceeds of which will be used to finance a draw under a Letter of Credit, the Borrower need not count both the principal amount of such L/C Advance and the amount of such Loan.

“Credit Extension” means the making of a Loan or the issuance of a Letter of Credit, as applicable.

“Days Sales Outstanding” means, with respect to any Monthly Reporting Date, a number of days equal to the product of (i) (x) the aggregate Outstanding Balance of all Receivables as of the close of business on the last day of the Monthly Period immediately preceding the most recently ended Monthly Period divided by (y) the Dollar Equivalent of the aggregate amount of gross sales of the Originators generated during the most recently ended Monthly Period and (ii) 30.

“Debt Rating” means, with respect to any Person at any time, the senior unsecured debt rating assigned by S&P or Moody’s for such Person, in each case without giving effect to any third party credit enhancement.

“Deemed Collection” means, at any time, the aggregate of all amounts the Borrower shall have been deemed to have received as a Collection of a Receivable pursuant to Section 2.08 of this Agreement.

“Default Rate” means an interest rate per annum equal to the Base Rate in effect from time to time plus 2.00%.

“Default Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, the ratio (expressed as a percentage) determined by dividing (i) the sum, without duplication, of (a) the aggregate Outstanding Balance of all Delinquent Receivables as of the most recently ended Monthly Period, plus (b) the aggregate Outstanding Balance of all Receivables that were (or should have been in accordance with the applicable Credit and Collection Policy) written off during the most recently ended Monthly Period by (ii) the Dollar Equivalent of the aggregate amount of gross sales of the Originators generated during the sixth Monthly Period prior to the most recently ended Monthly Period.

“Defaulted Receivable” means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for ninety-one (91) or more days from the original due date thereof, (ii) as to which the Obligor thereof (x) is subject to an Event of Bankruptcy or (y) if a natural person, is deceased or (iii) which, consistent with the applicable Credit and Collection Policy, has been or should be written off as uncollectible.

“Defaulting Lender” means any Committed Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in L/C Obligations within two (2) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender outside of its Lender Group in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amounts are the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of an Event of Bankruptcy or has a parent company that has become the subject of an Event of Bankruptcy.

“Delinquency Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, the fraction (expressed as a percentage) determined as of the last day of the immediately preceding Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables as to which any payment, or part thereof, remains unpaid for ninety-one (91) or more days from the original due date thereof on such date by (ii) the aggregate Outstanding Balance of all Receivables on such date.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for one hundred fifty-one (151) or more, but less than one hundred eighty (180), days from the original due date thereof.

“Deposit Account” means each depositary account, concentration account or other similar account into which Collections are collected or deposited.

“Deposit Account Bank” means a financial institution at which a Deposit Account is maintained.

“Diluted Receivable” means that portion, and only that portion, of any Receivable which is either (a) reduced or canceled as a result of a Dilution Factor or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever.

“Dilution Factor” means any of the following factors (other than contractually obligated credits associated with volume rebates or co-op advertising customer programs accruals or any cash discount) giving rise to dilution: (i) any defective, rejected or returned merchandise or services, or any failure by any Originator to deliver any merchandise or perform any services or otherwise perform as required by the underlying Contract or invoice, (ii) any change, allowance, or cancellation of any terms of such Contract or invoice or any other adjustment by any Originator which reduces the amount payable by the Obligor on the related Receivable other than as a result of the insolvency, bankruptcy or lack of creditworthiness of such Obligor and (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction).

“Dilution Horizon Ratio” means, as of any date, a ratio (expressed as a percentage), computed as of the last day of the most recently ended Monthly Period by dividing (i) the sum of the Dollar Equivalent of the aggregate amount of gross sales of the Originators generated during the two (2) most recently ended Monthly Periods by (ii) the amount equal to (x) at any time during a Level 1 Ratings Period, the Non-Defaulted Receivables Balance as of the last day of the most recently ended Monthly Period or (y) at any time during a Level 2 Ratings Period or Level 3 Ratings Period, the Net Receivables Balance as of the last day of the most recently ended Monthly Period.

“Dilution Ratio” means, as of any date, the ratio (expressed as a percentage) computed as of the last day of the most recently ended Monthly Period by dividing (i) the portion of all Receivables which became Diluted Receivables during such Monthly Period by (ii) the aggregate amount of gross sales of the Originators generated during the second Monthly Period preceding the most recently ended Monthly Period.

“Dilution Reserve Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a percentage, determined as of the last day of the immediately preceding Monthly Period, as follows:

DRR = [(SF x EDR) + [(DS-EDR) x (DS/EDR)]] x DHR

where:

SF	=	the Stress Factor;

DRR	=	the Dilution Reserve Ratio;

EDR	=	the Expected Dilution Ratio;

DS	=	the Dilution Spike; and

DHR	=	the Dilution Horizon Ratio.

“Dilution Spike” means, for any twelve (12) consecutive Monthly Periods, the highest Two-Month Dilution Ratio during such period.

“Dilution Trigger Ratio” means, as of any date, the ratio (expressed as a percentage) computed as of the last day of the most recently ended Monthly Period by dividing (i) the Dollar Equivalent of the portion of all Receivables which became Diluted Receivables during such Monthly Period by (ii) the Dollar Equivalent of the aggregate amount of gross sales of the Originators generated during the second Monthly Period preceding the most recently ended Monthly Period.

“Dollar” means the lawful currency of the United States of America.

“Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in Dollars, such amount and (b) any amount denominated in Canadian Dollars, the Dollar equivalent of such amount determined by referenced to the Spot Rate determined as of such determination date.

“Eligible Foreign Obligor” means an Obligor which (i) (a) if a natural person, is a resident of a country other than the United States or (b) if a corporation or other business organization, is organized under the laws of a country other than the United States and has its chief executive office in a country other than the United States and (ii) is not a Sanctioned Obligor.

“Eligible Foreign Receivable” means a Receivable (i) that is denominated and payable in Dollars and is payable only in the United States or (ii) that is denominated and payable in Canadian Dollars and is payable only in the United States or Canada and the Obligor of which is Wal-Mart Canada Corp.

“Eligible In-Transit Receivables” means a Receivable for which the related products and goods have been shipped to the related Obligor but not delivered (per the terms of the related Contract) to the related Obligor, and the delivery of such products and goods has been insured by an independent, nationally-recognized insurance provider (which insurance is not subject to dispute) and not more than 10 days have elapsed since the date on which such products and goods were shipped but not delivered.

“Eligible Institution” means a financial institution approved by the Managing Agents.

“Eligible Receivable” means, at any time, a Receivable:

(a)    that is not a Delinquent Receivable or a Defaulted Receivable,

(b)    that (i) is not a “bill and hold” Receivable or an Unbilled Receivable and (ii) by its terms is due and payable in full within 360 days of the original billing date therefor,

(c)    that is an “account” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(d)    that is denominated and payable only in Dollars in the United States unless such Receivable is an Eligible Foreign Receivable,

(e)    the Obligor of which is (i) not a Sanctioned Person and (ii) is a resident of the United States unless such Obligor is an Eligible Foreign Obligor,

(f)    the Obligor of which is not an Affiliate or employee of any Transaction Party,

(g)    that arises under a Contract that, together with such Receivable, is in full force and effect, the terms of which have not been modified (including without limitation through extending of the original term, re-billing and re-aging) and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense, except as such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, provided, however, that a Receivables that arises under a Contract that resulted in a charge-back may constitute an “Eligible Receivable” during a Level 1 Ratings Period so long as such Receivable satisfies all of the other criteria set forth in this definition of Eligible Receivable,

(h)    that arises under a Contract that (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of the related Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Secured Party to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

(i)    that arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the related Originator and not by any other Person (in whole or in part),

(j)    that, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule or regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any material respect and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation in any material respect,

(k)    that was (i) generated in accordance with and satisfies all applicable requirements of the applicable Credit and Collection Policy in all material respects and (ii) not modified or waived except as permitted under the applicable Credit and Collection Policy and this Agreement notwithstanding the proviso in clause (g) above;

(l)    that was generated in the ordinary course of the related Originator’s business,

(m)    that is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the related Originator or any other Adverse Claim, other than in favor of the Administrative Agent for the benefit of the Secured Parties,

(n)    as to which the related Originator and the Borrower has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and in the case of an Eligible In-Transit Receivable, delivery to the related Obligor,

(o)    all right, title and interest to and in which has been validly transferred by the related Originator directly to the Borrower under and in accordance with the Receivables Sale Agreement, and as to which the Borrower has good and marketable title thereto free and clear of any Adverse Claim, other than in favor of the Administrative Agent for the benefit of the Secured Parties,

(p)    that was not created by an Obligor which is required to pay cash in advance of shipment of goods or with respect to which credit card payment terms are established, in each case due to such Obligor’s creditworthiness,

(q)     that is not associated with a deferred revenue accrual,

(r)    in which the Administrative Agent has been granted a first-priority perfected security interest in accordance with Section 2.14, the perfection of which is governed by the Law of a jurisdiction in which the UCC is in effect,

(s)    the Obligor of which has been directed to make all payments to a Lock-Box or Deposit Account which is subject to a Blocked Account Agreement,

(t)    the Obligor of which is not ninety-one (91) days or more past due on payment of 50% or more of the Outstanding Balance of all Receivables of such Obligor,

(u)    that is not an Excluded Receivable,

(v)    that does not arise from the sale of goods on consignment,

(w)    that does not arise from direct sales to consumers; and

(x)    the assignment of which (and the grant of security interest in which) by the applicable Originator to the Borrower pursuant to the Receivables Sale Agreement does not contravene or conflict in any material respect with any applicable law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and that does not contain an enforceable prohibition on sale or assignment or an enforceable provision requiring consent of the Obligor prior to sale or assignment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Newell, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to an ERISA Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any ERISA Plan to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by Newell or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) the receipt by Newell or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or ERISA Plans or to appoint a trustee to administer any ERISA Plan; (f) the incurrence by Newell or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any ERISA Plan or Multiemployer Plan; or (g) the receipt by Newell or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Newell or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ERISA Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302

of ERISA, and in respect of which Newell or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Bankruptcy” means, with respect to any Person:

(a)    such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or seeking the entry of an order for relief or the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets; or such Person shall take any corporate or limited liability company action to authorize any of such actions; or

(b)    a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Event of Termination” has the meaning set forth in Section 7.01.

“Excluded Receivable” means any Receivable of a class of Receivables which any Originator begins to generate after the Closing Date or the date such Originator became a party to the Receivables Sale Agreement pursuant to Article VII thereof, as applicable, that is not substantially similar to any class of Receivables generated by such Originator as of the Closing Date or the date such became a party to the Receivables Sale Agreement pursuant to Article VII thereof, as applicable, and which any Managing Agent has determined (and has notified the Borrower, the Servicer and the Originators of such determination) for any reason, including, without limitation, the form or substance of the Contract under which such class of Receivables arises, that Receivables of such class shall not constitute “Eligible Receivables”.

“Expected Dilution Ratio” means as of any time the average of the Dilution Ratios for the twelve (12) most recently ended Monthly Periods.

“Facility Documents” means collectively, this Agreement, the Receivables Sale Agreement, the Performance Undertaking, the Lender Fee Letter, each Blocked Account Agreement, each Lock-Box Transfer Notice, each Letter of Credit Application and all other agreements, fee letters, documents and instruments delivered pursuant thereto or in connection therewith.

“Facility Limit” means $600,000,000, adjusted as necessary to give effect to the application of any Joinder Agreement, any reduction pursuant to Section 2.01(b) and any change in the amount of any Lender Group Limit; provided, however during each Seasonal Period the Facility Limit means $500,000,000.

“FATCA” means Sections 1471 through 1474 of the Code in effect as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, with respect to any Lender for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (New York City time) for such day on such transactions received by the applicable Managing Agent from three federal funds brokers of recognized standing selected by it.

“Fees” means, collectively, all L/C Fees, Letter of Credit Issuance Fees, Unused Fees, Used Fees and Other Fees.

“Final Collection Date” means the date on or following the Termination Date on which the aggregate Credit Exposure has been reduced to zero and all other Borrower Obligations have been paid in full (other than contingent obligations as to which no unsatisfied claim has been asserted).

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to such Issuing Lender shall have been provided in accordance with the terms hereof.

“Funding Agreement” means this Agreement and any agreement or instrument executed by any Liquidity Provider with or for the benefit of a Conduit Lender which provides liquidity, credit enhancement or other support for such Conduit Purchaser’s making of Loans or L/C Advances, including, without limitation, an Asset Purchase Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to this Agreement at law.

“Goody Business” means the design, manufacturing, marketing and sale of hair accessories and hairstyling and heat styling tools as such business is conducted by Goody Products, Inc.

“Goody Business Sale” means the sale by the Business Sellers to unrelated third parties of the Goody Business through the sale, assignment, transfer and delivery by the Business Sellers of their respective rights, titles and interests in and to the assets, properties, rights, contracts and claims that relate to, are used by or are held for use in connection with, the Goody Business.

“Group A Obligor” means an Obligor with: (a) a short-term rating of at least “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be deemed to be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above. If both a short-term and long-term rating exist for an Obligor, the short-term rating will be used and if S&P’s and Moody’s ratings for an Obligor indicate a different group for such Obligor, the higher of such ratings shall be used. If an Obligor is a Governmental Authority, such Obligor shall be deemed to have the ratings assigned to the relevant governmental unit, if any.

“Group B Obligor” means an Obligor, other than a Group A Obligor, with: (a) a short-term rating of at least “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be deemed to be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above. If both a short-term and long-term rating exist for an Obligor, the short-term rating will be used and if S&P’s and Moody’s ratings for an Obligor indicate a different group for such Obligor, the higher of such ratings shall be used. If an Obligor is a Governmental Authority, such Obligor shall be deemed to have the ratings assigned to the relevant governmental unit, if any.

“Group C Obligor” means an Obligor, other than a Group A Obligor or Group B Obligor, with: (a) a short-term rating of at least “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be deemed to be a “Group D Obligor” if it satisfies either clause (a) or clause (b) above. If both a short-term and long-term rating exist for an Obligor, the short-term rating will be used and if S&P’s and Moody’s ratings for an Obligor indicate a different group for such Obligor, the higher of such ratings shall be used. If an Obligor is a Governmental Authority, such Obligor shall be deemed to have the ratings assigned to the relevant governmental unit, if any.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Hearthmark Business” means Hearthmark, LLC’s business of developing, manufacturing, marketing, selling, and distributing plastic cutlery products under the Diamond® and private label brands.

“Hearthmark Business Sale” means the sale by the Business Sellers to unrelated third parties of the Hearthmark Business through the sale, assignment, transfer and delivery by the Business Sellers of their respective rights, titles and interests in and to the assets, properties, rights, contracts and claims that relate to, are used by or are held for use in connection with, the Hearthmark Business, but excluding Receivables originated by Newell or Hearthmark, LLC in connection with the Hearthmark Business which exist as of the date of the Hearthmark Business Sale, and all Collections and Related Security with respect thereto.

“Ignite” means Ignite USA, LLC, an Illinois limited liability company.

“Ignite Receivable” means a Receivable that was purchased by the Borrower from Ignite pursuant to the Receivables Sale Agreement.

“Incipient Event of Termination” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination.

“Indebtedness” shall mean, as to any Person at any date (without duplication): (i) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 120 days of the date the respective goods are delivered or the services are rendered;

(iii) all Indebtedness of others secured by an Adverse Claim on any asset of such Person, whether or not such Indebtedness is assumed by such Person (it being understood that, unless such Person shall have assumed or become liable for the Payment of such Indebtedness, the amount of such Indebtedness shall be the lesser of (A) the fair market value of the asset securing such Indebtedness and (B) the stated principal amount of such Indebtedness); (iv) all Indebtedness of others Guaranteed by such Person; (v) all Capitalized Lease Obligations; (vi) reimbursement obligations of such Person (whether contingent or otherwise) in respect of bankers acceptances, surety or other bonds and similar instruments (other than commercial, standby or performance letters of credit); (vii) unpaid reimbursement obligations of such Person (other than Contingent Obligations) in respect of commercial, standby or performance letters of credit; and (viii) debt securities or obligations (including preferred debt securities) issued in connection with Securitization Transactions included as indebtedness in accordance with GAAP on a consolidated balance sheet of such Person.

For purposes of the definition of “Indebtedness”, the following terms shall have the following meanings: (a) “Guarantee” of any Person shall mean any guarantee, endorsement, contingent agreement to purchase or to furnish funds for the payment or maintenance of, or any other contingent liability on or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person (including, without limitation, the liability of such Person in respect of the Indebtedness of any partnership of which such Person is a general partner), or the guarantee by such Person of the payment of dividends or other distributions upon the stock of any other Person, or the agreement by such Person to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling any other Person to make payment of its obligations or to assure a creditor against loss, and the verb “Guarantee” shall have a correlative meaning, provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business; and (b) “Securitization Transaction” of any Person shall mean any transaction or series of transactions that may be entered into by such Person or any of its Subsidiaries pursuant to which such Person or such Subsidiary, as the case may be, may sell, convey or otherwise transfer, or grant a security interest in, any receivables (whether now existing or arising in the future) of such Person or any of its Subsidiaries and any assets related thereto, including all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables and the proceeds of such receivables.

“Indemnified Party” has the meaning set forth in Section 8.01.

“Independent Manager” means a member of the board of managers of Borrower who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of the Borrower, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Borrower, the Originators, Servicer, the Performance Guarantor or any of their respective Subsidiaries or Affiliates, (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Initial Borrowing” means the first Borrowing made pursuant to this Agreement.

“Interest” means, for any Tranche and any Tranche Period, the sum for each day during such Tranche Period of the following:

IR x PB/CB:

where:

IR	=	the Interest Rate for such Tranche for such day;

PB	=	the Principal Balance of such Tranche on such day; and

CB	=	(i) in the case of a Tranche, the Interest Rate for which is based on the Base Rate, 365 and (ii) in the case of any other Tranche, 360.

“Interest Payment Date” means fifth Business Day of each Monthly Period.

“Interest Rate” means, with respect to any Tranche for any day (i) to the extent such Tranche is funded on such day by a Conduit Lender through the issuance of Commercial Paper, the CP Rate and (ii) otherwise, the Alternative Rate; provided, that at all times following the occurrence and during the continuation of an Event of Termination, the Interest Rate for each Tranche on each day shall be the Default Rate.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“IRS” means the Internal Revenue Service of the United States of America.

“Issuing Lender” means (i) PNC Bank, National Association and (ii) RBC, in each case in its capacity as issuer of Letters of Credit issued hereunder and any successor thereto.

“Joinder Agreement” means a joinder agreement substantially in the form set forth as Exhibit F hereto pursuant to which a new Lender Group becomes party to this Agreement.

“L/C Advance” means any drawing by the beneficiary under a Letter of Credit issued by an Issuing Lender which has not been reimbursed pursuant to Section 2.17(e).

“L/C Amounts” has the meaning specified in Section 2.17(e).

“L/C Fee” has the meaning set forth in the Lender Fee Letter.

“L/C Obligations” means, at any time, the sum, without duplication, of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate principal amount of unreimbursed L/C Advances as of such date.

“L/C Participant” means each Lender other than the applicable Issuing Lender.

“L/C Reduction Amount” has the meaning set forth in Section 1.9 of the Receivables Sale Agreement.

“L/C Reduction Notice” has the meaning set forth in Section 1.9 of the Receivables Sale Agreement.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, tariff, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Lender” means any Conduit Lender or Committed Lender, as applicable, and each financial institution which may from time to time become a Conduit Lender or Committed Lender hereunder and “Lenders” means, collectively, the Conduit Lenders and the Committed Lenders. For the avoidance of doubt, each Issuing Lender shall constitute a “Lender” with respect to the repayment of L/C Advances by the Borrower for all purposes hereunder.

“Lender Fee Letter” means that certain Amended and Restated Lender Fee Letter dated as of October 2, 2019, among the Managing Agents, the Lenders and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lender Group” means each group consisting of a Managing Agent, one or more related Conduit Lenders (if any) and one or more Committed Lenders.

“Lender Group Limit” means, for any Lender Group, the amount set forth on Schedule I (or in the Assignment and Acceptance or the Joinder Agreement pursuant to which such Lender Group became party hereto) subject to assignment pursuant to Section 10.03, as such amount may be reduced in accordance with Section 2.01(b).

“Lender Group Percentage” means, for any Lender Group, the percentage equivalent to a fraction (expressed out to five decimal places), the numerator of which is the aggregate Commitments of all Committed Lenders in such Lender Group and the denominator of which is the Aggregate Commitment.

“Lender Secured Parties” means the Lenders, the Administrative Agent, and each Indemnified Party, and the successors and permitted assigns of each of the foregoing.

“Letter of Credit” means, collectively, letters of credit issued pursuant to Section 2.17. A Letter of Credit may be a standby letter of credit or, with the consent of the applicable Issuing Lender, a commercial letter of credit.

“Letter of Credit Application” has the meaning set forth in Section 2.17(b).

“Letter of Credit Collateral” has the meaning set forth in Section 2.14.

“Letter of Credit Collateral Account” means a segregated cash collateral account at PNC Bank, National Association in the Borrower’s name established after the date of this Agreement that is under the exclusive control of the Administrative Agent, on behalf of the Issuing Lenders.

“Letter of Credit Issuance Fee” has the meaning set forth in the Lender Fee Letter.

“Letter of Credit Request” means a request by the Borrower for a Letter of Credit pursuant to Section 2.17(b) and substantially in the form attached hereto as Exhibit J.

“Level 1 Ratings Period” means any period of time during which the Debt Rating of Newell is (i) BB+ or higher by S&P and (ii) Ba1 or higher by Moody’s.

“Level 2 Ratings Period” means any period of time, other than during a Level 3 Rating Period, during which the Debt Rating of Newell is (i) lower than BB+ by S&P or (ii) lower than Ba1 by Moody’s.

“Level 3 Ratings Period” means any period of time during which (A) the Debt Rating of Newell is (i) B or lower by S&P or (ii) B2 or lower by Moody’s or (B) Newell ceases to have a Debt Rating by S&P or Moody’s.

“LIBO Rate” means, for any Tranche for any Tranche Period, the rate per annum equal to (a) the rate appearing on Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time on that service or such other service as may be nominated by the ICE Benchmark Administration (“ICE”) (or the successor thereto if ICE is no longer making the London Interbank Offered Rate available, as the information vendor for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the relevant Tranche Period, as the rate for dollar deposits with a maturity comparable to such Tranche Period; provided, that, in the event that such rate is not available at such time for any reason, then the rate for the relevant Tranche Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Tranche Period are offered by the principal London office of such Managing Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Tranche Period; provided, further that in the event that the rate appearing on such page or as so determined by such Managing Agent shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Rate Reserve Percentage” means, for any Tranche Period in respect of which Interest is computed by reference to the LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Tranche Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Tranche Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Tranche Period.

“LIBOR Tranche” has the meaning set forth in Section 2.03(b).

“Liquidation Fee” means for any Tranche Period of any LIBOR Tranche held by a Lender (i) the amount, if any, by which the additional Interest which would have accrued during such Tranche Period on the reductions of the Principal Balance of the LIBOR Tranche relating to such Tranche Period had a reduction of the Principal Balance not occurred, exceeds (ii) the income, if any, received by the Lender which holds such LIBOR Tranche from the investment of the proceeds of such reductions of Principal Balance. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Liquidity Provider” means any of the financial institutions from time to time party to any Asset Purchase Agreement or any liquidity loan agreement, participation agreement or similar arrangement with a Conduit Lender or any Related CP Issuer.

“LMIR” means for any day during any Tranche Period, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the related Managing Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes; provided, further that in the event that the rate appearing on such page or as so determined by such Managing Agent shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Loan” means a loan made to the Borrower pursuant to Article II.

“Lock-Box” means any post office box maintained by any Originator, the Servicer or a Deposit Account Bank, in each case, for the purpose of receiving payments on Receivables or other Collections.

“Lock-Box Transfer Notice” means a notice in substantially the form attached hereto as Exhibit H.

“Loss Horizon Ratio” means, as of any date, a ratio computed by dividing (i) the sum of (a) the sum of the Dollar Equivalent of the aggregate amounts of gross sales of the Originators generated during each of the five most recently ended Monthly Periods and (b) the product of the Weighted Average Credit Percentage times the Dollar Equivalent aggregate amount of gross sales of the Originators generated during the sixth most recently ended Monthly Period, by (ii) the amount equal to (x) at any time during a Level 1 Ratings Period, Non-Defaulted Receivables Balance as of the last day of the most recently ended Monthly Period or (y) at any time during a Level 2 Ratings Period or Level 3 Ratings Period, the Net Receivables Balance as of the last day of the most recently ended Monthly Period.

“Loss Reserve Ratio” means, as of any Monthly Reporting Date and continuing to (but excluding) the next succeeding Monthly Reporting Date, a percentage determined as of the last day of the immediately preceding Monthly Period equal to the product of (i) the Stress Factor on such date, (ii) the Loss Horizon Ratio on such date and (iii) the Loss Spike.

“Loss Spike” means, for any twelve (12) consecutive Monthly Periods, the highest Three-Month Default Ratio during such period.

“Managing Agent” means, as to any Conduit Lender or Committed Lender, the Person listed on Schedule I as the “Managing Agent” for such Lenders, together with its respective successors and permitted assigns.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Transaction Party, (ii) the ability of any Transaction Party to perform its obligations under this Agreement or any other Facility Document, (iii) the legality, validity or enforceability of this Agreement or any other Facility Document, (iv) any Secured Party’s interest in the Receivables generally or in any material portion (as determined in the sole discretion of any Managing Agent) of the Receivables, the Related Security or the Collections with respect thereto or any other Collateral or the Administrative Agent’s or any Issuing Lender’s interest in the Letter of Credit Collateral, or (v) the validity, enforceability or collectability of the Receivables generally or of any material portion of the Receivables.

“Material Debt Agreement” means any agreement under which any Indebtedness aggregating $125,000,000 or more is outstanding or which provides for the incurrence of Indebtedness of $125,000,000 or more.”

“Monthly Period” means each calendar month.

“Monthly Report” means a report, in substantially the form of Exhibit C (with such changes as the Managing Agents may reasonably request from time to time), furnished by the Servicer to the Managing Agents for the Lenders pursuant to Section 6.07.

“Monthly Reporting Date” means the fifteenth (15th) day of each Monthly Period (or, if such day is not a Business Day, the next succeeding Business Day).

“Monthly Reporting Period” means any Level 1 Ratings Period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

“Newell” means Newell Brands Inc., a Delaware corporation, together with its successors and permitted assigns.

“Net Receivables Balance” means at any time, an amount equal to the Outstanding Balances of all Receivables reduced, without duplication, by the sum of (i) the Outstanding Balance of all Receivables that are not Eligible Receivables, (ii) the Obligor Overconcentration Amount at such time, (iii) the Contractual Dilution Reserve at such time, (iv) the amount by which the Outstanding Balances of all Eligible Receivables that by their terms are due and payable within 62 to 180 days of the original billing date thereof exceeds 32.5% of the aggregate Outstanding Balances of all Eligible Receivables, provided, however, that the foregoing percentage may be adjusted to a percentage greater than the foregoing listed percentage upon the unanimous written consent of the Managing Agents upon five (5) Business Days prior notice to the Borrower, (v) the amount by which the Outstanding Balances of all Eligible Receivables that by their terms are due and payable within 181 to 360 days of the original billing date thereof exceeds 2.0% of the aggregate Outstanding Balances of all Eligible Receivables, provided, however, that the foregoing percentage may be adjusted to a percentage greater than the foregoing listed percentage upon the unanimous written consent of the Managing Agents upon five (5) Business Days prior notice to the Borrower, (vi) the amount by which the Outstanding Balances of all Eligible Receivables that are owing from Eligible Foreign Obligors exceeds 4.0% of the aggregate Outstanding Balances of all Eligible Receivables, (vii) the amount by which the Outstanding Balances of all Eligible Receivables that are owing from Governmental Authorities exceeds 1.0% of the aggregate Outstanding Balances of all Eligible Receivables, and (viii) the amount by which the Outstanding Balance of all Eligible Receivables which are Eligible In-Transit Receivables exceeds (a) at any time during a Level 1 Ratings Period, 3.0% of the aggregate Outstanding Balances of all Eligible Receivables or (b) at any other time, 0.0% of the aggregate Outstanding Balances of all Eligible Receivables.

“Non-Defaulted Receivables Balance” means, at any time, an amount equal to the aggregate Outstanding Balance of all Receivables other than Delinquent Receivables and Defaulted Receivables.

“Non-Renewing Lender” has the meaning set forth in Section 2.01(c).

“Notice of L/C Draw” has the meaning set forth in Section 2.17(e).

“Obligor” means any Person obligated to make payments pursuant to a Contract.

“Obligor Overconcentration Amount” means, at any time, the aggregate, for all Obligors, of the amounts by which the aggregate Outstanding Balance of all Eligible Receivables of each such Obligor and its Affiliates exceeds the product of (i) the Concentration Limit applicable to such Obligor at such time, and (ii) the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Obligor Percentage” means, at any time, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of all Eligible Receivables of such Obligor at such time less the amount (in any) then included in the calculation of the Net Receivables Balance pursuant to clause (ii) of the definition thereof with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Organizational Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Originator” means each Subsidiary of Newell listed on Schedule IX hereto, as the same may be amended from time to time in accordance herewith, or which has joined the Receivables Sale Agreement pursuant to and in accordance with Article VII thereof.

“Other Fees” means amounts owed by the Borrower hereunder pursuant to Sections 2.10, 2.11, 2.12, 2.13, 8.01 and 10.10.

“Outstanding Balance” means, with respect to a Receivable at any time, the Dollar Equivalent of the then outstanding principal balance thereof.

“Participant” has the meaning specified in Section 10.03(f).

“Participant Register” has the meaning specified in Section 10.03(f).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Performance Guarantor” means Newell, in its capacity as performance guarantor under the Performance Undertaking.

“Performance Undertaking” means that certain Performance Undertaking dated as of October 3, 2016 by Newell in favor of the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Disposition” means a merger of an Originator into another Originator after giving effect to which the surviving Person is a wholly-owned direct or indirect Subsidiary of Newell.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Playing Card Business” means the business of designing, manufacturing, marketing, selling and distributing playing cards and related gaming accessories (including, without limitation, dice, poker chips and shufflers), card games and board games, including under the brands BICYCLE®, BEE®, FOURNIER, KEM®, HOYLE®, ARISTOCRAT, MAVERICK and AVIATOR®, as such business is conducted by The United States Playing Card Company.

“Playing Card Business Sale” means the sale by the Business Sellers to unrelated third parties of the Playing Card Business through the sale, assignment, transfer and delivery by the Business Sellers of their respective rights, titles and interests in and to the assets, properties, rights, contracts and claims that relate to, are used by or are held for use in connection with, the Playing Card Business.

“Pooled Commercial Paper” means Commercial Paper of a Conduit Lender or a Related CP Issuer subject to any particular pooling arrangement by such Conduit Lender or Related CP Issuer, but excluding Commercial Paper issued by such Conduit Lender or Related CP Issuer for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit Lender or Related CP Issuer.

“Prime Rate” means, with respect to any Lender Group, the rate of interest announced publicly by the related Reference Bank from time to time as its prime or base rate (such rate not necessarily being the lowest or best rate charged by such Reference Bank).

“Principal Balance” means with respect to any Tranche, the original principal amount of a Loan made hereunder that has been allocated to such Tranche pursuant to Section 2.03(a), as such amount may be divided or combined in accordance therewith, in each case as reduced from time to time by (i) payments made in accordance with Section 2.05 and (ii) Collections received by the applicable Lender holding such Tranche from distributions made pursuant to Section 2.06 or Section 2.07, as applicable, that have been applied to reduce the Principal Balance of such Tranche; provided, that if such Principal Balance shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Balance shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Lender.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, at any time for any Committed Lender in any Lender Group, (a) the Commitment of such Committed Lender at such time divided by the sum of the Commitments of all Committed Lenders in such Lender Group at such time and (b) after the Commitments of all the Committed Lenders in such Lender Group have been terminated, the Credit Exposure of such Committed Lender at such time divided by the Credit Exposure of all the Committed Lenders in such Lender Group at such time.

“Quickie Business” means the business of manufacturing, marketing and distributing Quickie®-, Quickie® Jobsite™-, and Quickie® Bulldozer™-branded household cleaning tools, as owned and operated by one or more Business Sellers.

“Quickie Business Sale” means the sale by the Business Sellers to unrelated third parties of the Quickie Business through the sale, assignment, transfer and delivery by the Business Sellers of their respective rights, titles and interests in and to the assets, properties, rights, contracts and claims that relate to, are used by or are held for use in connection with, the Quickie Business.

“Rate Type” means the Alternative Rate, the Base Rate or the CP Rate.

“Rating Agencies” means each of S&P and Moody’s.

“Ratings Period” means each of a Level 1 Ratings Period, Level 2 Ratings Period or Level 3 Ratings Period.

“RBC” means Royal Bank of Canada.

“Rebate Program” means the contractually obligated customer programs for sales and marketing activities of the Originators, including but not limited to volume incentives and co-operative advertising, rebates for cash payments and credits issued for guaranteed sale product return, with respect to the Receivables.

“Rebate Program Liability” means as of any date of determination, the Dollar Equivalent of the aggregate amount then recorded on the books and records of Newell and the applicable Originators as the aggregate accrued liability related to the Rebate Program as of such date.

“Receivable” means all indebtedness and other obligations arising in connection with the sale of goods or the rendering of services by any Originator and which are owed to such Originator (at the time it arises, and before giving effect to any transfer or conveyance thereof) or Borrower (after giving effect to transfers or conveyances under the Receivables Sale Agreement) or in which Borrower or such Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, and which are identified on the books and records of such Originator or Borrower (including its accounting system), interest, finance charges, sales taxes and other taxes with respect thereto, and the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor, the related Originator or Borrower treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means that certain Receivables Sale and Contribution Agreement dated as of October 3, 2016, among the Originators and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Records” means all Contracts and all other agreements, documents, instruments, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) with respect to the Receivables, the related Obligors and the Related Security.

“Reference Bank” means, with respect to any Lender Group, the financial institution identified as the Reference Bank for such Lender Group on Schedule I or such other financial institution as shall be specified by the Managing Agent for such Lender Group in a written notice to the Borrower.

“Related CP Issuer” means, with respect to any Conduit Lender, any Affiliate of such Conduit Lender that issues Commercial Paper to fund advances made to such Conduit Lender, the proceeds of which are used by such Conduit Lender to fund or maintain Loans hereunder.

“Related Entity” means Newell, Servicer (so long as Servicer is Newell or an Affiliate of Newell), any Originator and each of their respective Affiliates and their respective successors.

“Related Security” means, with respect to any Receivable:

(a)    all of Borrower’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, licensing, financing or lease of which by the related Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(b)    all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(c)    all guaranties, letters of credit, insurance, “supporting obligations” (within the meaning of Section 9-102(a) of the UCC of all applicable jurisdictions) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(d)    all service contracts and other contracts and agreements associated with such Receivable,

(e)    all Records related to such Receivable,

(f)    all of Borrower’s right, title and interest in, to and under the Receivables Sale Agreement with respect to such Receivable,

(g)    all of Borrower’s right, title and interest in and to each Lock-Box, each Deposit Account and the Collection Account, and any and all agreements related thereto, and

(h)    all proceeds of any of the foregoing.

“Release” has the meaning specified in Section 2.06(c).

“Relocation Date” means January 15, 2020.

“Required Managing Agents” means (i) at any time prior to the Termination Date, the Managing Agents whose Lender Group Limits together exceed fifty percent (50%) of the Facility Limit at such time; provided, however, that for purposes of this definition, the aggregate outstanding Principal Balance of the Loans and L/C Advances of the Non-Renewing Lenders in a Lender Group at such time shall be deemed to be the Lender Group Limit of such Lender Group at such time or (ii) at any time from and after the Termination Date, the Managing Agents whose Lender Group has Credit Exposure at such time which, in the aggregate, exceeds fifty percent (50%) of the aggregate Credit Exposure at such time; provided, that in either case, at any time there are two (2) or more Managing Agents, “Required Managing Agents” must include at least two (2) Managing Agents (who are not Affiliates of each other).

“Required Reserves” means, at any time, the product of (i) the Net Receivables Balance at such time times (ii) the sum of (a) the Yield and Servicing Fee Reserve Percentage as of such time and (b) the Combined Reserve Percentage as of such time.

“Reserve Floor” means, at any time of determination, the largest of: (a) the sum of the four (4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the two (2) largest Obligor Percentages of the Group C Obligors and (c) the largest Obligor Percentage of the Group B Obligors.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Borrower now or hereafter outstanding, and (iv) any payment of management fees by Borrower (except for reasonable management fees to the related Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, the Servicer Fee shall not be a “Restricted Junior Payment”.

“Restatement Date” means October 2, 2019.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any member state thereof, or Her Majesty’s Treasury of the United Kingdom.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Obligor” means an Obligor which (i) if a natural person, is either (A) a resident of a Sanctioned Country or (B) a Sanctioned Person or (ii) if a corporation or other business organization, is organized under the laws of a Sanctioned Country or any political subdivision thereof.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or group of such Persons described in the foregoing clause(a) or (b).

“Scheduled Termination Date” means October 2, 2022, unless such date is extended pursuant to Section 2.01(c).

“Seasonal Period” means, for each calendar year, the Monthly Periods commencing with February of such calendar year to and including April of such calendar year.

“Secured Obligations to the Issuing Lender” has the meaning set forth in Section 2.14(e).

“Secured Obligations to Lender Secured Parties” has the meaning set forth in Section 2.14(b).

“Secured Parties” means, collectively, the Issuing Lenders, the Lenders, each Managing Agent, the Administrative Agent and each other Indemnified Party.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” means Newell, or such other Person(s) then authorized pursuant to Section 6.01 to service, administer, bill and collect Receivables.

“Servicer Default” means the occurrence of any of the following events:

(a)     the Servicer shall fail to make any payment or deposit required hereunder when due and such failure continues unremedied for two (2) Business Days;

(b)    the Servicer shall fail to perform or observe any term, covenant or agreement hereunder or any other Facility Document (other than as described in clause (a), (d) or (j) hereof) and such failure shall continue unremedied for thirty (30) days after the earlier of (x) the Servicer obtains actual knowledge thereof or (y) any Managing Agent delivers written notice thereof to the Servicer;

(c)    any representation, warranty, certification or statement made by the Servicer in this Agreement, any other Facility Document or in any other document, report or information delivered pursuant hereto or thereto shall have been false or incorrect in any material respect on the date as of which made or deemed made (or, in the case of any representation, warranty, certification or statement that by its terms refers to an earlier date, shall have been false or incorrect in any material respect on and as of such earlier date) (except that the materiality standard in this clause (c) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms);

(d)    the Servicer shall fail to deliver as and when required hereunder (i) any Monthly Report and such failure shall continue unremedied for two (2) Business Days or (ii) any Weekly Report;

(e)    the occurrence of any Event of Termination;

(f)    the occurrence of any event or circumstance that (i) in the judgment of any Managing Agent materially and adversely affects the Servicer’s ability to collect the Receivables or (ii) could reasonably be expected to result in a material adverse effect on the ability of the Servicer or Newell to perform its obligations under this Agreement or any other Facility Document;

(g)    the occurrence of an Event of Bankruptcy in respect of Servicer;

(h)    any Transaction Party (other than the Borrower) shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $125,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness aggregating $125,000,000 or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity or to permit termination of the commitment to lend pursuant to any such instrument or agreement;

(i)    one or more final judgments for the payment of money shall be entered against any Transaction Party (other than the Borrower) in an amount in excess of $125,000,000 (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), individually or in the aggregate, and in each case, such judgment shall continue unsatisfied or unstayed and in effect for sixty (60) days; or

(j)    Newell shall fail to comply with its financial covenant set forth on Schedule IV hereto.

“Servicer Fee” has the meaning set forth in Section 6.08; provided, that if the Servicer is not Newell or an Affiliate of Newell, the Servicer Fee shall be an amount equal to the market rate for servicing similar Receivables.

“Servicer Fee Rate” means a rate per annum equal to 1.00%.

“Settlement Date” means (i) during any Monthly Reporting Period, the Interest Payment Date of each Monthly Period, (ii) during any Weekly Reporting Period, the Business Day immediately following each day a Weekly Report is required to be delivered pursuant to Section 6.07 and (iii) (A) during any period when the conditions precedent set forth in Section 3.02 are not satisfied and (B) on and after the occurrence of the Termination Date each other Business Day specified by the Administrative Agent (at the direction of any Managing Agent, which, in the discretion of any Managing Agent, may be as frequently as daily) in a written notice to the Borrower and the Servicer.

“Seventh Omnibus Amendment Effective Date” means June 18, 2019.

“Seventh Omnibus Amendment Excluded Receivables” means any Receivable originated (either before or after the Seventh Omnibus Amendment Effective Date) by Sunbeam Products, Inc., Graco Children’s Products Inc., Rubbermaid Incorporated, Ignite USA, LLC, Rubbermaid Commercial Products LLC, or Sanford, L.P. for which the Obligor is any of (i) Walmart Inc. or any of its affiliates, (ii) Sam’s West Inc. or any of its affiliates, (iii) Sam’s East, Inc. or any of its affiliates, (iv) Target Corporation or any of its affiliates, or (v) Amazon.com, Inc. or any of its affiliates.

“Shakespeare Business” means the design, manufacture, marketing, distribution, and sale of military and marine antennae, custom resins, custom monofilaments, conductive fibers, and lawn trimming implements, and various products related thereto or incorporating such components with various commercial and industrial applications, as such business is conducted by Shakespeare Company, LLC.

“Shakespeare Business Sale” means the sale by the Business Sellers to unrelated third parties of the Shakespeare Business through the sale, assignment, transfer and delivery by the Business Sellers of their respective rights, titles and interests in and to the assets, properties, rights, contracts and claims that relate to, are used by or are held for use in connection with, the Shakespeare Business.

“Sold Business Unit” means the business unit(s) or other asset(s) of an Originator subject to a Business Sale.

“Spot Rate” means, on any day, with respect to the determination of the Dollar Equivalent of any amount denominated in Canadian Dollars, the exchange rate at which Canadian Dollars may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for Canadian Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent and is reasonably satisfactory to the Borrower, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 11:00 a.m. New York time, on such date for the purchase of Dollars with Canadian Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stress Factor” means 2.00.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.

“Termination Date” means the earliest to occur of (i) the Scheduled Termination Date, (ii) the declaration or automatic occurrence of the Termination Date pursuant to Section 7.02, and (iii) the Business Day which the Borrower designates as the Termination Date by written notice to the Managing Agents at least five (5) Business Days prior to such Business Day.

“Three-Month Default Ratio” means, for any Monthly Period, the average of the Default Ratios for such Monthly Period and the two immediately preceding Monthly Periods.

“Tranche” has the meaning specified in Section 2.03(a).

“Tranche Period” means, with respect to any Tranche:

(a)    in the case of any Tranche in respect of which Interest is computed by reference to the CP Rate, (i) initially, the period commencing on (and including) the applicable Borrowing Date thereof and ending on (and including) the last day of the Monthly Period in which such Borrowing Date occurs, and (ii) thereafter, each successive period commencing on (but excluding) the last day of the immediately preceding Monthly Period for such Tranche and ending on (and including) the last day of such Monthly Period;

(b)    in the case of any Tranche in respect of which Interest is computed by reference to the Alternative Rate and the Alternative Rate is computed by reference to LMIR, (i) initially, the period commencing on (and including) the applicable Borrowing Date thereof and ending on (and including) the last day of the Monthly Period in which such Borrowing Date occurs, and (ii) thereafter, each successive period commencing on (but excluding) the last day of the immediately preceding Monthly Period for such Tranche and ending on (and including) the last day of such Monthly Period; and

(c)    in the case of any other Tranche in respect of which Interest is computed by reference to the Alternative Rate, each period from one to and including 30 days in the case of a Tranche funded at the Base Rate, or a period of one, two, three or six months or such other period as may be mutually agreeable to the applicable Managing Agent and the Borrower in the case of a Tranche funded at the Adjusted LIBO Rate, as the Borrower shall select in a written notice to the Administrative Agent and the Lenders not later than 1:00 P.M. (New York City time) on the second Business Day immediately before the first day of such Tranche Period, each such Tranche Period for such Tranche to commence on the last day of the immediately preceding Tranche Period for such Tranche (or if there is no such Tranche Period, on the applicable Borrowing Date thereof), except that if the Administrative Agent and the Lenders shall not have received such notice before 1:00 P.M. on such second Business Day, such Tranche Period shall be one day; and

(d)    at any time when the Base Rate shall have been in effect for a Tranche Period of ten consecutive Business Days, and the conditions set forth in clauses (a) and (d) of the definition of Alternative Rate do not exist, any Lender may, upon one Business Day’s notice to the Borrower (with a copy to the Administrative Agent), select as the next succeeding Tranche Period for such Tranche (and any subsequent Tranche Periods designated by such Lender) a period of one month during which Interest shall be computed by reference to the Adjusted LIBO Rate; provided, however, that prior to such selection the Borrower may notify the applicable Lender that, in view of anticipated Collections and repayments, Interest should continue to be computed by reference to the Base Rate and, in such event, Interest shall continue to accrue by reference to the Base Rate, provided, however, that (x) any Tranche Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, further, that if Interest in respect of such Tranche Period is computed by reference to the Adjusted LIBO Rate, and such Tranche Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Tranche Period shall end on the next preceding Business Day); (y) in the case of any Tranche Period of one day, (A) if such Tranche Period is the initial Tranche Period for a Tranche, such Tranche Period shall be the applicable Borrowing Date; (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period and, if the immediately preceding Tranche Period is one day, be the day next following such immediately preceding Tranche Period; and (C) if such Tranche Period occurs on a day immediately preceding a day which is not a Business Day, such Tranche Period shall be extended to the next succeeding Business Day; and (z) in the case of any Tranche Period for any Tranche which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Tranche Period shall end on the Termination Date and the duration of each Tranche Period which commences on or after the Termination Date shall be a period from and including the last day of the immediately preceding Tranche Period (or, in the case of the initial Tranche Period immediately following the Termination Date, from and including the Termination Date) to but excluding the next Settlement Date.

“Transaction Parties” means, collectively, the Borrower, each Originator, the Performance Guarantor and (so long as it is Newell or an Affiliate of Newell) the Servicer.

“Two-Month Dilution Ratio” means, for any Monthly Period, the average of the Dilution Ratios for such Monthly Period and the immediately preceding Monthly Period.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means any Receivable for goods delivered or services performed for the related Obligor, with respect to which no invoice has been submitted to such Obligor for payment of the amount thereof and which is accounted for on the related Originator’s books and records as “unbilled revenue” in accordance with its financial accounting practices.

“Unreimbursed L/C Amount” has the meaning set forth in Section 2.17(e).

“Unused Fee” has the meaning set forth in the Lender Fee Letter.

“Used Fee” has the meaning set forth in the Lender Fee Letter.

“Weekly Report” means a report, in form and substance mutually agreed upon by the Servicer and the Managing Agents, furnished by the Servicer to the Managing Agents on each Weekly Reporting Date pursuant to Section 6.07, reflecting information for the seven (7) day period ending on the day immediately preceding such Weekly Reporting Date.

“Weekly Reporting Date” has the meaning set forth in Section 6.07.

“Weekly Reporting Period” means any Level 2 Ratings Period or Level 3 Ratings Period.

“Weighted Average Credit Percentage” means, at any time of determination, the greater of (a) 0.0% and (b) the percentage determined pursuant to the following formula:

WACP = (100% x WACT – 30) / 30

where:

WACP	=	the Weighted Average Credit Percentage

WACT	=	the Weighted Average Credit Terms

“Weighted Average Credit Terms” means, for any Monthly Period, the weighted average remaining terms to the stated maturities of all Receivables owned by the Borrower during such Monthly Period (excluding, without duplication, Delinquent Receivables, Defaulted Receivables and Receivables with original stated maturities greater than three hundred sixty (360) days)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield and Servicing Fee Reserve Percentage” means, at any time, the product (expressed as a percentage) of (i) 1.5 times (ii) the Days Sales Outstanding for the most recent Monthly Period times (iii) the quotient of (a) the sum of (x) the Base Rate at such time and (b) the Servicing Fee Rate divided by (b) 360.

Section 1.02.    Other Terms and Constructions. (a) Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect in the United States, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement. The captions and section numbers appearing in this

Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. Each of the definitions set forth in Section 1.01 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

(b)    Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars (and any amounts denominated in Canadian Dollars shall be converted to the Dollar Equivalent for such calculations, as applicable). For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars or Canadian Dollars shall be valued at zero.

Section 1.03.    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.04.    LIBOR Notification. Section 2.19 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LMIR” or “LIBO Rate” or in either case with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01.    The Loans. (a) On the terms and subject to the conditions hereof, from time to time prior to the Termination Date, each Conduit Lender may in its sole discretion, and each Committed Lender shall, if the Conduit Lender in its related Lender Group elects not to, make Loans to the Borrower in an amount, for each Lender Group, equal to its Lender Group Percentage of the amount requested by the Borrower pursuant to Section 2.02; provided, that no Lender shall make any such Loan if, after giving effect to such Loan:

(i)    in the case of a Conduit Lender, the aggregate outstanding Principal Balance of the Tranches funded by such Lender hereunder shall exceed its Conduit Lending Limit or, in the case of a Committed Lender, the Credit Exposure of such Lender hereunder shall exceed its Commitment;

(ii)    the aggregate Credit Exposure shall exceed the Facility Limit; or

(iii)    the aggregate Credit Exposure shall exceed the Borrowing Base.

If there is more than one Committed Lender in a Lender Group, each such Committed Lender shall lend its Pro Rata Share of such Lender Group’s Lender Group Percentage of each requested Loan, to the extent such Loan is not made by the related Conduit Lender. Each Borrowing shall be in a minimum principal amount equal to not less than $1,000,000 and in integral multiples of $100,000 in excess thereof. Subject to the foregoing and to the limitations set forth in Section 2.05, the Borrower may borrow, prepay and reborrow the Loans hereunder.

(b)    Reduction of the Facility Limit. The Borrower may, from time to time upon at least five (5) Business Days’ prior written notice to each Managing Agent and the LC Issuer, elect to reduce the Facility Limit in whole or in part; provided, that after giving effect to any such reduction and any principal payments on such date, the aggregate Credit Exposure shall not exceed the Facility Limit. Any such reduction shall be in a minimum amount of $5,000,000 or an integral multiple thereof. Any such reduction shall, (i) reduce each Lender Group Limit (and the corresponding Conduit Lending Limit(s)) hereunder ratably in accordance with their respective Lender Group Percentages and (ii) reduce each Committed Lender’s Commitment ratably within its Lender Group in accordance with each Committed Lender’s Pro Rata Share. Prior to the date of any reduction of the Facility Limit pursuant to this Section 2.01(b), the Borrower shall prepay the Loans and/or Cash-Collateralize the L/C Obligations in an amount equal to the excess, if any, of the aggregate outstanding principal amount of the Credit Exposure over the Facility Limit as so reduced. Once the Facility Limit is reduced pursuant to this Section 2.01(b) it may not subsequently be reinstated without the consent of each Committed Lender.

(c)    Extension of Scheduled Termination Date. The Borrower may, no more frequently than once each year (commencing in the year 2018) by delivering written notice to each Managing Agent, request the Committed Lenders to extend the date set forth in the definition of “Scheduled Termination Date” (the “Commitment Termination Date”) for a period of 364 days past the then applicable Commitment Termination Date, with such extension to become effective as of the date one or more Committed Lenders shall in their sole discretion consent to such extension. Any such request shall be subject to the following conditions: (i) at no time will any Commitment of any Committed Lender have a term of more than 364 days and, if any such request would result in a term of more than 364 days, such request shall be deemed to have been made for such number of days so that, after giving effect to such extension on the date requested, such term will not exceed 364 days, (ii) none of the Committed Lenders will have any obligation to extend any Commitment, (iii) any such extension of the Commitment Termination Date will be effective only upon the written agreement of at least one Committed Lender and the Borrower and (iv) any request for such extension shall be made not more than one hundred twenty (120) nor less than forty-five (45) days prior to the then current and applicable Commitment Termination Date. The Managing Agent for each applicable Committed Lender will respond to any such request within thirty (30) days but in any event no earlier than ninety (90) days prior to the then current Commitment Termination Date, provided, that any Managing Agent’s failure to respond within such period shall be deemed to be a rejection of the requested extension. If one or more Managing Agents (but less than all) does not extend the Scheduled Termination Date, the Commitments of the Committed Lenders in such Managing Agent’s Lender Group (each Lender in such Lender Group, a “Non-Renewing Lender”) shall expire on the then current

Commitment Termination Date without further action required on the part of any Person and the Scheduled Termination Date shall be extended only with respect to the Committed Lenders that have confirmed the extension of their Commitments to the Borrower in writing on or prior to the then current Commitment Termination Date. For the avoidance of doubt, no Non-Renewing Lender shall be an L/C Participant with respect to any undrawn and unexpired amount of any then outstanding Letters of Credit following the expiration of the Commitments of such Non-Renewing Lender.

Section 2.02.    Borrowing Procedures.

(a)    Borrowing Requests. (i) The Borrower shall request a Borrowing hereunder by submitting to each Managing Agent a written notice, substantially in the form of Exhibit B (each, a “Borrowing Request”) at least two (2) Business Days prior to the date of the proposed Borrowing (each, a “Borrowing Date”) if the Interest Rate thereon is to be calculated by reference to the LIBO Rate or LMIR, at least one (1) Business Day prior to the date of the proposed Borrowing Date if the Interest Rate thereon is to be calculated by reference to any CP Rate or prior to 1:00 P.M. (New York City time) on the date of the proposed Borrowing Date if the Interest Rate thereon is to be calculated by reference to the Base Rate. Promptly after its receipt thereof, each Managing Agent shall promptly forward a copy of each Borrowing Request to each Lender in its Lender Group.

(ii)    Each Borrowing Request shall: (A) specify (1) the amount of the requested Borrowing (which shall not be less than $1,000,000 and in additional increments of $100,000) and the allocation of such amount among the Lender Groups (which shall be proportional to the respective Conduit Lending Limits of the Conduit Lenders in each Lender Group), (2) the Aggregate Principal Balance after giving effect to such Borrowing, (3) the desired Borrowing Date, and (4) the account of the Borrower to which the proceeds of such Borrowing are to be remitted, and (B) certify that, after giving effect to the proposed Borrowing, no Borrowing Base Deficiency would exist.

(b)    Conduit Lender Acceptance or Rejection. If a Conduit Lender shall receive a Borrowing Request, such Conduit Lender shall instruct the related Managing Agent to accept or reject such request by no later than the close of business on the Business Day immediately following the date of the applicable Borrowing Request. If a Conduit Lender rejects a Borrowing Request, the related Managing Agent shall promptly notify the Borrower and the related Committed Lenders of such rejection. If a Conduit Lender declines to fund its portion of any Borrowing Request, the Borrower may cancel and rescind such Borrowing Request in its entirety upon notice thereof received by the Administrative Agent and each Managing Agent prior to the close of business on the Business Day immediately prior to the proposed Borrowing Date. At no time will a Conduit Lender be obligated to make Loans hereunder regardless of any notice given or not given pursuant to this Section.

(c)    Committed Lender’s Commitment. (i) If a Conduit Lender rejects a Borrowing Request and the Borrower has not cancelled such Borrowing Request in accordance with clause (b) above, any Loan requested by the Borrower in such Borrowing Request that would otherwise be made by such Conduit Lender shall be made by the related Committed Lenders in its Lender Group on a pro rata basis in accordance with their respective Pro Rata Shares of such Loan.

(ii)    The obligations of any Committed Lender to make Loans hereunder are several from the obligations of any other Committed Lenders (whether or not in the same Lender Group). The failure of any Committed Lender to make Loans hereunder shall not release the obligations of any other Committed Lender (whether or not in the same Lender Group) to make Loans hereunder, but no Committed Lender shall be responsible for the failure of any other Committed Lender to make any Loan hereunder.

(iii)    Notwithstanding anything herein to the contrary, a Committed Lender shall not be obligated to fund any Loan at any time on or after the Termination Date or if, after giving effect to such Loan, the Credit Exposure of such Committed Lender including such Committed Lender’s ratable share of the aggregate outstanding Principal Balance of the Loans held by the Conduit Lender(s) in such Committed Lender’s Lender Group hereunder would exceed such Committed Lender’s Commitment

(d)    Disbursement of Funds. On each Borrowing Date, each applicable Lender shall remit its share of the aggregate amount of the Loans requested by the Borrower to the account of the Administrative Agent specified therefor to such Lender by 12:00 noon (New York City time) by wire transfer of same day funds. Upon receipt of such funds, the Administrative Agent shall remit such funds by wire transfer of same day funds to the account of the Borrower specified in the related Borrowing Request by 1:00 p.m. (New York City time) to the extent it has received such funds from the Lenders in its Lender Group no later than 12:00 noon (New York City time).

Section 2.03.    Tranches.

(a)    Generally. Each Loan shall be allocated to one or more “Tranche Periods” as set forth in the definition of such term. Any portion of a Loan having one Tranche Period and one Rate Type is referred to herein as a “Tranche”. The Borrower shall from time to time select Tranche Periods and Rate Types with respect to Tranches funded by the Committed Lenders, subject to the provisions of this Agreement and provided, that no Event of Termination has occurred. At all times after the occurrence of an Event of Termination, each Committed Lender shall select the Tranche Periods and Rate Types with respect to the Tranches it funds hereunder. Either the Borrower or, following an Event of Termination, the applicable Lender, may, upon notice to the other party received at least three Business Days prior to the last day of any Tranche Period in the case of the Borrower giving notice, or up to the last day of such Tranche Period in the case of the Lender giving notice, either (i) divide any Tranche originating on such last day or having a Tranche Period ending on such last day into two or more Tranches having an aggregate Principal Balance equal to the Principal Balance of such divided Tranche, or (ii) combine any two or more Tranches originating on such last day or having Tranche Periods ending on such last day into a single Tranche having a Principal Balance equal to the aggregate of the Principal Balance of such Tranches; provided, however, that no Tranche with respect to which Interest is determined by reference to the CP Rate may be combined with a Tranche with respect to which Interest is determined by reference to the Alternative Rate, and a Tranche held by one Lender may not be combined with any Tranche held by any other Lender.

(b)    Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Law or in the interpretation or application thereof by any relevant Governmental Authority shall make it unlawful for any Lender, in its reasonable determination, to fund or maintain Tranches for which Interest is calculated by reference to the LIBO Rate or LMIR (each a “LIBOR Tranche”) as contemplated by this Agreement or to obtain in the interbank Eurodollar market the funds with which to make or maintain any such LIBOR Tranche, such Lender shall promptly notify the Administrative Agent, its Managing Agent and the Borrower thereof whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which notice such Lender shall promptly give), (i) the obligation of such Lender to fund or maintain LIBOR Tranches shall forthwith be suspended and (ii) such Lender’s then outstanding LIBOR Tranches, if any, shall be converted on the last day of the Tranche Period for such Tranches or within such earlier period as required by Law into Tranches that accrue Interest based on the Base Rate (each a “Base Rate Tranche”).

(c)    LIBO Rate Inadequate; Inability to Determine LIBO Rate. If prior to the commencement of any Tranche Period for a LIBOR Tranche, either (i) the related Lender reasonably determines that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of funding or maintaining LIBOR Tranches for such Tranche Period or (ii) the related Lender is unable, after reasonable attempts, to obtain Dollars in the London interbank market to fund or maintain such Tranche for such Tranche Period, then such Lender shall give notice thereof to the Borrower, its Managing Agent and the Administrative Agent by telephone or telecopy as promptly as practicable thereafter and, until such Lender notifies the Borrower, its Managing Agent and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which notice such Lender shall promptly give), (A) the obligations of the such Lender to make LIBOR Tranches or to continue or convert outstanding Tranches as or into LIBOR Tranches shall be suspended, (B) each outstanding LIBOR Tranche funded by such Lender shall be converted into a Base Rate Tranche on the last day of the Tranche Period applicable thereto, and (C) if any Borrowing Request requests a LIBOR Tranche, the portion of such Borrowing to be funded by such Lender shall be made as a Base Rate Tranche. Notwithstanding the foregoing, this clause (c) shall be subject in all respects to Section 2.19, and to the extent of any inconsistency between this clause (c) and Section 2.19, Section 2.19 shall control.

Section 2.04.    Interest and Fees. On each Interest Payment Date, the Borrower shall pay to the Administrative Agent, for the benefit of each Lender and each Issuing Lender, all accrued and unpaid Interest with respect to each Tranche (as applicable) owing to such Lender as of the end of the most recently ended Monthly Period. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Unused Fees and Used Fees in the amounts and on the dates set forth in the Lender Fee Letter. On or before the first Business Day after the end of each Tranche Period in respect of which Interest is computed by reference to the CP Rate, the related Lender (or the related Managing Agent on behalf of such Lender) shall furnish the Administrative Agent with an invoice setting forth the amount of the accrued and unpaid Interest and the calculation thereof for such Tranche Period and the Administrative Agent shall promptly deliver a copy of such invoice to the Borrower. On or before the first Business Day after the end of each calendar month each Managing Agent shall furnish the Administrative Agent with an invoice setting forth the amount of the accrued and unpaid Unused Fees and Used Fees payable to the Lenders in such Managing Agent’s Lender Group and the Administrative Agent shall promptly deliver a copy of such invoice to the Borrower. All payments of Interest and fees shall be made out of Collections, the proceeds of Loans or, if the Administrative Agent consents, such other funds available to the Borrower.

Section 2.05.    Optional Prepayments. The Borrower may, at its option, prepay no later than 1:00 PM (New York City time) on any Business Day all or any portion of any Loan upon prior written notice delivered to each Managing Agent not later than 11:00 A.M. (New York City time) two (2) Business Days prior to the date of such payment. Each such notice shall be in the form attached as Exhibit G and shall (i) specify the aggregate amount of the prepayment to be made on the Loans and the Loans to which such prepayment is to be applied and (ii) specify the Business Day on which the Borrower will make such prepayment. Each such prepayment shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof and shall be made ratably among the Lenders based on the aggregate Principal Balance of the Tranches held by each. At the request of any Managing Agent, each such prepayment of the Loans to the Lenders in such Managing Agent’s Lender Group must be accompanied by a payment of all accrued and unpaid Interest on the amount prepaid and any other amounts (including amounts payable under Section 2.12) due from the Borrower hereunder in respect of such prepayment. Any such prepayment shall be made out of Collections.

Section 2.06.    Application of Collections Prior to Termination Date. (a) On each Business Day (other than a Settlement Date) prior to the Termination Date, the Servicer shall cause all Collections actually received in cash on such day to be applied in the following order and priority:

(i)    first, if the Borrower or the Servicer knows or should know that a Borrowing Base Deficiency exists, or the aggregate Credit Exposure exceeds the Facility Limit, to the Administrative Agent, for the benefit of the applicable Lenders, an amount equal to such Borrowing Base Deficiency or the amount necessary to cause the aggregate Credit Exposure to be less than or equal to the Facility Limit, as applicable (such amount to be allocated (a) first, to the Lenders, in accordance with each Lender’s Pro Rata Share, as a repayment of principal of the Loans, and (b) second, to the Issuing Lenders in an amount to Cash-Collateralize the L/C Obligations (which shall reduce the Credit Exposure));

(ii)    second, to each Non-Renewing Lender, in payment of the outstanding principal balance of its Loans and L/C Advances, in an amount equal to such Non-Renewing Lender’s ratable share (in accordance with the respective outstanding principal balance of the Loans and L/C Advances made by each of the Non-Renewing Lenders) of the balance of such Collections (such ratable share to be determined on each Business Day, solely for the purposes of this clause (ii), based upon the outstanding Loans of the Lenders immediately preceding such Termination Date), until such Non-Renewing Lender’s outstanding Loans and L/C Advances are reduced to zero;

(iii)    third, if any Borrower Obligations are then due and payable by the Borrower to any Secured Party, pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable; and

(iv)    fourth, remit any remaining Collections to the Borrower for application in accordance with Section 2.06(c) below; provided, that, if the conditions precedent for such Release set forth in Section 3.02 are not satisfied, the Servicer shall deposit such Collections into the Collection Account for application on the next Business Day in accordance with this Section 2.06 or Section 2.07, as applicable.

(b)    On each Interest Payment Date, the Servicer shall remit to the Administrative Agent, on behalf of the applicable Lenders, solely out of Collections or the proceeds of Loans, the accrued and unpaid Interest in respect of each Tranche owing to such Lenders as of the end of the most recently ended Monthly Period.

(c)    Any Collections remitted to the Borrower pursuant to Section 2.06(a)(iv) or Section 2.06(d)(vi) (any such remittance, a “Release”) shall be applied by the Servicer, on behalf of the Borrower: (i) first, if so requested by the Borrower, to pay or prepay (or set aside for the payment or prepayment of) Loans, (ii) second, to pay the purchase price for Receivables to be acquired by the Borrower from any Originator on such day under the Receivables Sale Agreement, and (iii) third, in such other manner as the Borrower may specify and that is not prohibited by the terms of the Facility Documents; provided, that to the extent a Borrowing Base Deficiency exists as of the date of such Release under this clause (iii), such Collections shall be held in trust for the benefit of the Secured Parties until such Borrowing Base Deficiency shall have been cured.

(d)    On each Settlement Date prior to the Termination Date, the Servicer shall apply all Collections actually received in cash and all funds, if any, on deposit in the Collection Account that have not been previously applied hereunder (including, without limitation, any investment earnings received with respect to such funds) in the following order of priority:

(i)    first, to the Servicer, all accrued and unpaid Servicer Fees then due and payable;

(ii)    second, to the Administrative Agent for the benefit of the Issuing Lenders and the Lenders and the Managing Agents on a pro rata basis, an amount equal to the aggregate accrued and unpaid Interest then due and payable and all accrued and unpaid Letter of Credit Issuance Fees, L/C Fees, Unused Fees, Used Fees or other fees then due and payable to any of them;

(iii)    third, if as of such Settlement Date a Borrowing Base Deficiency exists, or the aggregate Credit Exposure exceeds the Facility Limit, to the Administrative Agent, on behalf of the applicable Lenders, an amount equal to such Borrowing Base Deficiency or the amount necessary to cause the aggregate Credit Exposure to be less than or equal to the Facility Limit, as applicable (such amount to be allocated (a) first, to the Lenders, in accordance with each Lender’s Pro Rata Share, as a repayment of principal of the Loans, and (b) second, to the Issuing Lenders in an amount to Cash-Collateralize the L/C Obligations (which shall reduce the Credit Exposure));

(iv)    fourth, to each Non-Renewing Lender, in payment of the outstanding principal balance of its Loans and L/C Advances, in an amount equal to such Non-Renewing Lender’s ratable share (in accordance with the respective outstanding principal balance of the Loans and L/C Advances made by each of the Non-Renewing Lenders) of the balance of such Collections (such ratable share to be determined on each Business Day, solely for the purposes of this clause (iv), based upon the outstanding Loans and L/C Advances of the Lenders immediately preceding such Termination Date, until such Non-Renewing Lender’s outstanding Loans and L/C Advances are reduced to zero;

(v)    fifth, if any Borrower Obligations are then due and payable by the Borrower to any Secured Party, pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable;

(vi)    sixth, to pay each Originator for any outstanding unpaid L/C Reduction Amount owed to such Originator by the Borrower under the Receivables Sale Agreement; provided that the priority of payment among any Originators with any outstanding unpaid L/C Reduction Amount shall be made in the order of time that the related L/C Reduction Notice was delivered pursuant to Section 1.9 of the Receivables Sale Agreement; and

(vii)    seventh, remit any remaining Collections to the Borrower for application in accordance with Section 2.06(c); provided, that, if the conditions precedent for such Release set forth in Section 3.02 are not satisfied, the Servicer shall deposit such Collections into the Collection Account for application on the next Business Day in accordance with this Section 2.06 or Section 2.07, as applicable.

Section 2.07.    Application of Collections After Termination Date. (a) On the Termination Date, the Servicer shall deposit to the Collection Account all Collections held by it on such date (including amounts previously set aside or held by it pursuant to Section 2.06). On each Business Day thereafter, the Servicer shall deposit to the Collection Account, within one (1) Business Day of its receipt thereof, all Collections received by it that have not previously been deposited to the Collection Account. The Servicer shall not make any withdrawals from the Collection Account during such period except for the purpose of distributing such Collections in accordance with this Section 2.07.

(b)    On each Settlement Date from and after the Termination Date, the Servicer shall apply all Collections actually received in cash since the prior Settlement Date, and all funds, if any, on deposit in the Collection Account that have not been previously applied hereunder (including, without limitation, any investment earnings received with respect to such funds) in the following order of priority:

(i)    first, to the Administrative Agent an amount equal to the Borrower Obligations (other than those described in clause (iii) below) owing to the Administrative Agent in respect of costs and expenses of the type described in Section 10.10 incurred by it in connection with the enforcement of any Facility Document or the collection of any amounts due thereunder;

(ii)    second, to the Servicer (if not Newell or an Affiliate of Newell) the accrued and unpaid Servicer Fee and, if not otherwise paid, at the direction of the Required Managing Agents, pay to each Approved Sub-servicer all amounts then due and payable pursuant to the contract between the Servicer and such Approved Sub-servicer;

(iii)    third, to the Administrative Agent, for the benefit of the Issuing Lenders, the Lenders and the Managing Agents on a pro rata basis, an amount equal to the aggregate accrued and unpaid Letter of Credit Issuance Fees, L/C Fees, Interest, Unused Fees, Used Fees or other fees owing to any of them;

(iv)    fourth, to the Administrative Agent, for the benefit of the Lenders, an amount equal to the aggregate Credit Exposure until the aggregate Credit Exposure shall have been reduced to zero (such amount to be allocated (i) first, to the Issuing Lenders to Cash-Collateralize the L/C Obligations (which shall reduce the Credit Exposure), and (ii) second, to the Lenders, in accordance with each Lender’s Pro Rata Share, as a repayment of principal of the Loans);

(v)    fifth, if any Borrower Obligations (other than the amounts paid pursuant to clauses (i) through (iv) above) are then due and payable by the Borrower to any Secured Party, to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable;

(vi)    sixth, to the Servicer (if Newell or an Affiliate of Newell) the accrued and unpaid Servicer Fee;

(vii)    seventh, to pay each Originator on behalf of the Borrower for any outstanding unpaid L/C Reduction Amount owed to such Originator under the Receivables Sale Agreement, provided that the priority of payment among any Originators with any outstanding unpaid L/C Reduction Amount shall be made in the order of time that the related L/C Reduction Notice was delivered pursuant to Section 1.9 of the Receivables Sale Agreement; and

(viii)    eighth, on the Final Collection Date, remit any remaining funds to the Borrower.

Section 2.08.    Deemed Collections. If on any day the Outstanding Balance of any Receivable is either reduced or canceled as a result of (i) a Dilution Factor or (ii) a contractually obligated credit associated with volume rebates or co-op advertising customer programs accruals, the Borrower shall enforce against the applicable Originator the Deemed Collection resulting therefrom in accordance with Section 1.5 of the Receivables Sale Agreement and shall be deemed to have received on such day an amount equal to the amount of such reduction, or in the case of a cancellation, the Outstanding Balance of such Diluted Receivable; provided, that so long as no Event of Termination or Incipient Event of Termination has occurred and is continuing, such Deemed Collections may be applied to the purchase price paid to the related Originator for newly purchased Receivables to the extent permitted under the Receivables Sale Agreement. If the Borrower is on any day deemed to have received Collections pursuant to this Section 2.08 from and after the Termination Date, on such day the Borrower shall pay an amount of funds equal to such Deemed Collections to the Servicer for allocation and application in accordance with Section 2.07.

Section 2.09.    Payments and Computations, Etc. All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to the account as the Administrative Agent or the relevant Managing Agents may designate prior to such payment from time to time in writing. The Administrative Agent will promptly after receipt of any payments from the Borrower or the Servicer hereunder that are for the benefit of one or more Lenders, the Issuing Lenders or any other Secured Party cause to be distributed ratably to such Person like funds relating to such payment, to be applied in accordance with the terms of this Agreement. The Borrower and the Servicer (only with respect to amounts payable pursuant to Section 8.02) shall, to the extent permitted by law, pay to the Affected Party interest on all amounts not paid or deposited or debited by such Person when due hereunder at the Default Rate, payable on demand. All computations of Interest, Unused Fees, Used Fees and Servicer Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed; provided, that all computations of Interest on Base Rate Tranches shall be made on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed. In no event shall any provision of this Agreement require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law. In the event that any payment hereunder (whether constituting a repayment of Loans or a payment of Interest or any other amount) is rescinded or must otherwise be returned for any reason, the amount of such payment shall be restored and such payment shall be considered not to have been made.

Section 2.10.    Interest Protection. (a) If due to either: (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation (other than laws or regulations relating to taxes), (ii) the compliance by any Affected Party with any directive or request from any central bank or other Governmental Authority (whether or not having the force of law), or (iii) or any change in any accounting guideline by an accounting board or authority (whether or not part of a government or instrumentality thereof) which is responsible for the establishment of or interpretation of national or international accounting principles (in each case whether foreign or domestic); (1) there shall be an increase in the cost to such Affected Party of funding or maintaining any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate hereunder or of extending a commitment in respect thereof, or (2) such Affected Party shall be required to make a payment calculated by reference to any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate funded by it or Interest received by it, then the Borrower shall, from time to time, within five (5) Business Days after demand by the related Managing Agent, pay such Managing Agent for the account of such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders), that portion of such increased costs incurred, amounts not received or required payment made or to be made, which such Managing Agent reasonably determines is attributable to funding and maintaining, or extending a commitment to fund, any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate hereunder or pursuant to any Asset Purchase Agreement or similar liquidity facility.

(b)    Each Managing Agent will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge which will entitle any Affected Party in its Lender Group to compensation pursuant to Section 2.10(a). Each Affected Party will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Affected Party, be otherwise disadvantageous to it or conflict with its internal policies or procedures. In determining the amount of such compensation, such Affected Party may use any reasonable averaging and attribution methods. The applicable Affected Party (or such party’s related Managing Agent) shall submit to the Borrower a certificate describing such increased costs incurred, amounts not received or receivable or required payment made or to be made and generally describing the methodology used in determining such amounts, which certificate shall be conclusive in the absence of manifest error.

Section 2.11.    Increased Capital. (a) If any Regulatory Requirement (x) (A) subjects any Affected Party to any charge or withholding on or with respect to any Funding Agreement or this Agreement or an Affected Party’s obligations under a Funding Agreement or this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Funding Agreement or this Agreement (except for changes in the rate of tax on the overall net income of an Affected Party or taxes excluded by Section 2.13); (B) imposes, modifies or deems applicable any reserve, special deposit, assessment, fee, tax, charge, insurance, liquidity charge or similar requirement against assets of, deposits with or for the account of, or liabilities of an Affected Party or credit extended by an Affected Party based upon the existence of any Lender’s agreement to make or maintain Loans hereunder and loans under other similar agreements or facilities or with respect to Letters of Credit issued hereunder or increases the amount of high quality liquid assets such Affected Party or Affected Party’s holding company, if any, is required to maintain as a result of any funding commitment made by such Affected Party hereunder; or (C) imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Funding Agreement or this Agreement, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations hereunder or under any Funding Agreement and under other similar agreements or facilities, or to reduce the amount of any sum received or receivable by an Affected Party under a Funding Agreement or this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it; and (y) such event would have the effect of reducing the rate of return on capital of such Affected Party by an amount deemed by such Affected Party to be material, then, within five (5) Business Days after demand by such Affected Party or the related Managing Agent, the Borrower shall pay to such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders) or the related Managing Agent for the account of such Affected Party from time to time, as specified by such Affected Party or such Managing Agent, additional amounts sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party or such Managing Agent on behalf of such Affected Party reasonably determines such increase in capital to be attributable to the existence of the applicable Issuing Lender’s or the applicable Lender’s agreements hereunder. The term “Regulatory Requirement” shall mean (i) after the Closing Date, the adoption of, or any change in or in the interpretation or administration by any Official Body of, any law, rule or regulation, or (ii) compliance by any Affected Party with any request or directive from any central bank or other Official Body (whether or not having the force of law); provided, that for purposes of this definition, (x) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted on December 15, 2009, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (z) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Regulatory Requirement”, regardless of the date enacted, adopted, issued or implemented. The Borrower acknowledges that any Affected Party may institute measures in anticipation of a Regulatory Requirement, and may commence allocating charges to or seeking compensation from the Borrower under this Section 2.11, in advance of the effective date of such Regulatory Requirement and the Borrower agrees to pay such charges or compensation to such Affected Party or the related Managing Agent for the account of such Affected Party, within five (5) Business Days after demand therefor without regard to whether such effective date has occurred. Notwithstanding the foregoing, an Affected Party shall provide Borrower with sixty (60) days’ prior written notice of its intent to commence allocating charges or seeking compensation as described in the immediately preceding sentence with respect to a specific Regulatory Requirement, and Borrower shall not have any obligation to pay amounts arising or incurred by such Affected Party with respect to such Regulatory Requirement during, or prior to the end of, such sixty (60) day notice period; provided, however, that this limitation shall not apply to costs or charges incurred on or after the required implementation date of any Regulatory Requirement.

(b)    Each Managing Agent or each Issuing Lender, as applicable, will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge which will entitle any Lender or Affected Party in its Lender Group or any Issuing Lender, as applicable, to compensation pursuant to Section 2.11(a). Each Lender, Affected Party or Issuing Lender, as

applicable, will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or Affected Party, be otherwise disadvantageous to it or conflict with its internal policies or procedures. In determining the amount of such compensation, such Lender or Affected Party may use any reasonable averaging and attribution methods. The applicable Lender, Affected Party or Issuing Lender (or such party’s related Managing Agent, if any) shall submit to the Borrower a certificate describing such compensation and generally describing the methodology used in determining such compensation, which certificate shall be conclusive in the absence of manifest error.

(c)    If any Lender or any Liquidity Provider has or anticipates having any claim for compensation from the Borrower pursuant to clause (iii) of the definition of Regulatory Requirement appearing in paragraph (a) of this Section 2.11, and such Lender or Liquidity Provider believes that having the facility publicly rated by one credit rating agency would reduce the amount of such compensation by an amount deemed by such Lender or Liquidity Provider to be material, such Lender or Liquidity Provider shall provide written notice to the Borrower and the Servicer (a “Ratings Request”) that such Lender or Liquidity Provider intends to request a public rating of the facility from one credit rating agency selected by such Lender or Liquidity Provider and reasonably acceptable to the Borrower, of at least “A” or its equivalent (the “Required Rating”). The Borrower and the Servicer agree that they shall cooperate with such Lender’s or Liquidity Provider’s efforts to obtain the Required Rating, and shall provide the applicable credit rating agency (either directly or through distribution to the Administrative Agent, Lender or Liquidity Provider), any information requested by such credit rating agency for purposes of providing and monitoring the Required Rating. The Lenders shall pay the initial fees payable to the credit rating agency for providing the rating and all ongoing fees payable to the credit rating agency for their continued monitoring of the rating. Nothing in this Section 2.11(c) shall preclude any Lender or Liquidity Provider from demanding compensation from the Borrower pursuant to Section 2.11(a) hereof at any time and without regard to whether the Required Rating shall have been obtained, or shall require any Lender or Liquidity Provider to obtain any rating on the facility prior to demanding any such compensation from the Borrower.

Section 2.12.    Funding Losses. In the event that any Liquidity Provider or any Lender shall incur any loss, expense or Liquidation Fees (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Provider or Lender in order to fund or maintain any Loan or interest therein) as a result of (i) any reduction of the Principal Balance of any LIBOR Tranche at any time or conversion of any Tranche to another Tranche prior to the originally scheduled last day of the applicable Tranche Period or (ii) any Loan not accepted by Borrower in accordance with a request therefor under Section 2.02, then, within five (5) Business Days after demand by the related Managing Agent to Borrower, Borrower shall pay to such Managing Agent for the account of such Liquidity Provider or Lender, the amount of such loss, expense or Liquidation Fees. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Borrower.

Section 2.13.    Taxes. Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for income taxes that are imposed by the United States and franchise taxes, gross receipts taxes imposed in lieu of income taxes, and income taxes that are imposed on such Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof, and any U.S. federal withholding taxes imposed under FATCA). If the Borrower or the Servicer shall be required by law to make any such deduction, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the Servicer, on its behalf) shall make such deductions and (iii) the Borrower (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(a)    In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.

(b)    Each Affected Party which is organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Agreement, and prior to any payments being made by the Borrower to such Affected Party, deliver to the Borrower two (2) duly completed and executed copies of the IRS Form W-9. Each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Affected Party, deliver to the Borrower (i) two duly completed and executed copies of the IRS Form W-8 BEN-E or W-8 ECI (or any successor form) as applicable; and (ii) such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. Each such Affected Party shall submit to the Borrower (with copies to the Administrative Agent) two updated, completed, and duly executed versions of: (x) all forms referred to in the previous sentences upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (y) such extensions or renewals thereof as may reasonably be requested by the Borrower.

(c)    If the Borrower is required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Section as a result of a change of law or treaty occurring after such Affected Party first became a party to this Agreement, such Affected Party will, at the

Borrower’s request and at the Borrower’s expense, change the jurisdiction of its applicable lending office if, in the reasonable judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party or inconsistent with its internal policies or procedures.

(d)    If a payment made to an Affected Party under any Facility Document would be subject to U.S. federal withholding tax imposed by FATCA if such Affected Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Party has complied with such Affected Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after August 7, 2015. Each Affected Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Affected Party and the Administrative Agent in writing of its legal inability to do so.

Section 2.14.    Security Interest. (a) The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under the following (collectively, the “Collateral”):

(i)    all Receivables, whether now owned and existing or hereafter acquired or arising, together with all Related Security and Collections with respect thereto;

(ii)    the Collection Account, each Deposit Account, and each Lock-Box, including, without limitation, (A) all Collections held therein and all certificates and instruments, if any, from time to time representing or evidencing any of such accounts or any Collections held therein, (B) all investment property and other financial assets representing Collections or proceeds thereof held in, or acquired with funds from, such accounts and all certificates and instruments from time to time representing or evidencing such investment property and financial assets, (C) all notes, certificates of deposit and other instruments from time to time hereafter delivered or transferred to, or otherwise possessed by, the Administrative Agent in substitution for any of the then existing accounts and (D) all interest, dividends, cash, instruments, financial assets, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of such accounts, in each case, related to Receivables;

(iii)    all rights and remedies of the Borrower under the Receivables Sale Agreement, together with all financing statements filed by the Borrower against the related Originator in connection therewith;

(iv)    all accounts, general intangibles, payment intangibles, instruments, investment property, documents, chattel paper, goods, moneys, letters of credit, letter of credit rights, certificates of deposit, deposit accounts and all other property and interests in property of the Borrower, whether tangible or intangible; and

(v)    to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

(b)    The grant of security pursuant to Section 2.14(a) secures the performance of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Facility Document including the payment and performance of all Borrower Obligations now or hereafter existing or arising under, or in connection with this Agreement and each other Facility Document, whether for principal, interest, costs, Fees, Indemnified Amounts, expenses or otherwise (all such obligations of the Borrower being called the “Secured Obligations to Lender Secured Parties”).

(c)    The grant of security pursuant to Section 2.14(a) shall create a continuing security interest in the Collateral and shall: (i) remain in full force and effect until the Administrative Agent’s (for the benefit of the Lender Secured Parties) interest in the Collateral shall have been released in accordance with Section 2.14(i); (ii) be binding upon the Borrower, its successors, transferees and assigns; and (iii) inure, together with the rights and remedies of the Administrative Agent (for the benefit of the Lender Secured Parties) hereunder, to the benefit of the Administrative Agent and each Lender Secured Party and their respective successors, transferees and assigns.

(d)    The Borrower hereby assigns and pledges to the Administrative Agent (for the benefit of the Issuing Lenders) and hereby grants to the Administrative Agent (for the benefit of the Issuing Lenders) a security interest in all of the Borrower’s right, title and interest in and to the following, whether now or hereafter existing and wherever located:

(i)    the Letter of Credit Collateral Account and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit; and

(ii)    all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above (items (i) through (ii) are collectively referred to as the “Letter of Credit Collateral”).

(e)    The grant of security pursuant to Section 2.14(d) secures the payment and performance of all Borrower Obligations now or hereafter existing or arising under, or in connection with, the L/C Obligations relating to the Letters of Credit under this Agreement, including costs, Fees, expenses, Indemnified Amounts or otherwise (all such obligations of the Borrower to the Issuing Lenders being called the “Secured Obligations to the Issuing Lender”).

(f)    The grant of security pursuant to Section 2.14(d) shall create a continuing security interest in the Letter of Credit Collateral and shall: (i) remain in full force and effect until the Administrative Agent’s interest in the Letter of Credit Collateral shall have been released in accordance with Section 2.14(i), (ii) be binding upon the Borrower, its successors, transferees and assigns and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the Administrative Agent and its respective successors, transferees and assigns.

(g)    The Borrower hereby authorizes the filing of financing statements, and continuation statements and amendments thereto and assignments thereof, describing the collateral covered thereby as “all of debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section 2.14. This Agreement shall constitute a security agreement under applicable law.

(h)    The Borrower represents and warrants that each remittance of Collections to the Administrative Agent, the Issuing Lenders, the Managing Agents or the Lenders hereunder will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs and (ii) made in the ordinary course of business or financial affairs.

(i)    Upon written acknowledgment by the Administrative Agent of the occurrence of the Final Collection Date, the security interest granted under this Section 2.14 to the Administrative Agent for the benefit of the Secured Parties shall automatically terminate.

Section 2.15.    Evidence of Debt. Each Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the outstanding principal balance of such Loans and the amount of Interest payable and paid to such Lender from time to time hereunder. The entries made in such accounts of the Lenders shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.16.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Committed Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Committed Lender is a Defaulting Lender:

(a)    (i) Unused Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.04 and (ii) such Defaulting Lender shall not be entitled to receive any L/C Fees pursuant to Section 2.17(c) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit, but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such L/C Fees in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to clause (b) below, with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account.

(b)    During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.17, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that each such reallocation shall be given effect only if the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the Credit Exposure of that non-Defaulting Lender.

(c)    Promptly on demand by any Issuing Lender or the Administrative Agent from time to time, the Borrower shall deliver to such Issuing Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to such Issuing Lender (after giving effect to clause (b) above) on terms reasonably satisfactory to the Administrative Agent and such Issuing Lender (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in a separate account with the applicable Issuing Lender, subject to the exclusive dominion and control of such Issuing Lender, as collateral (solely for the benefit of such Issuing Lender) for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding L/C Obligations with respect to such Issuing Lender. Amounts in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender immediately for each Defaulting Lender’s Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(d)    Neither the Commitment nor the Loans of such Defaulting Lender shall be included in determining whether all Lenders, a majority of the Lenders or the Required Managing Agents have taken or may take any action hereunder and the Managing Agent of the Lender Group which includes such Defaulting Lender shall not be included in determining whether all Managing Agents have taken or may have taken any action hereunder (including, in each case, any consent to any amendment or waiver pursuant to Section 10.01); provided, that any waiver, amendment or modification requiring the consent of all Lenders or Managing Agents or each affected Lender or Managing Agent, as applicable, which affects such Defaulting Lender or the related Managing Agent differently than other affected Lenders or Managing Agents shall require the consent of such Defaulting Lender or the related Managing Agent, as applicable;

(e)    In the event that the Administrative Agent determines that a Defaulting Lender has adequately remedied all matters that caused such Committed Lender to be a Defaulting Lender, then the Pro Rata Shares, the Lender Group Limits and Lender Group Percentages shall be readjusted to reflect the inclusion of such Committed Lender’s Commitment and on such date such Committed Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent and the Managing Agents shall determine may be necessary in order for such Committed Lender to hold such Loans and funded and unfunded participations in Letters of Credit in accordance with its Pro Rata Share and for such Committed Lender’s Lender Group to hold such Loans in accordance with its Lender Group Percentage; and

(f)    (i) Designation of a Different Lending Office. If any Lender requests compensation under Sections 2.10 or 2.11, or requires the Borrower to pay any additional amount for the account of any Lender pursuant to Section 2.13, the Borrower may request such Lender provide an estimate of the costs and expenses that would be incurred by such Lender in connection with designating a different lending office for funding or booking its Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, which designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.10, 2.11 or 2.13, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender. Upon receipt of such estimate, the Borrower may approve the proposed designation or assignment, in which case the Lender shall use reasonable efforts to effect the same. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such approved designation or assignment.

(ii)    Replacement of Lenders. If any Lender requests compensation under Sections 2.10 or 2.11 or if the Borrower is required to pay any additional amount to or for the account of any Lender pursuant to Section 2.13, or if any Committed Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Committed Lender, the Administrative Agent and the Managing Agents, require such Committed Lender and its Lender Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all of its interests, rights and obligations under this Agreement to an assignee identified by the Borrower that shall assume such obligations (which assignee may be another Committed Lender in another Lender Group, if such Committed Lender and its related Lender Group accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Managing Agents, which consent shall not be unreasonably withheld, (ii) such Committed Lender and the other Lenders in its related Lender Group shall have received payment of an amount equal to the Credit Exposure of such Lenders, accrued interest thereon, accrued fees and all other amounts payable to such Lenders and its related Lender Group hereunder and under the other Facility Documents, from the assignee (to the extent of such principal balance and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any assignment resulting from a claim for compensation under Sections 2.10 or 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with Applicable Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17.    Letters of Credit. (a) Letter of Credit Commitment. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 2.17(d), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or any Originator that Borrower so designates on any Business Day prior to the Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate number of outstanding Letters of Credit issued by the Issuing Lenders hereunder would be more than 50, (ii) the L/C Obligations would exceed $100,000,000 or (iii) the aggregate Credit Exposure from time to time outstanding hereunder would exceed the lesser of (x) the Facility Limit and (y) the Borrowing Base. Each Letter of Credit may be a standby letter of credit or a commercial letter of credit; provided, however, that prior to the issuance of any commercial letters of credit hereunder, the applicable Issuing Lender shall provide confirmation to the Borrower and the Administrative Agent that it is willing, in its sole discretion, to issue such commercial letter of credit hereunder.

Each Letter of Credit shall:

(i)    be denominated in Dollars;

(ii)    be issued to a beneficiary at the direction of the Borrower on behalf of itself or an Originator with respect to a funded Eligible Receivable;

(iii)    expire no later than the earlier of (A) the day that such Letter of Credit is fully drawn, (B) two Business Days prior to the Scheduled Termination Date, and (C) 364 days from the date of issuance; provided that, any Letter of Credit with a 364-day term may provide for the renewal thereof for additional periods of 364 days (which in no event shall extend beyond the date referred to in clause (A) and (B) of this paragraph); and

(iv)    be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Request or as determined by the applicable Issuing Lender.

No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law.

Amounts drawn on any Letter of Credit may not be reborrowed and the maximum amount of a Letter of Credit shall be permanently and irrevocably reduced by an amount equal to all amounts drawn thereon. Letters of Credit that have been fully drawn shall be deemed to have expired and shall not be revived.

Notwithstanding anything to the contrary contained in this Section 2.17, no Issuing Lender shall be obligated to issue any Letter of Credit at a time when any Lender is a Defaulting Lender, unless such Issuing Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender and satisfactory to such Issuing Lender to eliminate such Issuing Lender’s Fronting Exposure (after giving effect to Section 2.16(b)) with respect to any such Defaulting Lender.

(b)    Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent, at their respective addresses for notices specified herein, a Letter of Credit Request therefor, completed to the satisfaction of such Issuing Lender, and such other applications, certificates, documents and other papers and information as such Issuing Lender may request (collectively, the “Letter of Credit Application”). Any such Letter of Credit Request must be received by the applicable Issuing Lender and the Administrative Agent by no later than 12:00 noon (New York City time), two (2) Business Days prior to the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between such Issuing Lender and the Borrower.

Upon receipt of any Letter of Credit Request, the applicable Issuing Lender will process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to the terms and conditions set forth herein, promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Request therefor and all such other applications, certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish a copy of such Letter of Credit to the Borrower and is required to promptly notify each Lender of such issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

(c)    Fees, Commissions and Other Charges. The Borrower shall pay to the Administrative Agent, for the account of each Lender, with respect to each Letter of Credit the L/C Fee and shall pay to the Administrative Agent, for the account of the applicable Issuing Lender, with respect to each Letter of Credit issued by such Issuing Lender the Letter of Credit Issuance Fee, each as set forth in the Lender Fee Letter. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Lender for such normal and customary third-party costs and expenses as are incurred by or charged to such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(d)    L/C Participations. (i) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in each Issuing Lender’s obligations and rights under and in respect of each applicable Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draw is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through the application of Collections, a Borrowing or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the amount of such draft, or any part thereof, which is not so reimbursed. Any such reimbursement by the L/C Participants of any Issuing Lender shall be deemed to be a Borrowing requested by the Borrower pursuant to Section 2.17(e).

(ii)    Upon becoming aware of any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to clause (i) above in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, the applicable Issuing Lender shall notify the Administrative Agent and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date (which amount shall be payable in Dollars in the applicable amount determined in accordance with clause (i) above). If any such amount is paid to an Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the applicable Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section 2.17(d)(ii) shall be conclusive in the absence of manifest error. With respect to payment to an Issuing Lender of the unreimbursed amounts described in this Section 2.17(d)(ii), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 P.M. (New York City time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 P.M. (New York City time) on any Business Day, such payment shall be due on the following Business Day.

(iii)    Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with this Section 2.17, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that, in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(e)    Reimbursement Obligations of the Borrower. (i) The Borrower shall be obligated (whether from Collections, funds in the Letter of Credit Collateral Account or other sources of funds, including Borrowings hereunder) to reimburse, in same day funds, in Dollars, the applicable Issuing Lender for the amount of any L/C Advance and any taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender in connection with the related Letter of Credit (collectively, the “L/C Amounts”). Upon the making of any L/C Advance pursuant to any drawing or demand for payment under a Letter of Credit, the Administrative Agent on behalf of the applicable Issuing Lender shall withdraw funds from the Letter of Credit Collateral Account in an amount equal to the L/C Amounts resulting from such drawing or demand (or if the balance of funds on deposit in such account at such time is less than such L/C Amounts, such lesser amount) and apply the amount so withdrawn against the L/C Obligations resulting from such L/C Advance.

(ii)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, the applicable Issuing Lender shall promptly notify each Lender, the Administrative Agent and the Borrower of the date and amount thereof (such notice hereinafter referred to as a “Notice of L/C Draw”). Each Notice of L/C Draw shall set forth the amount of the requested drawing or demand, the amount of funds then on deposit in the Letter of Credit Collateral Account, and the amount of any unreimbursed L/C Amount that will remain after the Administrative Agent on behalf of the applicable Issuing Lender withdraws funds from the Letter of Credit Collateral Account pursuant to Section 2.8(e)(i) (such amounts, the “Unreimbursed L/C Amount”). Within one Business Day of receipt of a Notice of L/C Draw which includes an Unreimbursed L/C Amount, the Borrower shall notify the applicable Issuing Lender if the Borrower intends to reimburse such Issuing Lender for such Unreimbursed L/C Amount from other sources or funds, and such Issuing Lender shall promptly notify the Administrative Agent and each Lender of Borrower’s intent to reimburse such Issuing Lender for such Unreimbursed L/C Amount from other sources or funds (such notice hereinafter referred to as a “Notice of Borrower Reimbursement”). Within two Business Days of receipt of a Notice of L/C Draw, unless the Lenders receive a Notice of Borrower Reimbursement for such drawing that the Borrower intends to reimburse the applicable Issuing Lender for such Unreimbursed L/C Amount, each Lender will be deemed to have received a timely Borrowing Request that such Lender make a Loan on such date in the amount of such Lender’s Pro Rata Share of the Unreimbursed L/C Amount, and the Lenders shall make such requested Borrowing, the proceeds of which shall be applied to reimburse such Issuing Lender for the Unreimbursed L/C Amount. Each Lender acknowledges and agrees that its obligation to fund a Loan in accordance with this Section 2.17(e) to reimburse any Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Sections 2.01, 2.02 or 3.02. If the Borrower has elected to pay the Unreimbursed L/C Amount with funds from other sources and shall fail to reimburse the applicable Issuing Lender as provided above, (i) such Unreimbursed L/C Amount shall bear interest at the rate which would be payable on the Principal Balance of any Tranche which was then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full and (ii), such Issuing Lender may, in its sole discretion, request that the Lenders make a Loan of such Unreimbursed L/C Amount and each Lender will be deemed to have received a timely Borrowing Request that such Lender make a Loan on the date of such request in the amount of such Lender’s Pro Rata Share of such Unreimbursed L/C Amount, and the Conduit Lenders may, or, if the related Conduit Lender opts not to make such Loan or there is no Conduit Lender with respect to a Lender Group, the Committed Lenders shall make such requested Loan, the proceeds of which shall be applied to reimburse such Issuing Lender for such Unreimbursed L/C Amount.

(f)    Obligations Absolute. The Borrower’s obligations under this Section 2.17 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender, the Administrative Agent, any beneficiary of a Letter of Credit or any other Person.

The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower’s reimbursement obligations under Section 2.17(e) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, insufficient, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iv) any change in the time, manner and place of payment of, or in any other term of all or any of the obligations of the Borrower in respect of any Letter of Credit or any amendment or waiver or any consent to departure from the terms of any Letter of Credit or any document executed or delivered in connection with the issuance or payment thereof, or (v) any payment by an Issuing Lender of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by an Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit.

No Issuing Lender shall be liable for (i) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; (ii) any error in translation or interpretation of technical terms; (iii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iv) the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or (v) any other consequences arising from causes beyond such Issuing Lender’s or such Issuing Lender’s correspondents’ control, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(g)    Letter of Credit Request. To the extent that any provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 2.17, the provisions of this Section 2.17 shall apply.

Section 2.18.    Release of Excess Cash Collateral. (a) Upon the making of any L/C Advance, the Administrative Agent on behalf of the applicable Issuing Lender shall first seek to withdraw funds from the Letter of Credit Collateral Account as required under Section 2.17(e)(i) above and apply the amount so withdrawn against the L/C Amounts resulting from such L/C Advance, and any remaining Unreimbursed L/C Amount shall be repaid pursuant to Section 2.17(e)(ii).

(b)    In the event that an Originator is owed any L/C Reduction Amount pursuant to Section 1.9 of the Receivables Sale Agreement, then within two (2) Business Days following receipt of the related L/C Reduction Notice, the Administrative Agent on behalf of the applicable Issuing Lender shall promptly withdraw and pay funds on deposit in the Letter of Credit Collateral Account to such Originator in an amount equal to (i) the lesser of (x) the unpaid L/C Reduction Amount and (y) the balance of funds on deposit in the Letter of Credit Collateral Account in excess of the Cash-Collateral Amount for the outstanding L/C Obligations after taking into account any L/C Reduction Amounts minus (ii) any amounts owing by such Originator to the Borrower or any Secured Party pursuant to the Facility Documents.

(c)    If on any Settlement Date prior to the Termination Date, the balance of funds in the Letter of Credit Collateral Account exceeds the Cash-Collateral Amount for the outstanding L/C Obligations, unless an Event of Termination or Incipient Event of Termination shall exist and be continuing, the applicable Issuing Lender shall release and pay the excess funds to the Borrower.

(d)    If on any Settlement Date on or after the Termination Date, the balance of funds in the Letter of Credit Collateral Account exceeds the Cash-Collateral Amount for the outstanding L/C Obligations and after giving effect to any payments made to an Originator pursuant to Section 2.18(b) shall be deposited into the Collection Account.

Section 2.19.    Successor LIBO Rate or LMIR. (a) If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) or the Required Managing Agents notify the Administrative Agent that the Required Managing Agents have determined that either (a) (i) the circumstances set forth in Section 2.03(c) have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 2.03(c) have not arisen but the applicable supervisor or administrator (if any) of the LIBO Rate or LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBO Rate or LMIR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index for the LIBO Rate or LMIR, as applicable, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in Interest based on the LIBO Rate or LMIR, as applicable, in effect prior to its replacement.

(b)    The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Managing Agents, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Managing Agents stating that such Managing Agents object to such amendment.

(c)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from rate based on the LIBO Rate or LMIR, as applicable, to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the the LIBO Rate or LMIR, as applicable, to the replacement index and (y) yield- or risk-based differences between the the LIBO Rate or LMIR, as applicable, and the replacement index.

(d)    Until an amendment reflecting a new replacement index in accordance with this Section 2.19 is effective, each advance, conversion and renewal of a LIBOR Tranche will continue to bear Interest with reference to the LIBO Rate or LMIR, as applicable; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Tranches shall automatically be converted to Base Rate Tranches until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND LOANS

Section 3.01.    Conditions Precedent on Restatement Date. As conditions precedent on the Restatement Date, (i) the Issuing Lenders and the Managing Agents shall have received each of the documents, instruments, legal opinions and other agreements listed on Schedule VIII, together with all fees due and payable on the Restatement Date in connection with this Agreement and the transactions contemplated hereby, (ii) since December 31, 2018, no event has occurred which would have a Material Adverse Effect, (iii) the transactions contemplated by the Facility Documents constitute a “Permitted Securitization” under and as defined in the Revolving Credit Agreement and (iv) each Issuing Lender and each Lender shall have received all necessary credit approvals in order to consummate the transactions contemplated by this Agreement.

Section 3.02.    Conditions Precedent to All Credit Extensions and Releases. Each Borrowing (including, without limitation, the Initial Borrowing) made by the Lenders to the Borrower, each issuance of a Letter of Credit (including, without limitation, the initial Letter of Credit) by an Issuing Lender and each Release, shall be subject to the further conditions precedent that on the date of each Borrowing, Letter of Credit or Release, each of the following shall be true and correct both before and immediately after giving effect to such Borrowing, Letter of Credit or Release, as applicable:

(a)    (i) the Servicer shall have delivered to each Managing Agent and each Issuing Lender, as applicable, on or prior to the date of such Borrowing or Release, the Monthly Report and Weekly Report, as applicable, most recently required to be delivered pursuant to Section 6.07 and such report or reports shall be satisfactory to the Managing Agents; (ii) upon the request of any Managing Agent or any Issuing Lender, as applicable, the Servicer shall have delivered to the Managing Agents at least two (2) days prior to such Borrowing or Release an interim Monthly Report showing the amount of Eligible Receivables and (iii) the Servicer and the Borrower shall have delivered to any Managing Agent and any Issuing Lender, as applicable, such other documents or other information as it may reasonably request;

(b)    the representations and warranties contained in Article IV shall be correct in all material respects on and as of such date as though made on and as of such date unless such representation and warranties by their terms refer to an earlier date, in which case they shall be correct in all material respects on and as of such earlier date (except that the materiality standard in this clause (b) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms);

(c)    no event has occurred and is continuing, or would result from such Borrowing which constitutes an Event of Termination or an Incipient Event of Termination;

(d)    the Termination Date has not occurred;

(e)    no Borrowing Base Deficiency shall exist;

(f)    only with respect to any such Borrowing requested to be made by a Conduit Lender, the related Managing Agent shall not have delivered to the Borrower a notice stating that such Conduit Lender shall not make any further Loans hereunder; and

(g)    with respect to any issuance of a Letter of Credit, the applicable Issuing Lender shall have received evidence reasonably satisfactory to it that the Letter of Credit Collateral Account shall have been established and is under the exclusive control of the Administrative Agent, on behalf of the Issuing Lenders.

Each delivery of a Borrowing Request or Letter of Credit Request to the Managing Agents or Issuing Lenders, as applicable, and the acceptance by the Borrower of the proceeds of any Borrowing or any Release, shall constitute a representation and warranty by the Borrower that, as of the date of such Letter of Credit, Borrowing or Release, both before and after giving effect thereto and the application of the proceeds thereof, each of the applicable statements set forth in clauses (a) through (f) (as applicable) above are true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.    Representations and Warranties of the Borrower Parties. Each Borrower Party hereby represents and warrants to the Administrative Agent, the Issuing Lenders, each Managing Agent and the Lenders, as to itself, as of the Closing Date, the Restatement Date, on each Settlement Date, on the date of each Credit Extension and on the date of each Release as follows:

(a)    Corporate Existence and Power. Such Borrower Party (i) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation; (ii) has all requisite limited liability company or corporate power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and carry on its business as now being conducted except, solely in the case of this clause (ii) with respect to the Servicer, to the extent that the failure to have any such license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and, solely in the case of this clause (iii) with respect to the Servicer, where failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

(b)    Power and Authority; Due Authorization, Execution and Delivery. Such Borrower Party has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement and each other Facility Document to which it is a party, and to perform its obligations hereunder and thereunder and, in the case of Borrower, to use the proceeds of Loans made hereunder. The execution and delivery by such Borrower Party of this Agreement and each other Facility Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Borrower, the use of the proceeds of Loans made hereunder have been duly authorized by all necessary limited liability company or corporate action on the part of such Borrower Party; and this Agreement and each other Facility Document to which such Borrower Party is a party has been duly and validly executed and delivered by such Borrower Party.

(c)    No Conflict. None of the execution and delivery by such Borrower Party of this Agreement and each other Facility Document to which it is a party, nor the performance of its obligations hereunder and thereunder will conflict with or result in a breach of, or a default under, or require any consent under, (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it except, solely in the case of the Servicer, to the extent that such violation or contravention could not reasonably be expected to have a Material Adverse Effect, (iii) (x) in the case of the Borrower, any agreement or instrument to which it is a party or by which it or any of its property is bound or subject or (y) in the case of the Servicer, the Revolving Credit Agreement or any other agreement or instrument to which it is a party or by which it or any of its property is bound or subject, except, solely in the case of this clause (iii)(y), to the extent that such violation or contravention could not reasonably be expected to have a Material Adverse Effect, or (iv) any order, writ, judgment, injunction or decree of any court or governmental authority or agency binding on or affecting it or its property except, solely in the case of this clause (iv) with respect to the Servicer, to the extent that such violation, breach, default or contravention could not reasonably be expected to have a Material Adverse Effect, and will not result in or require the creation or imposition of any Adverse Claim upon any of the revenues or assets of such Borrower Party or its Subsidiaries (except as created hereunder or under the Receivables Sale Agreement); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law other than compliance, if required, with any notice requirements which are satisfied prior to the Restatement Date.

(d)    Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorizations, approvals or consents of, and no notices to, or filings or registrations with, any governmental authority or regulatory authority or agency (other than informational filings) are necessary for the execution and delivery by such Borrower Party of this Agreement and each other Facility Document to which it is a party and the performance of its obligations hereunder and thereunder or for the validity or enforceability hereof or thereof.

(e)    Actions, Suits. In the case of the Borrower, there are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its businesses or properties and the Borrower is not in default with respect to any order of any court, arbitrator or governmental body. In the case of the Servicer, there are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or, to the Servicer’s knowledge, threatened against or affecting the Servicer or any of its businesses or properties except for actions, suits or proceedings which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and the Servicer is not in default with respect to any order of any court, arbitrator or governmental body, except defaults which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f)    Binding Effect. This Agreement and each other Facility Document to which such Borrower Party is a party constitute the legal, valid and binding obligations of such Borrower Party enforceable against such Borrower Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)    Accuracy of Information. All written information, exhibits and reports (other than projections) furnished by such Borrower Party or any of its Affiliates to the Administrative Agent, the Issuing Lenders, any Managing Agent or the Lenders in connection with the negotiation of, or compliance with, this Agreement (including, without limitation, any Monthly Report or Weekly Report) or any of the other Facility Documents is and will be true and accurate in all material respects on the date such information is furnished or certified (unless such information, exhibit or report refers to an earlier date, in which case such information, exhibit or report shall be true and correct in all material respects on and as of such earlier date) and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, taken as a whole with all other written information provided by such Borrower Party or any of its Affiliates, not misleading as of such date.

(h)    Use of Proceeds. Such Borrower Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock, as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System from time to time, and no part of the proceeds of any Loan will be used to buy or carry any margin stock in violation of, or inconsistent with, Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(i)    Good Title. Borrower is the legal and beneficial owner of the Receivables and Related Security with respect thereto purchased by it under the Receivables Sale Agreement, free and clear of any Adverse Claim, except such Adverse Claims created by the Facility Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower’s ownership interest in each Receivable, its Collections and the Related Security.

(j)    Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer (i) to the Administrative Agent for the benefit of the Lenders (and the Administrative Agent for the benefit of the Lenders shall acquire from Borrower) a valid and perfected first priority security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto purchased by it under the Receivables Sale Agreement, and (ii) to the Administrative Agent for the benefit of the Issuing Lenders a valid and perfected first priority security interest in the Letter of Credit Collateral, in each case free and clear of any Adverse Claim, except such Adverse Claims created by the Facility Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Lenders or the Issuing Lenders, as applicable) security interest in the Receivables, the Related Security, the Collections, the other Collateral and the Letter of Credit Collateral. Other than the security interest granted to the Administrative Agent (for the benefit of the Secured Parties), Borrower has not pledged, assigned, sold granted a security interest in, or otherwise conveyed any of the Collateral or the Letter of Credit Collateral. The Borrower has not authorized the filing of and is not aware of any effective financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) relating to the security interest granted to Administrative Agent (for the benefit of the Secured Parties), hereunder, or (ii) that has been terminated.

(k)    Jurisdiction of Organization; Places of Business and Locations of Records. The jurisdiction of organization, principal places of business and chief executive office of such Borrower Party and the offices where it keeps all of its Records are located at the address(es) listed on Schedule VI or such other locations of which the Administrative Agent has been notified in accordance with Section 5.02(a) in jurisdictions where all action required by Section 5.01(h) has been taken and completed. Such Borrower Party’s organizational number assigned to it by its jurisdiction of organization (if any) and such Borrower Party’s Federal Employer Identification Number are correctly set forth on Schedule VI. The Borrower has not, within a period of one year prior to the Closing Date, (i) changed the location of its principal place of business or chief executive office or its organizational structure, (ii) changed its legal name, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), or (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person. Such Borrower Party has not changed its jurisdiction of organization. Borrower is a Delaware limited liability company and is a “registered organization” (within the meaning of Section 9-102 of the UCC as in effect in the State of Delaware).

(l)    Collections. The names and addresses of all Deposit Account Banks, together with the account numbers of the Deposit Accounts at each Deposit Account Bank and the post office box number of each Lock-Box, are listed on either Schedule VII or on a schedule to a joinder executed in accordance with Section 7.12 of the Receivables Sale Agreement. Borrower has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any Lock-Box or Deposit Account, or the right to take dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any such Lock-Box or Deposit Account at a future time or upon the occurrence of a future event. Except as provided in Section 5.01(j) hereof, each Borrower Party has taken all steps necessary to ensure that the Administrative Agent has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over all Deposit Accounts. Such Borrower Party has the ability to identify all amounts that are received in any Lock-Box or deposited to any Deposit Account as constituting Collections or non-Collections (x) in the case of amounts owing to Newell Puerto Rico, Ltd., within four (4) days of receipt or deposit and (y) in the case of all other amounts, within one (1) Business Day of receipt or deposit. No funds other than the proceeds of Receivables are deposited to any Deposit Account except for:

(i)    amounts owing to Newell Puerto Rico, Ltd. (which shall be electronically swept or otherwise transferred out of such Deposit Account within one (1) Business Day of being identified as such in accordance with Section 5.01(j));

(ii)    with respect to any accounts receivable relating to a Sold Business Unit, for a period not to exceed the earliest of (A) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit and (B) twenty-five (25) months after the consummation of the related Business Sale, collections of accounts receivable relating to such Sold Business Unit (which, in each case, shall be electronically swept or otherwise transferred out of such Deposit Account no later than the earliest of (x) the related number of days agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which Newell is required to transfer collections of accounts receivable relating to such Sold Business Unit out of such Deposit Account and (y) ten (10) Business Days of being deposited therein);

(iii)    for a period not to exceed nine (9) months after the Seventh Omnibus Amendment Effective Date, collections of accounts receivable relating to the Seventh Omnibus Amendment Excluded Receivables (which shall be electronically swept or otherwise transferred out of such Deposit Account within five (5) Business Days of being deposited therein); and

(iv)    amounts deposited in the Collection Account in error, so long as the Servicer withdraws such amounts as contemplated in Section 6.06.

(m)    Material Adverse Effect. There has been no Material Adverse Effect since the last day of its fiscal year as to which financial statement have most recently been delivered pursuant to Section 5.01(a)(i).

(n)    Names. In the past five (5) years, Borrower has not used any corporate or other names, trade names or assumed names other than the name in which it has executed this Agreement.

(o)    Ownership of Borrower. Newell owns, directly or indirectly, 100% of the issued and outstanding capital stock of Borrower, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Borrower.

(p)    Investment Company Act. Such Borrower Party is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act. The

Borrower is not a “covered fund” as defined under Section 13 of the Bank Holding Company Act of 1956, as amended (together with the implementing regulations thereunder, commonly referred to as the “Volcker Rule”). In determining that the Borrower is not a “covered fund” under the Volcker Rule, the Borrower is entitled to rely on the exception to the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(q)    Compliance with Law. Such Borrower Party has complied in all respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property, except for any failure to comply with any of the foregoing that could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene in any respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices or privacy), and no part of such Contract is in violation in any respect of any such law, rule or regulation, except for any such contravention or violation that could not reasonably be expected to have a Material Adverse Effect.

(r)    Compliance with Credit and Collection Policy. Such Borrower Party has complied in all material respects with the applicable Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except as permitted under Section 5.02(c) and as to which each Managing Agent has been notified, and if applicable, as to which each Managing Agent has consented, in each case, in accordance with Section 5.01(a)(vii).

(s)    Payments to Originators. With respect to each Receivable transferred to Borrower under the Receivables Sale Agreement, Borrower has given reasonably equivalent value to the related Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Code.

(t)    Enforceability of Contracts. As of the Purchase Date of each Receivable originated by an Originator, each Contract with respect to each Receivable of such Originator is, on such date, effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)    Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on any date is an Eligible Receivable on such date.

(v)    Reserved.

(w)    Accounting. Such Borrower Party shall treat the transactions contemplated by the Receivables Sale Agreement as a sale, for all purposes, including, without limitation, accounting purposes, except that the consolidated financial statements of Newell and the Borrower shall be prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers will be reflected as a financing by Newell in its consolidated financial statements, and such Borrower Party agrees that (i) appropriate notations shall be made in any such consolidated financial statements (or in the accompanying notes) to indicate that the Borrower is a separate legal entity from Newell and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and obligations of Newell and (ii) the Borrower’s assets shall be listed separately on any balance sheet of the Borrower prepared on a standalone basis.

(x)    Identification of Receivables. Each Borrower Party identifies the receivables purchased (or purported to be purchased) by Borrower under the Receivables Sale Agreement and which are included in the Net Receivables Balance on its books and records (including any accounting system).

(y)    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would not reasonably be expected to result in a Material Adverse Effect.

(z)    No Event of Termination. In the case of the Borrower, no event has occurred and is continuing and no condition exists, or would result from such Borrowing or Release which constitutes an Incipient Event of Termination or Event of Termination.

(aa)    No Servicer Default. In the case of the Servicer, no event has occurred and is continuing and no condition exists, or would result from such Borrowing or Release which constitutes, or with the passage of time or the giving of notice, or both, would constitute, a Servicer Default.

(bb)    Solvency. In the case of the Borrower, it (i) is not “insolvent” (as such term is defined in the Bankruptcy Code), (ii) is able to pay its debts as they become due and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it reasonably expects to engage.

(cc)    Subsidiaries; Business. In the case of the Borrower, (i) it has no Subsidiaries, (ii) since its formation, it has conducted no business other than entering into and performing its obligations under the Facility Documents to which it is a party and such other activities incidental to the foregoing and (iii) the Facility Documents to which it is a party are the only agreements to which it is a party.

(dd)    Anti-Corruption Laws and Sanctions. Such Borrower Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Borrower Party, its Subsidiaries (if any) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Such Borrower Party, its Subsidiaries (if any) and their respective officers, directors and employees and, to the knowledge of such Borrower Party, its and its Subsidiaries’ respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) such Borrower Party, any Subsidiary (if any) or any of their respective directors, officers or employees, or (b) to the knowledge of such Borrower Party, any agent of such Borrower Party or any Subsidiary (if any) that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(ee)    Issuance of Debt or Other Obligations. The Borrower has not, does not and will not during this Agreement (i) issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act or that may be offered for sale under Rule 144A or a similar exemption from registration under the Securities Act or the rules promulgated thereunder, or (ii) issue any other debt obligations or equity interest other than debt obligations substantially similar to the obligations of the Borrower under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement. The Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Newell for purposes of generally accepted accounting principles.

(ff)    Beneficial Ownership Regulation. As of the Restatement Date, the Borrower is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

ARTICLE V

GENERAL COVENANTS

Section 5.01.    Affirmative Covenants of the Borrower Parties. Until the date on which the Borrower Obligations have been indefeasibly paid in full (other than contingent obligations as to which no unsatisfied claim has been asserted) and this Agreement terminates in accordance with its terms, each Borrower Party hereby covenants, as to itself, as set forth below:

(a)    Financial Reporting. Such Borrower Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to each Managing Agent:

(i)    Annual Reporting. As soon as available and in any event within 90 days after the end of each fiscal year of Newell, (i) a copy of the Annual Report on Form 10-K (or any successor form) for Newell for such year, together with a copy of the accompanying report of Newell’s independent certified public accounting firm; provided, however, that such Form 10-K need not be furnished directly to the Managing Agents if it is publicly available at no charge on the EDGAR system of the United States Securities and Exchange Commission (“EDGAR”) or Newell’s website at www.newellbrands.com within such period and thereafter is continuously so available; and (ii) a copy of the unaudited balance sheet of Borrower as at the close of each such period, together with the related statement of earnings for such fiscal year, certified by an Authorized Officer of the Borrower (which certification shall state that such balance sheet and statement of earnings fairly present the financial condition and resoluts of operations such such fiscal year in accordance with GAAP except for the absence of footnotes).

(ii)    Quarterly Reporting. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Newell, (i) a copy of the Quarterly Report on Form 10-Q (or any successor form) for Newell for such quarter; provided, however, that such Form 10-Q need not be furnished directly to the Managing Agents if it is publicly available at no charge on EDGAR or Newell’s website at www.newellbrands.com within such period and thereafter is continuously so available; and (ii) unaudited balance sheets of Borrower as at the close of each such period, certified by an Authorized Officer of the Borrower (which certification shall state that such balance sheet and statement of earnings fairly present the financial condition and resoluts of operations such such fiscal year in accordance with GAAP except for the absence of footnotes).

(iii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit I signed by an Authorized Officer of the Borrower and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)    S.E.C. Filings. Promptly upon the filing thereof, copies of all annual, quarterly, monthly or other regular reports, and promptly upon the request of any Managing Agent, copies of all registration statements, in each case, which any Originator or any of its Subsidiaries files with the Securities and Exchange Commission; provided, however, that each such filing need not be furnished directly to the Managing Agents if is it publicly available at no charge on EDGAR or Newell’s website at www.newellbrands.com within such period and thereafter is continuously so available.

(v)    Copies of Notices. Promptly upon its receipt of any written notice, request for consent, financial statements, certification, report or other communication under or in connection with any Facility Document from any Person that is a party thereto copies of the same.

(vi)    Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to any Credit and Collection Policy, a copy of such Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting each Managing Agent’s consent thereto.

(vii)    Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Borrower Party as any Managing Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Managing Agents and the Lenders under or as contemplated by this Agreement.

(b)    Notices. Such Borrower Party will provide each Managing Agent written notice of any of the following events within the time period specified below, describing the same and, if applicable, the steps being taken with respect thereto:

(i)    Events of Termination or Incipient Events of Termination. Within two (2) Business Days after learning thereof, (A) the occurrence of each Event of Termination, by a statement of an Authorized Officer of a Borrower Party, and (B) the occurrence of each Incipient Event of Termination, by a statement of an Authorized Officer of a Borrower Party.

(ii)    Judgment and Proceedings. Within five (5) Business Days after learning thereof, (A)(1) the entry of any judgment or decree for the payment of money against the Servicer, any Originator or any of their respective Subsidiaries if the aggregate amount of all such judgments and decrees then outstanding against the Servicer, any Originator or any of their respective Subsidiaries which have continued unsatisfied, unbonded, undischarged, unstayed and in effect for 60 days exceeds $75,000,000, (2) the institution of any litigation, arbitration proceeding, investigation or governmental proceeding against the Servicer or any Originator or any of their respective Subsidiaries which, individually or in the aggregate, could reasonably be expected to result in liability of the Company and its Subsidiaries in an amount exceeding $75,000,000; and (3) any material adverse development in any litigation, arbitration proceeding, investigation or governmental proceeding previously disclosed pursuant to subclause (A)(2) above; and (B)(1) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding, investigation or governmental proceeding against Borrower and (2) any material adverse development in any litigation, arbitration proceeding, investigation or governmental proceeding previously disclosed pursuant to subclause (B)(1) above.

(iii)    Material Adverse Effect. Within two (2) Business Days after learning thereof, the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)    Termination Date. Within two (2) Business Days after learning thereof, the occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v)    Downgrade of Newell. Within two (2) Business Days after learning thereof, any downgrade in the rating of any Indebtedness of Newell by S&P or Moody’s, setting forth the Indebtedness affected and the nature of such change.

(vi)    Changes to Credit and Collection Policy. On each Monthly Reporting Date, copies of each amendment, restatement, modification, supplement or other material change to any Credit and Collection Policy since the immediately preceding Monthly Reporting Date, and a copy of such Credit and Collection Policy giving effect to such amendments, restatements, modifications, supplements and changes.

(vii)    Appointment of Independent Manager. The decision to appoint a new Person as the “Independent Manager” of the Borrower for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”

(c)    Compliance with Laws and Preservation of Corporate Existence. (i) Such Borrower Party will comply with the requirements of all applicable laws, rules, regulations and governmental approvals, and all orders, writs, injunctions and decrees of any court or governmental authority or agency, if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect.

(ii)    Such Borrower Party (A) will preserve and maintain its limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation or formation and (B) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(iii)    Such Borrower Party will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Borrower Party, its Subsidiaries (if any) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d)    Audits. Such Borrower Party will furnish to each Managing Agent from time to time such information with respect to it and the Receivables as such Managing Agent may reasonably request. Such Borrower Party will, from time to time during regular business hours as requested by such Managing Agent upon reasonable notice and at the sole cost of such Borrower Party, permit such Managing Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Facility Documents or any Person’s performance under the Contracts and, in each case, with any of the Authorized Officers of Borrower or the Servicer having knowledge of such matters (the activities referred to in the preceding clauses (i) and (ii), collectively, an “Audit”); provided, that the Managing Agents shall use commercially reasonable efforts to coordinate the timing of Audits of the Managing Agents. Notwithstanding the foregoing, unless an Incipient Event of Termination or Event of Termination shall have occurred and be continuing or a Level 3 Ratings Period shall be in effect, Borrower Parties shall not be responsible for the costs of more than one Audit performed during any consecutive 12-month period unless the Managing Agents are unable to complete audits in respect of all of the applicable Originators during a single Audit, in which event, the Borrower Parties shall be responsible for the cost of two Audits during such 12-month period; provided, that the Borrower Parties shall be responsible for the costs of additional Audits if the results of any such Audit shall be unsatisfactory or incomplete in the reasonable judgment of the Managing Agents. The Borrower and the Servicer each hereby agree to enter into negotiations to amend the Facility Documents from time to time as may be reasonably requested in good faith by the Administrative Agent, on behalf of the Lenders, to address issues raised by the results of Audits or other inspections that may be performed on the Borrower, the Servicer and the Originators in accordance with the terms of the Facility Documents. However, this agreement to enter into negotiations is not intended to and does not create any binding agreement.

(e)    Keeping and Marking of Records and Books. (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the Managing Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)    Such Borrower Party will (A) on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Managing Agents, describing the interests of the Administrative Agent and the Secured Parties therein and (B) upon the request of the any Managing Agent after the occurrence and during the continuance of an Event of Termination or an Incipient Event of

Termination during which a Level 3 Ratings Period shall be in effect (x) mark each Contract with a legend describing the interests of the Administrative Agent and the Secured Parties therein and (y) deliver to the Administrative Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f)    Compliance with Contracts and Credit and Collection Policy. Such Borrower Party will timely (i) fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the applicable Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)    Performance and Enforcement of Receivables Sale Agreement. Borrower will, and will require each Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Borrower under the Receivables Sale Agreement. Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Lenders as assignees of Borrower) under the Receivables Sale Agreement, as any Managing Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h)    Ownership. Borrower will take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Borrower, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Secured Parties (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Borrower therein as the Administrative Agent or any Managing Agent may reasonably request), (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Receivables, Related Security, Collections and other Collateral to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Secured Parties) interest in such Receivables, Related Security, Collections and the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Secured Parties as the Administrative Agent or any Managing Agent may reasonably request) and (iii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Issuing Lenders, a valid and perfected first priority security interest in all Letter of Credit Collateral to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Issuing Lenders (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Issuing Lenders) interest in Letter of Credit Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Issuing Lenders as the Administrative Agent or the Issuing Lenders may reasonably request).

(i)    Lenders’ Reliance. Borrower acknowledges that the Issuing Lenders and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon Borrower’s identity as a legal entity that is separate from each Related Entity. Therefore, from and after the Closing Date, Borrower shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent (acting on its own behalf or at the direction of any Issuing Lender, any Managing Agent or any Lender) may from time to time reasonably request, which are necessary to maintain Borrower’s identity as a separate legal entity and to make it manifest to third parties that Borrower is an entity with assets and liabilities distinct from those of each Related Entity and not just a division of any Related Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Borrower will:

(i)    conduct its own business in its own name and require that all full-time employees of Borrower, if any, identify themselves as such and not as employees of any Related Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Borrower’s employees);

(ii)    compensate all employees, consultants and agents directly, from Borrower’s own funds, for services provided to Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of Borrower is also an employee, consultant or agent of any Related Entity, allocate the compensation of such employee, consultant or agent between Borrower and such Related Entity, on a basis that reflects the services rendered to Borrower and such Related Entity;

(iii)    clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Related Entity, Borrower shall lease such office at a fair market rent;

(iv)    have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(v)    conduct all transactions with each Related Entity and the Servicer and their respective Affiliates (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Borrower and any Related Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(vi)    at all times have no fewer than two managers, at least one manager of which is an Independent Manager;

(vii)    observe all limited liability company formalities as a distinct entity, and ensure that all limited liability company actions relating to (A) the selection, maintenance or replacement of the Independent Manager, (B) the dissolution or liquidation of Borrower or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Borrower, are duly authorized by unanimous vote of its board of managers (including the Independent Manager);

(viii)    maintain Borrower’s books and records separate from those of each Related Entity and otherwise readily identifiable as its own assets rather than assets of any Related Entity;

(ix)    prepare its financial statements separately from those of each Related Entity and insure that any consolidated financial statements of any Related Entity that include Borrower, including any that are filed with the Securities and Exchange Commission or any other governmental agency, have notes clearly stating that Borrower is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Borrower;

(x)    except as herein specifically otherwise provided, maintain the funds or other assets of Borrower separate from, and not commingled with, those of any Related Entity and only maintain bank accounts or other depository accounts to which Borrower alone (or the Servicer in the performance of its duties hereunder) is the account party, and from which Borrower alone (or the Servicer in the performance of its duties hereunder or the Administrative Agent hereunder) has the power to make withdrawals;

(xi)    pay all of Borrower’s operating expenses from Borrower’s own assets (except for certain payments by any Related Entity or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 5.01(i));

(xii)    operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the

Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the related Originator thereunder for the purchase of Receivables under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type not prohibited by this Agreement;

(xiii)    maintain its organizational documents in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its Organizational Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Facility Documents, including, without limitation, Section 5.01(i) of this Agreement; and (2) its organizational documents, at all times that this Agreement is in effect, provides for not less than ten (10) days’ prior written notice to the Administrative Agent of the replacement or appointment of any manager that is to serve as an Independent Manager for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Borrower certify that the designated Person satisfied the criteria set forth in the definition herein of “Independent Manager” and the Administrative Agent’s written acknowledgement that in its reasonable judgment the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager”;

(xiv)    maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of each Managing Agent;

(xv)    maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(xvi)    refrain from making any Restricted Junior Payment other than with funds received in accordance with Section 2.06(c); and

(xvii)    take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Jones Day, as counsel for Borrower, in connection with the closing or the Initial Borrowing under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)    Collections. Such Borrower Party will instruct all Obligors to remit all Collections directly to a Lock-Box or a Deposit Account. Such Borrower Party will cause (1) all items from all Lock-Boxes to be processed and deposited to a Deposit Account within one (1) Business Day after such receipt or to be directly deposited by a Deposit Account Bank into a Deposit Account, (2) all amounts deposited into any Deposit Account to be identified as either Collections or non-Collections and all non-Collections, if any, to be identified:

(i)    in the case of amounts owing to Newell Puerto Rico, Ltd., within four (4) days of being deposited therein;

(ii)    in the case of collections of accounts receivable relating to a Sold Business Unit and solely for a period not to exceed the earliest of (A) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit and (B) twenty-five (25) months after the consummation of the related Business Sale, no later than the earliest of (x) the related number of days agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which Newell is required to transfer collections of accounts receivable relating to such Sold Business Unit out of such Deposit Account and (y) ten (10) Business Days of being deposited therein;

(iii)    for a period not to exceed nine (9) months after the Seventh Omnibus Amendment Effective Date, in the case of collections of accounts receivable relating to the Seventh Omnibus Amendment Excluded Receivables, within five (5) Business Days of being deposited therein; and

(iv)    in the case of all other amounts, within one (1) Business Day of being deposited therein.

(k)    Taxes. Such Borrower Party will file all tax returns and reports required by law to be filed by it and will promptly pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property, except any such tax returns or taxes, assessments, charges or levies (i) that are being diligently contested in good faith by appropriate proceedings or (ii) subject to the last sentence of this subsection (k), the non-payment or non-filing of which could not reasonably be expected to have a Material Adverse Effect. Borrower will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of any Lender, any Managing Agent, any Issuing Lender or the Administrative Agent.

(l)    Insurance. Such Borrower Party will maintain with responsible insurance companies or through Newell’s program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any governmental approval, or any order, writ, injunction or decree of any court or Governmental Authority.

(m)    Payment to Originators. With respect to any Receivable purchased by Borrower from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

(n)    Identification of Receivables. Such Borrower Party shall at all times identify receivables purchased (or purported to be purchased) by Borrower under the Receivables Sale Agreement and which are included the Net Receivables Balance on its books and records (including its account system).

(o)    Additional Undertaking. Promptly upon the request of the Administrative Agent or any Lender, the Servicer shall deliver to the Administrative Agent and the Lenders the final version of any “transfer and servicing agreement” relating to any Business Sale.

(p)    Certificate of Beneficial Ownership and Other Additional Information. The Borrower shall provide to the Administrative Agent and the Lenders: (i) promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, a Certificate of Beneficial Ownership complying with the Beneficial Ownership Regulation and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

Section 5.02.    Negative Covenants of the Borrower Parties. Until the date on which the Borrower Obligations have been indefeasibly paid in full (other than contingent obligations as to which no unsatisfied claim has been asserted) and this Agreement terminates in accordance with its terms, each Borrower Party hereby covenants, as to itself, that:

(a)    Name and Jurisdiction Change, Offices and Records. The Borrower will not change its name, jurisdiction of organization, identity or corporate structure (within the meaning of Sections 9-503 and/or 9-507 of the UCC of all applicable jurisdictions), become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC of all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of the UCC of all applicable jurisdictions) or relocate its chief executive office, principal place of business or any office where Records are kept unless it shall have: (i) given the Administrative Agent at least fifteen (15) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent or any Managing Agent in connection with such change, event or relocation.

(b)    Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 6.06, such Borrower Party will not add or terminate any bank as a Deposit Account Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Deposit Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date thereof, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Deposit Account Bank or a Deposit Account or Lock-Box, an executed Blocked Account Agreement and Lock-Box Transfer Notice, as applicable with respect to the new Deposit Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Deposit Account or Lock-Box.

(c)    Modifications to Contracts and Credit and Collection Policy. Except in accordance with Section 5.01(a)(vi) of this Agreement, such Borrower Party will not make any change to any Credit and Collection Policy that could materially and adversely affect the collectability of the Receivables or decrease in any material respect the credit quality of any newly created Receivables. Except as provided in Section 6.02(d), the Servicer will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the applicable Credit and Collection Policy.

(d)    Sales, Liens. Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security, Collections, Letter of Credit Collateral or other Collateral or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Deposit Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Secured Parties provided for herein), and Borrower will defend the right, title and interest of the Administrative Agent, the Issuing Lenders and the Lenders in, to and under any of the foregoing property, against all claims of third parties claiming through or under Borrower or any Originator. Borrower will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

(e)    Borrowing Base Deficiency. At no time prior to the Termination Date shall Borrower permit a Borrowing Base Deficiency to exist for a period of two (2) Business Days after the Borrower or the Servicer knows or should know of the existence thereof.

(f)    Termination Date Determination. Borrower will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to the related Originator in respect thereof, without the prior written consent of each Managing Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g)    Restricted Junior Payments. Borrower will not make any Restricted Junior Payment, if both before and after giving effect thereto, any Event of Termination or Incipient Event of Termination shall have occurred and be continuing.

(h)    Collections. No Borrower Party will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Deposit Account cash or cash proceeds other than Collections and, so long as the Servicer withdraws such amounts as contemplated in Section 6.06:

(i)    amounts owing to Newell Puerto Rico, Ltd. in an amount not to exceed $2,000,000 in the aggregate in any calendar month;

(ii)    with respect to any accounts receivable relating to a Sold Business Unit, for a period not to exceed the earliest of (x) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which collections of accounts receivable relating to such Sold Business Unit shall not longer be deposited therein and (y) twenty-five (25) months after the consummation of the related Business Sale, collections of accounts receivable relating to such Sold Business Unit;

(iii)    for a period not to exceed nine (9) months after the Seventh Omnibus Amendment Effective Date, collections of accounts receivable relating to the Seventh Omnibus Amendment Excluded Receivables; and

(iv)    amounts deposited in the Collection Account in error.

Except as provided in Section 5.01(j) hereof or as may be required by the Administrative Agent pursuant to the last sentence of Section 6.02(b), no Borrower Party will deposit or otherwise credit, or cause or permit to be so deposited or credited, any Collections or proceeds thereof to any lock-box account or to any other account not covered by a Blocked Account Agreement.

(i)    Indebtedness. In the case of the Borrower, it shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness incurred under the Facility Documents to which it is a party.

(j)    Changes to Facility Documents. In the case of the Borrower, except as otherwise permitted herein, it shall not terminate, amend or otherwise modify any Facility Document or grant any waiver or consent thereunder without the prior written consent of the Managing Agents.

(k)    Changes to Organizational Documents. In the case of the Borrower, except as may be required by applicable law or by applicable rule, regulation or order by any Governmental Authority, it shall not terminate, amend or otherwise modify its Organizational Documents without the prior written consent of the Managing Agents.

(l)    Change in Business. In the case of the Borrower, it shall not make any change in the character of its business.

(m)    Mergers, Acquisitions, Sales, Etc. In the case of the Borrower, it shall not be a party to any merger or consolidation, undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to applicable law, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables.

(n)    Limitation on Transactions with Affiliates. In the case of the Borrower, it shall not enter into, or be a party to any transaction with any Affiliate of the Borrower, except for: (i) the transactions contemplated hereby, by the Receivables Sale Agreement and by the other Facility Documents; (ii) capital contributions by Newell to the Borrower which are in compliance with the Facility Documents; (iii) Restricted Junior Payments which are in compliance with this Agreement; and (iv) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors’ or manager’s fees, upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(o)    Anti-Corruption Laws and Sanctions; Use of Proceeds. Such Borrower Party will not request any Borrowing, and such Borrowing Party shall not use, and shall require that its Subsidiaries and its or their respective directors, officers, employees and agents not use, directly or indirectly, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

ADMINISTRATION OF RECEIVABLES

Section 6.01.    Designation of Servicer. (a) The servicing, administering and collection of the Receivables shall be conducted by the Person so designated from time to time in accordance with this Section 6.01. Until the Administrative Agent, with the consent or at the direction of the Managing Agents, gives notice to the Borrower and the Servicer of the designation of a new Servicer as provided in Section 6.01(b) below, Newell is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Borrower hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Receivable or other Collateral.

(b)    Upon the occurrence and during the continuation of any Servicer Default, the Administrative Agent may, with the consent or shall at the direction of the Required Managing Agents, upon written notice to the parties hereto designate as Servicer any Person to succeed Newell (or any successor Servicer) subject to the condition that any such Person so designated shall agree to perform, and be qualified to perform, the duties and obligations of the Servicer pursuant to the terms hereof and each of the other Facility Documents to which the Servicer is a party. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the reasonable determination by the Servicer that (x) the performance of its duties hereunder is no longer permissible under applicable law and (y) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law.

(c)    Newell and any other Servicer agrees that, upon its resignation or replacement as Servicer pursuant to Section 6.01(b) above, it will cooperate with the Borrower, the Administrative Agent and the successor Servicer in effecting the termination of its responsibilities and rights as Servicer hereunder, including, without limitation, (i) assisting the successor Servicer in enforcing all rights under the Receivables and Related Security, (ii) transferring, promptly upon receipt, to the successor Servicer, any Collections or other amounts related to the Receivables received by such Servicer, (iii) transferring to the successor Servicer all Records held by or under the control of such Servicer and (iv) permitting the successor Servicer to have access to all tapes, discs, diskettes and related property containing information concerning the Receivables and the Records and taking all actions necessary in its control to permit the successor Servicer to use all computer software that may facilitate the Servicer’s access to and use of such information and acting as data processing agent for such successor Servicer if requested. Upon the resignation or replacement of Newell as Servicer, Newell shall no longer be entitled to the Servicer Fee accruing from and after the effective date of such resignation or replacement.

(d)    Without the consent of each Managing Agent, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) an Approved Sub-servicer and (ii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices.

(e)    Notwithstanding any such delegation pursuant to clause (d) above, (i) the Servicer shall remain liable for the timely and complete performance of its duties and obligations pursuant to the terms hereof, (ii) the Servicer shall retain management information systems and sufficient servicing capability, in the reasonable judgment of the Administrative Agent and each Managing Agent, to perform the servicing functions described herein, and (iii) any sub-servicing agreement that may be entered into and any other transactions or services relating to the Receivables involving an Approved Sub-servicer shall be deemed to be between such Approved Sub-servicer and the Servicer alone, and none of the Lenders, the Issuing Lenders, the Administrative Agent, the Managing Agents and the Liquidity Providers shall be deemed parties thereto or shall have any obligations, duties or liabilities with respect to any Approved Sub-servicer.

Section 6.02.    Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such actions as it deems necessary or advisable to collect each Receivable from time to time, and shall perform its duties hereunder, all with reasonable care and diligence and otherwise in accordance in all material respects with applicable laws, tariffs, rules, regulations, each applicable Credit and Collection Policy and the terms of this Agreement. Each of the Borrower, each Lender, each Liquidity Provider, each Managing Agent, each Issuing Lender and the Administrative Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Receivables and the Related Security. The Servicer (so long as it is Newell) will at all times apply the same standards and follow the same procedures with respect to the decision to commence litigation with respect to the Receivables, and in prosecuting and litigating with respect to Receivables, as it applies and follows with respect to trade accounts receivable serviced by it which are not Receivables; provided, however, that from and after the Termination Date, the Servicer shall commence or settle any legal action to enforce collection of any Defaulted Receivable or to foreclose upon or repossess any Related Security with respect thereto as reasonably directed by the Administrative Agent. In no event shall the Servicer be entitled to make the Administrative Agent, any Issuing Lender, any Managing Agent, any Lender or any Liquidity Provider a party to any litigation without such Person’s express prior written consent.

(b)    The Servicer shall apply all Collections to the Receivables owed by the applicable Obligors in a timely manner in accordance with the business practices of the related Originator in existence as of the Closing Date or the applicable date on which such Originator becomes a party to the Receivables Sale Agreement. In the event the Servicer receives any Collections or other proceeds of the Collateral, it shall set aside and hold in trust for the Borrower and the Secured Parties such Collections and other proceeds for application and remittance in accordance with Section 2.06 or 2.07, as applicable, and it shall remit the same to the Collection Account to the extent required hereunder. The Servicer shall, upon the request of any Managing Agent, segregate, in a manner acceptable to such Managing Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Borrower prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit into the Collection Account such allocable share of Collections of Receivables set aside for the Secured Parties on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer. Within three (3) Business Days of the receipt of any Collections denominated in Canadian Dollars, the Servicer agrees to cause amounts on deposit denominated in Canadian Dollars to be converted to Dollars using the Dollar Equivalent. All risk and expense incident to such conversion is the responsibility of the Borrower.

(c)    The Servicer shall, as soon as practicable following receipt, turn over to the Person entitled thereto collections in respect of any receivable which is not a Receivable less, to the extent the Servicer performed any collection or enforcement actions which it was authorized by such Person to perform, all reasonable and appropriate out of pocket costs and expenses of such Servicer incurred in collecting and enforcing such receivable.

(d)    The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Defaulted Receivable or limit the rights of any Secured Party under this Agreement. Notwithstanding anything to the contrary contained herein, during the existence of any Event of Termination, the Managing Agents shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e)    The Servicer shall hold in trust for Borrower and the Secured Parties all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of any Managing Agent or the Administrative Agent, during the existence of any Event of Termination, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Borrower any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Issuing Lender or any Lender, furnish to the Issuing Lenders or the Lenders (promptly after any such request) a calculation of the amounts set aside for the Issuing Lenders and the Lenders pursuant to Article II.

(f)    Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.03.    Rights of the Administrative Agent. (a) Following the occurrence and during the continuation of any Event of Termination or any Incipient Event of Termination or at any time during which a Level 2 Ratings Period or Level 3 Ratings Period shall be in effect, the Administrative Agent may with the consent of, and shall at the direction of, the Required Managing Agents (i) exercise its right to take exclusive ownership and control of the Collection Account, Lock-Boxes and the Deposit Accounts by delivering Collection Notices, and each of the Borrower and the Servicer hereby agrees to take any further action necessary that the Administrative Agent may reasonably request to effect such control, (ii) notify any or all of the Deposit Account Banks to remit all amounts deposited in the applicable Deposit Accounts to the Collection Account or to any other account designated by the Administrative Agent and (iii) deliver the Lock-Box Transfer Notices to the appropriate addressees thereof. From and after the date the Administrative Agent exercises its right to take exclusive control of the Collection Account, all withdrawals and distributions to be made from the Collection Account by the Servicer hereunder shall be made by the Administrative Agent.

(b)    The Borrower hereby grants to the Administrative Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower, following the occurrence and during the continuance of an Event of Termination or at any time after the Administrative Agent exercises its rights under Section 6.03(a), any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Receivable, Letter of Credit Collateral or other Collateral.

(c)    At any time after the Closing Date, the Administrative Agent may, and upon the request of any Managing Agent shall, direct the Borrower to establish the Collection Account at an Eligible Institution (the “Collection Account Bank”). The Borrower shall cause the Collection Account Bank to agree in writing that the Administrative Agent shall have exclusive dominion and control over the Collection Account and that the Collection Account Bank will comply with instructions originated by the Administrative Agent directing disposition of the funds in the Collection Account without further consent by the Borrower; provided, that until the Administrative Agent provides such instructions to the Collection Account Bank (in accordance with Section 6.03(a)), the Collection Account Bank shall be entitled to comply with instructions originated by the Servicer directing disposition of the funds in the Collection Account without further consent by the Borrower or the Administrative Agent.

Section 6.04.    Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations with respect to the Receivables to the same extent as if a security interest in the Receivables had not been granted hereunder and the exercise by the Administrative Agent of its rights hereunder shall not relieve Borrower from such obligations and (ii) pay when due any taxes, including without limitation, sales, excise and personal property taxes payable by it in connection with the Receivables. None of the Administrative Agent, the Issuing Lenders, the Managing Agents, the Lenders or the Liquidity Providers shall have any obligation or liability with respect to any Receivables or other Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

Section 6.05.    Further Action Evidencing Administrative Agent’s Interest. Each of the Borrower and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that any Managing Agent or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the interest of the Administrative Agent or the Secured Parties granted hereunder or to enable the Administrative Agent to exercise or enforce any of its or the Secured Parties’ rights hereunder. Without limiting the generality of the foregoing, each of the Borrower and the Servicer will (i) code its master data processing records evidencing such Receivables to evidence that a security interest therein has been granted to the Administrative Agent under this Agreement, and (ii) upon the request of any Managing Agent or the Administrative Agent, file such financing statements, continuation statements or amendments thereto or assignments thereof, and execute and file such other instruments or notices, as may be necessary or appropriate or as the Administrative Agent or any Managing Agent may reasonably request. If after the occurrence and during the continuation of any Event of Termination, either the Borrower or the Servicer fails to perform any of its respective agreements or obligations under this Agreement, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable out-of-pocket expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower or the Servicer, as applicable, upon the Administrative Agent’s demand therefor.

Section 6.06.    Collections. In the case of any remittances received in any Lock-Box or Deposit Account that shall have been identified to the satisfaction of, or determined by, the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall, as applicable, remit such items to the Person identified to, or determined by, it as being the owner of such remittances:

(i)    with respect to any accounts receivable relating to a Sold Business Unit, for a period not to exceed the earliest of (A) the related number of months agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit and (B) twenty-five (25) months after the consummation of the related Business Sale, collections of accounts receivable relating to such Sold Business Unit no later than the earliest of (x) the related number of days agreed to by the applicable Business Sellers and the final purchaser of such Sold Business Unit by which Newell is required to transfer collections of accounts receivable relating to such Sold Business Unit out of such Deposit Account and (y) ten (10) Business Days of being deposited therein;

(ii)    for a period not to exceed nine (9) months after the Seventh Omnibus Amendment Effective Date, in the case of collections of accounts receivable relating to the Seventh Omnibus Amendment Excluded Receivables, within five (5) Business Days of being deposited therein; and

(iii)    in the case of all other amounts, within one (1) Business Day after such identification or determination.

From and after the date the Administrative Agent delivers a Collection Notice to any Deposit Account Bank or a Lock-Box Transfer Notice to any post office pursuant to Section 6.03, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new lock-box or depositary account specified by the Administrative Agent and, at all times thereafter, Borrower and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new lock-box, post office box or depositary account any cash or payment item other than Collections.

Section 6.07.    Reports. The Servicer shall prepare and forward to each Managing Agent (A) during a Monthly Reporting Period, on each Monthly Reporting Date, a Monthly Report and (B) during a Weekly Reporting Period, (i) on each Monthly Reporting Date, a Monthly Report and on Tuesday of each calendar week (or if such day is not a Business Day, on the next succeeding Business Day) (each such date the “Weekly Reporting Date”), a Weekly Report covering the period from and including Monday of the preceding week to but excluding Monday of such week, in each case, certified by an Authorized Officer of the Servicer and (ii) at such times as any Managing Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of Receivables, certified by an Authorized Officer of the Servicer.

Section 6.08.    Servicer Fees. In consideration of Newell’s agreement to act as Servicer hereunder, the Issuing Lenders and the Lenders hereby agree that, so long as Newell shall continue to perform as Servicer hereunder, Borrower shall pay over to Newell a fee (the “Servicer Fee”) on each Settlement Date (or, if such day is not a Business Day, then the next Business Day thereafter), in arrears for the immediately preceding month, in an amount equal to the product of the Servicer Fee Rate and the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its servicing activities. Notwithstanding the foregoing, if the Servicer is replaced by the Administrative Agent, the successor Servicer shall receive a servicing fee in an amount agreed upon by the Administrative Agent and the successor Servicer which reflects the then prevailing market rates for servicing similar portfolios of receivables.

ARTICLE VII

EVENTS OF TERMINATION

Section 7.01.    Events of Termination. If any of the following events (each, an “Event of Termination”) shall occur:

(a)    any Transaction Party shall fail to make any payment or deposit required hereunder or under any other Facility Document when due (other than as referred to in Section 7.01(f)) and such failure continues unremedied for (i) in the case of Interest, two (2) Business Days or (ii) in the case of any other payment or deposit, one (1) Business Day;

(b)    any Transaction Party other than the Servicer shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in Sections 7.01(a) or 7.01(f)) or any other Facility Document and such failure shall continue unremedied for five (5) Business Days after the earlier of (x) such Transaction Party obtains actual knowledge thereof or (y) any Managing Agent delivers written notice thereof to such Transaction Party;

(c)    any representation, warranty, certification or statement made by any Transaction Party in this Agreement, any other Facility Document, any Monthly Report, any Weekly Report or in any other document, report or information delivered pursuant hereto or thereto shall have been false or incorrect in any material respect on the date as of which made or deemed made (or, in the case of any representation, warranty, certification or statement that by its terms refers to an earlier date, shall have been false or incorrect in any material respect on and as of such earlier date) (except that the materiality standard in this clause (c) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms);

(d)    any failure of Borrower to pay any Indebtedness (other than Indebtedness created under the Facility Documents) when due;

(e)    an Event of Bankruptcy occurs in respect of any Transaction Party;

(f)    either (i) a Borrowing Base Deficiency shall occur, and shall not have been cured within two (2) Business Days after the date on which the Borrower or the Servicer knows or should know of the existence thereof, (ii) any Collections shall be Released by the Borrower or the Servicer at any time during which a Borrowing Base Deficiency shall exist in violation of either (x) the proviso set forth in Section 2.06(a)(iv) or (y) the proviso set forth in Section 2.06(c)(iii), and in either case, an amount equal to the amount of any such Release shall not have been deposited into the Collection Account within two (2) Business Days after the earlier of the date on which (x) the Borrower or the Servicer obtains actual knowledge thereof or (y) any Managing Agent delivers written notice thereof to the Borrower or the Servicer, or (iii) any payment shall be made at any time during which the aggregate Outstanding Balance of Receivables owned by the Borrower at such time is less than the sum of the Borrower Obligations in violation of Section 8.12 of the Receivables Sale Agreement, and an amount equal to the amount of such payment shall not have been returned to the Borrower within two (2) Business Days after the earlier of the date on which (x) such Originator obtains actual knowledge thereof or (y) any Managing Agent delivers written notice thereof to such Originator or the Borrower;

(g)    as at the end of any Monthly Period:

(i)    the average of the Dilution Trigger Ratios for such Monthly Period and the two (2) immediately preceding Monthly Periods shall exceed 14.0%;

(ii)    the average of the Delinquency Ratios for such Monthly Period and the two (2) immediately preceding Monthly Periods shall exceed 8.5%;

(iii)    the average of the Default Ratios for such Monthly Period and the two (2) immediately preceding Monthly Periods shall exceed 4.5%; or

(iv)    the average of the Days Sales Outstanding for such Monthly Period and the two (2) immediately preceding Monthly Periods shall exceed 90 days;

(h)    a Change of Control shall occur;

(i)    one or more final judgments for the payment of money shall be entered against Borrower in an amount in excess of $16,750, individually or in the aggregate, and such judgment or judgments shall continue unsatisfied or unstayed and in effect for 60 days;

(j)    (i) the “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or (ii) any Originator shall for any reason (other than as a result of a Permitted Disposition) cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Borrower under the Receivables Sale Agreement or (iii) Borrower shall for any reason (other than as a result of a Permitted Disposition) cease to purchase, or cease to have the legal capacity to purchase, or otherwise be incapable of accepting Receivables from any Originator under the Receivables Sale Agreement;

(k)    this Agreement or any other Facility Document shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of any Transaction Party, or any Transaction Party shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Secured Parties shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Deposit Accounts;

(l)    any Person shall be appointed as an Independent Manager of the Borrower without prior notice thereof having been given to the Administrative Agent in accordance with Section 5.01(b)(viii) or without the written acknowledgement by the Administrative Agent that such Person conforms, to the satisfaction of the Agent, with the criteria set forth in the definition herein of “Independent Manager”;

(m)    an ERISA Event shall have occurred that, in the opinion of the Required Managing Agents, when taken together with all other ERISA Events that have occurred, would result in a Material Adverse Effect;

(n)    the occurrence of any event or circumstance that could reasonably be expected to have a material adverse effect on (i) the legality, validity or enforceability of this Agreement or any other Facility Document, (ii) any Secured Party’s interest in the Receivables generally or in any material portion (as determined in the sole discretion of any Managing Agent) of the Receivables, the Related Security or the Collections with respect thereto, or (iii) the collectability of the Receivables generally or of any material portion of the Receivables; or

(o)    the occurrence of any Servicer Default.

Section 7.02.    Remedies. Upon the occurrence and during the continuation of an Event of Termination, the Administrative Agent may, or upon the direction of the Required Managing Agents shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower Party; provided, however, that upon the occurrence of an Event of Termination described in Section 7.01(e), the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Rate shall accrue with respect to any of the Borrower Obligations outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Lenders’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Lenders otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

Section 8.01.    Indemnities by Borrower. Without limiting any other rights that the Administrative Agent, any Issuing Lender, any Managing Agent, any Lender or any Liquidity Provider may have hereunder or under applicable law, Borrower hereby agrees to indemnify (and pay upon demand to) the Administrative Agent, each Issuing Lender, each Managing Agent, each Lender and each Liquidity Provider and their respective Affiliates, successors, assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Administrative Agent, such Issuing Lender, such Managing Agent, such Lender or such Liquidity Provider), settlement costs and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement, any other Facility Document or the transactions contemplated by any Facility Document, or any Receivable, Contract or Related Security, or the use of the proceeds of any Borrowing hereunder, or the issuance of any Letter of Credit by an Issuing Lender, or the funding either directly or indirectly, by a Lender of a Borrowing or any Indemnified Party’s interest in the Receivables, the Contract or any Related Security excluding, however, in all of the foregoing instances:

(a)    Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b)    Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c)    taxes imposed by the United States federal government or the jurisdiction in which such Indemnified Party’s principal executive office is located, or, in the case of a Lender, its applicable lending office is located, on or measured by the overall net or gross income of such Indemnified Party;

provided, however, that nothing contained in this sentence shall limit the liability of any Borrower Party or limit the recourse of the Indemnified Parties to any Borrower Party for amounts otherwise specifically provided to be paid by such Borrower Party under the terms of this Agreement or any other Facility Document. Without limiting the generality of the foregoing indemnification, Borrower shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Borrower or the Servicer) relating to or resulting from:

(i)    any representation or warranty made by any Borrower Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Facility Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)    the failure by Borrower, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)    any failure of Borrower, the Performance Guarantor, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Facility Document;

(iv)    any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)    the commingling of Collections of Receivables at any time with other funds;

(vii)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Facility Document, the transactions contemplated hereby or thereby, the use of the proceeds of any Borrowing, the ownership of the Receivables or any other investigation, litigation or proceeding relating to Borrower, the Performance Guarantor, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or by any other Facility Document;

(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)    any Event of Termination or Incipient Event of Termination described in Section 7.01(e);

(x)    any failure of Borrower to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from the related Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Borrower to give reasonably equivalent value to any Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)    any failure to vest and maintain vested in the Administrative Agent for the benefit of the Secured Parties, or to transfer to the Administrative Agent for the benefit of the Secured Parties a first priority perfected security interest in the Receivables, the Related Security and the Collections and the other Collateral, free and clear of any Adverse Claim (except as created by the Facility Documents);

(xii)    any failure to vest and maintain vested in the Administrative Agent for the benefit of the Issuing Lenders a first priority perfected security interest in the Letter of Credit Collateral, free and clear of any Adverse Claim (except as created by the Facility Documents)

(xiii)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Borrowing or at any subsequent time;

(xiv)    any action or omission by any Borrower Party or any Originator which reduces or impairs the rights of the Administrative Agent or the Secured Parties with respect to any Collateral or the value of any Collateral;

(xv)    any attempt by any Person to void the security interest in the Collateral or the Letter of Credit Collateral granted hereunder under statutory provisions or common law or equitable action;

(xvi)    the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included; or

(xvii)    the failure of (a) any Deposit Account Bank to remit any amounts or items of payment held in a Deposit Account or in a Lock-Box pursuant to the instructions of the Administrative Agent given in accordance with this Agreement, the applicable Blocked Account Agreement or the other Facility Documents, whether by reason of the exercise of setoff rights or otherwise, or (b) any sub-servicer or any other third party with a contractual relationship with the Borrower for the acceptance or processing of Collections, to remit any Collections received by it to a Lock-Box or a Deposit Account.

Section 8.02.    Other Costs and Expenses. Borrower shall reimburse the Administrative Agent, each Issuing Lender, each Managing Agent and each Lender on demand for all reasonable costs and out-of-pocket expenses in connection with the preparation, negotiation, arrangement, execution, delivery, and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including, without limitation, the cost of any such Person’s auditors auditing the books, records and procedures of Borrower (subject to the cost restrictions set forth in Section 5.01(d)), reasonable fees and out-of-pocket expenses of legal counsel for each Lender, each Managing Agent, each Issuing Lender and the Administrative Agent (which such counsel may be employees of any of the Lenders, the Managing Agents, the Issuing Lenders or the Administrative Agent) with respect thereto (provided, that in connection with the closing of the transactions contemplated hereby and the other Facility Documents, the Borrower shall only be obligated to reimburse the costs and expenses of one primary law firm serving as external counsel to the Administrative Agent and the Managing Agents and such special local counsel as the Administrative Agent and the Managing Agents may deem necessary in connection therewith) and with respect to advising the Lenders, the Managing Agents, the Issuing Lenders and the Administrative Agent as to their respective rights and remedies under this Agreement. Borrower shall reimburse the Administrative Agent, any Issuing Lender, any Managing Agent and any Lender on demand for any and all costs and expenses of such Person, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Event of Termination.

ARTICLE IX

THE AGENTS

Section 9.01.    Authorization and Action. Each Lender hereby appoints and authorizes its related Managing Agent and each Lender and each Issuing Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Managing Agent or the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Managing Agents, the Administrative Agent, the Issuing Lenders and the Lenders. The Borrower shall not have any rights as a third-party beneficiary or otherwise under any of the provisions hereof. In performing their functions and duties hereunder, the Managing Agents shall act solely as the agent for the respective Conduit Lenders and the Committed Lenders in the related Lender Group and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the other Lenders, the Borrower, the Servicer, any Originator, any Affiliate thereof or any of their respective successors and assigns. Each Managing Agent, each

Lender and each Issuing Lender authorizes the Administrative Agent to (i) file each of the UCC financing or continuation statements (and amendments thereto and assignments or terminations thereof) and (ii) to execute the Blocked Account Agreements on behalf of the Lenders (the terms of which will be binding on the Lenders) and the Issuing Lenders (the terms of which will be binding on the Issuing Lenders).

Section 9.02.    Agents’ Reliance, Etc. Neither the Administrative Agent nor any Managing Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or such Managing Agent or the Administrative Agent under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Administrative Agent and the Managing Agents: (i) may consult with legal counsel (including counsel for the Borrower, the Servicer or any other Affiliate of Newell), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender or any Issuing Lender, as applicable, and shall not be responsible to any Lender or any Issuing Lender, as applicable, for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower, the Servicer or any other Affiliate of Newell or to inspect the property (including the books and records) of the Borrower, the Servicer or any other Affiliate of Newell; (iv) shall not be responsible to any Lender or any Issuing Lender, as applicable, for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.03.    Agents and Affiliates. Each Managing Agent and the Administrative Agent and their respective Affiliates may engage in any kind of business with the Borrower, Newell or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Borrower, Newell or any Obligor or any of their respective Affiliates, all as if such Persons were not Managing Agents and/or Administrative Agent and without any duty to account therefor to any Lender or any Issuing Lender, as applicable.

Section 9.04.    Lender’s Loan Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Managing Agent, any of their respective Affiliates or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to make Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Managing Agent, any of their respective Affiliates, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

Section 9.05.    Delegation of Duties. The Administrative Agent and each Managing Agent may each execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.06.    Indemnification. Each Managing Agent severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower, the Servicer, an Originator or Newell), ratably according to its related Lender Group Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided, that (i) no Managing Agent shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Administrative Agent’s gross negligence or willful misconduct and (ii) no Managing Agent shall be liable for any amount in respect of any compromise or settlement of any of the foregoing unless such compromise or settlement is approved by the Required Managing Agents. Without limitation of the generality of the foregoing, each Managing Agent agrees to reimburse the Administrative Agent, ratably according to its related Lender Group Percentage, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement; provided, that no Managing Agent shall be responsible for the costs and expenses of the Administrative Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Administrative Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

Section 9.07.    Successor Agents. The Administrative Agent and each Managing Agent may, upon ten (10) days’ notice to each Lender and each Issuing Lender and each other party hereto, resign as Administrative Agent or Managing Agent, as applicable; provided, that any such resignation shall not be effective until the earlier of (x) the date on which a successor Administrative Agent or Managing Agent, as applicable, shall have been appointed pursuant hereto and (y) thirty (30) days after the date of such notice. If any such party shall resign as Administrative Agent or Managing Agent under this Agreement, then, in the case of the Administrative Agent, the Required Managing Agents and the Issuing Lenders and in the case of any Managing Agent, its related Conduit Lenders, during such ten-day period shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or applicable Managing Agent and references herein to the Administrative Agent or such Managing Agent shall mean such successor agent, effective upon its appointment; and such former Administrative Agent’s or Managing Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Managing Agent or any of the parties to this

Agreement on the date described in the first sentence of this Section 9.07. After any retiring Administrative Agent’s or Managing Agent’s resignation hereunder as such agent, the provisions of Article VIII, this Article IX and Section 10.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or a Managing Agent under this Agreement.

Section 9.08.    Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement. Each of the Lenders, the Issuing Lenders and the Administrative Agent acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Facility Document.

ARTICLE X

MISCELLANEOUS

Section 10.01.    Amendments, Etc. (a) No waiver of any provision of this Agreement nor consent to any departure by the Borrower or the Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Required Managing Agents and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    No amendment to this Agreement shall be effective unless the same shall be in writing and signed by each of the Borrower, the Servicer, the Administrative Agent, the Issuing Lenders and the Required Managing Agents, provided, however, that, without the written consent of all the Committed Lenders, no such amendment shall (i) other than as provided for in Section 2.01(c), extend the Termination Date, (ii) extend the date of any payment or deposit of Collections by the Borrower or by the Servicer or the time of payment of Interest, (iii) release the security interest in or transfer all or any material portion of the Collateral, (iv) change the outstanding principal amount of any of the Loans made by any Committed Lender hereunder other than as provided herein, (v) change the amount of any Lender Group Limit other than as provided herein or increase the Facility Limit hereunder, (vi) increase the Concentration Limit, (vii) amend, modify or waive any provision of the definitions of “Borrowing Base”, “Default Ratio”, “Delinquency Ratio”, “Eligible Receivables”, “Net Receivables Balance”, “Required Managing Agents” or “Required Reserves” or any of the defined terms used in such definitions or this Section 10.01, (viii) consent to or permit the assignment or transfer by the Borrower or any of its rights and obligations under this Agreement or of any of its right, title or interest in or to the Receivables, (ix) amend or modify any provision of Section 7.01 or Section 10.03, or (x) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (i) through (ix) above in a manner which would circumvent the intention of the restrictions set forth in such clauses.

Section 10.02.    Notices, Etc. (a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and shall be personally delivered or sent by registered mail, return receipt requested, or by courier or by facsimile or electronic mail, to each party hereto, at its address set forth on Schedule II hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by facsimile or electronic mail, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid.

(b)    The Administrative Agent shall deliver to the Borrower, a copy of any notice of resignation delivered by the Administrative Agent under Section 9.07.

Section 10.03.    Assignability. (a) Any Conduit Lender may, (i) with notice to the Borrower and the Servicer, and with the consent of the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to (A) any other Lender, (B) any commercial paper conduit managed by such Conduit Lender’s sponsor or administrator bank, (C) any Affiliate of such Conduit Lender’s sponsor bank or (D) any Liquidity Provider with respect to such Conduit Lender and (ii) with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any other Person not listed in clause (i) above; provided, that the consent of the Borrower shall not be required if an Event of Termination has occurred and is continuing. Any Managing Agent may, with notice to the Borrower and the Servicer, and with the consent of the Lenders in its Lender Group, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Lender or to any Affiliate of such Managing Agent or any Lender.

(b)    Any Committed Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and with the consent of the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Person; provided, however, that the consent of the Borrower shall not be required in connection with any assignment by a Committed Lender (i) if an Event of Termination has occurred and is continuing or (ii) to any other Lender.

(c)    With respect to any assignment hereunder, (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement; (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $2,500. Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)    At all times during which any Loan is outstanding, the Administrative Agent shall maintain at its address referred to in Section 10.02 of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a register as provided herein (the “Register”). The Aggregate Principal Balance and any interests therein, and any Assignments and Acceptances of the Aggregate Principal Balance or any interest therein delivered to and accepted by the Administrative Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of the Aggregate Principal Balances and any interest therein. Notwithstanding any other provision of this Agreement, no transfer of the Aggregate Principal Balances or any interest therein shall be effective unless and until such transfer has been recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, the Managing Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender, as the case may be, under this Agreement for all purposes of this Agreement. This Section 10.03(d) shall be construed so that the Aggregate Principal Balance and any interest therein is maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h) and 881(c) of the IRC, solely for the purposes of this Section 10.03, the Administrative Agent will act as an agent of the Borrower. The Register shall be available for inspection by the Borrower, the Servicer or any Managing Agent at any reasonable time and from time to time upon reasonable prior notice.

(e)    Upon its receipt of an Assignment and Acceptance, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f)    Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loan); provided, that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Servicer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Facility Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Facility Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of principal or Interest that is payable on account of any Loan or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Borrower to the Administrative Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Borrower acknowledges and agrees that any Lender’s source of funds may derive in part from its Participants. Accordingly, references in

Sections 2.11 or 2.13 and the other terms and provisions of this Agreement and the other Facility Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lenders shall be deemed also to include those of its Participants; provided, however, that in no event shall the Borrower be liable to any Participant under Sections 2.11 or 2.13 for an amount in excess of that which would be payable to the applicable Lender under such sections other than as a result of a change in law after the Participant acquired its interest.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)    Neither the Borrower nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Managing Agent.

(h)    Notwithstanding any other provision of this Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the principal balance of the Loans and Interest with respect thereto) hereunder to secure obligations of such Lender to (i) a Federal Reserve Bank or (ii) to a collateral agent or security trustee in connection with the funding by such Lender, without notice to or consent of the Borrower or the Administrative Agent; provided, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 10.04.    Additional Lender Groups. Upon the Borrower’s request and with the prior written consent of each Managing Agent, an additional Lender Group may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by the members of such proposed additional Lender Group, the Borrower, the Servicer, the Performance Guarantor, the Administrative Agent and each of the Managing Agents. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a “Conduit Lender” shall become a party hereto as a Conduit Lender, entitled to the rights and subject to the obligations of a Conduit Lender hereunder, (ii) each Person specified therein as a “Committed Lender” shall become a party hereto as a Committed Lender, entitled to the rights and subject to the obligations of a

Committed Lender hereunder, (iii) each Person specified therein as a “Managing Agent” shall become a party hereto as a Managing Agent, entitled to the rights and subject to the obligations of a Managing Agent hereunder and (iv) the Facility Limit shall be increased by an amount equal to the aggregate Commitments of the Committed Lenders party to such Joinder Agreement. On or prior to the effective date of such Joinder Agreement, the Borrower and the new Managing Agent shall enter into an amendment to the Lender Fee Letter for purposes of setting forth the fees payable to the members of such Lender Group in connection with this Agreement.

Section 10.05.    Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    Each of the Borrower and the Servicer consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.05 shall affect the right of any Lender, any Issuing Lender or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 10.06.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT.

Section 10.07.    Right of Setoff. Each Lender and each Issuing Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Termination, or at any time that any Borrower Obligation hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender to, or for the account of, the Borrower against the amount of the Borrower Obligations owing by the Borrower to such Person. Each Lender and each Issuing Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Termination, or at any time that any payment obligation of the Servicer hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender to, or for the account of, the Servicer against the amount of such obligations owing by the Servicer to such Person.

Section 10.08.    Ratable Payments. If any Lender including the Issuing Lenders, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations or obligation of the Servicer in a greater proportion than that received by any other Lender entitled to receive a ratable share of such amount, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations or Servicer obligation held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such Borrower Obligations or Servicer obligations, as applicable; provided, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 10.09.    Limitation of Liability. (a) No claim may be made by any Transaction Party or any other Person against any Lender, any Issuing Lender, any Related CP Issuer, any Managing Agent, the Administrative Agent or their respective Affiliates, directors, officers, employees, attorneys or agents (each a “Lender Party”) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Facility Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)    Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Lenders under this Agreement are solely the corporate obligations of each such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender in excess of funds necessary to pay in full all outstanding Commercial Paper issued by such Conduit Lender or its Related CP Issuer and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper issued by a Conduit Lender or its Related CP Issuer.

(c)    No recourse under any obligation, covenant or agreement of any Conduit Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Lender or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Lender or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

Section 10.10.    Taxes. The Borrower shall pay any and all stamp, sales, transfer and other taxes (including income and franchise taxes) and fees (including, without limitation, UCC filing fees and any penalties associated with the late payment of any UCC filing fees) payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other agreements and documents to be delivered hereunder (including any UCC financing statements) and agrees to indemnify the Administrative Agent, the Issuing Lenders, the Managing Agents, the Lenders and the Liquidity Providers against any liabilities with respect to or resulting from any delay by the Borrower in paying or omission to pay such taxes and fees.

Section 10.11.    No Proceedings. The Borrower, the Servicer, each Issuing Lender, each Lender, each Managing Agent and the Administrative Agent each hereby agrees that it will not institute against any Conduit Lender or Related CP Issuer any proceeding of the type referred to in Section 7.01(e) so long as any Commercial Paper of such Conduit Lender or Related CP Issuer shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper shall have been outstanding.

Section 10.12.    Confidentiality. (a) By accepting delivery of this Agreement, the Borrower agrees not to disclose to any person or entity the contents of the Lender Fee Letter or any other fee letter except (i) to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Representatives”) who have a need to know the Borrower Information for the purpose of assisting in the negotiation and completion of the transactions contemplated hereby and who agree to be bound by the provisions of this section applicable to the Borrower, (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation, subpoena or other legal process or (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over the Borrower, the related Originator or any Borrower Representative. The Borrower will be responsible for any failure of any Borrower Representative to comply with the provisions of this clause (a).

(b)    The Administrative Agent, the Issuing Lenders, the Managing Agents and the Lenders will not disclose to any person or entity the confidential or proprietary information of the Borrower or any Originator furnished to the Administrative Agent, the Issuing Lenders, the Managing Agents and the Lenders in connection with the transactions contemplated hereby (the “Borrower Information”), except (i) to their respective and their Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Lender Representatives”) who have a need to know the Borrower Information for the purpose of assisting in the negotiation and completion of the transactions contemplated hereby and who agree to be bound by the provisions in this section applicable to the Administrative Agent, the Issuing Lenders, the Managing Agents and the Lenders, (ii) to each other, (iii) to any prospective or actual assignee or participant of any of them who agree to be bound by the provisions of this section, (iv) to the extent required by applicable law, regulation, subpoena or other legal process, (v) to the extent requested by any governmental or regulatory authority having jurisdiction over the Administrative Agent, the Issuing Lenders, the Managing Agents, the Lenders or any Lender Representative, (vi) to the Rating Agencies, (vii) to any actual or potential subordinated investor or equity holder in any Conduit Lender or Related CP Issuer that has signed a confidentiality agreement containing restrictions on disclosure substantially similar to this Section or (viii) to liquidity providers, credit enhancers, dealers and investors in respect of Commercial Paper of any Conduit Lender or Related CP Issuer in accordance with the customary practices of such Lender for disclosures to credit enhancers, dealers or investors, as the case may be or any entity organized for purposes of purchasing or making loans secured by, financial assets for which any Managing Agent acts as Administrative Agent and who agree to be bound by the provisions of this section. The Administrative Agent, the Issuing Lenders, the Managing Agents and each Lender, as the case may be, will be responsible for any failure of any related Lender Representative to comply with the provisions of this clause (b). Notwithstanding the foregoing, the Administrative Agent, any Issuing Lender, any Lender (or any administrative agent on its behalf) and any Managing Agent may make disclosure of any Borrower Information to a nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction).

(c)    Notwithstanding any other provision herein, the Borrower (and its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 10.13.    No Waiver; Remedies. No failure on the part of the Administrative Agent, any Issuing Lender, any Managing Agent, any Lender or any Liquidity Provider to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.14.    Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

Section 10.15.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.16.    Integration; Binding Effect; Survival of Termination. This Agreement and the other Facility Documents executed on the Closing Date, as amended, restated, supplemented or otherwise modified from time to time, contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Collection Date; provided, however, that the provisions of Sections 2.10, 2.11, 2.12 and Article VIII, and the provisions of Sections 10.06, 10.09, 10.10, 10.11 and 10.12 shall survive any termination of this Agreement.

Section 10.17.    PNC Roles. Each of the Committed Lenders and the Issuing Lenders acknowledges that PNC acts, or may in the future act, (i) as administrative agent for its related Conduit Lender, if any, Related CP Issuer, if any, or Committed Lender, (ii) as issuing and paying agent for the Commercial Paper of its related Conduit Lender, if any, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper its related Conduit Lender or Related CP Issuer, if any, and (iv) to provide other services from time to time for its related Conduit Lender or any Financial Institution (collectively, the “PNC Roles”). Without limiting the generality of this Section 10.17, each Committed Lender and each Issuing Lender hereby acknowledges and consents to any and all PNC Roles and agrees that in connection with any PNC Role, PNC may take, or refrain from taking, any action that it, in its discretion, deems appropriate.

Section 10.18.    USA PATRIOT Act. Each Committed Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of the each Borrower Party and other information that will allow such Committed Lender to identify each Borrower Party in accordance with the Act.

Section 10.19.    Judgment Currency. Each reference in this Agreement to Dollars or to Canadian Dollars (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of the Borrower in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Administrative Agent entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency so purchased for any reason falls short of the amount originally due in the relevant currency, the Borrower shall pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligations of the Borrower not discharged by such payment shall, to the fullest extent permitted by Applicable Law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

Section 10.20.    Amendment and Restatement. This Agreement shall become effective on the Restatement Date and shall supersede all provisions of the Original Agreement as of such date. From and after the Restatement Date (a)(i) the commitments of those Lenders under the Original Agreement that are continuing as Lenders under this Agreement (the “Continuing Lenders”) shall be amended as set forth on Schedule I hereto and (ii) the commitments of those “Lenders” under the Original Agreement that are not continuing as Lenders under this Agreement (the “Non-Continuing Lenders”) shall automatically be terminated and cease to have any further force or effect without further action by any Person, (b) all outstanding “Loans” of the Non-Continuing Lenders shall be repaid in full (together with all interest accrued thereon and amounts payable pursuant to Section 2.12 of the Original Agreement in connection with such payment, and all fees accrued under the Original Agreement through the Restatement Date) on the Restatement Date (and the Borrower shall pay to each Continuing Lender all amounts, if any, payable pursuant to Section 2.12 of the Original Agreement as if the outstanding Loans had been prepaid on the Restatement Date), (c) all outstanding “Loans” of the Continuing Lenders, (d) all references made to the Original Agreement in any Facility Document or in any other instrument or document shall, without further action, be deemed to refer to this Agreement and (e) all references made to the “Borrower” in any Facility Document or in any other instrument or document shall, without further action, be deemed to refer to the Borrower hereunder.

The Lenders (other than any Non-Continuing Lenders) each agree to make such purchases and sales of interests in the Loans and L/C Obligations outstanding on the Restatement Date between themselves so that each Lender Group (other than any Non-Continuing Lenders) is then holding its relevant Lender Group Percentage of outstanding Loans and risk participation interests in outstanding L/C Obligations based on their respective Commitments of all Committed Lenders in such Lender Group as in effect after giving effect hereto (such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement (including, without limitation, participations in respect of all Letters of Credit ) to be made in accordance with the respective Commitments of the Committed Lenders in such Lender Group from time to time party to this Agreement as provided herein. This Agreement amends and restates the Original Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original Agreement or the indebtedness, obligations and liabilities of the Loan Parties evidenced or provided for thereunder. Without limiting the generality of the foregoing, each party hereto agrees that notwithstanding the execution and delivery of this Agreement, the Liens previously granted to the Administrative Agent pursuant to the Facility Documents shall be and remain in full force and effect and that any rights and remedies of the Administrative Agent thereunder and obligations of the parties thereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged thereby (except as expressly amended by the Facility Documents) and shall secure all of the Borrower’s indebtedness, obligations and liabilities to the Administrative Agent and the Lenders under the Original Agreement as amended and restated hereby. Without limiting the foregoing, the parties to this Agreement hereby acknowledge and agree that the “Loan Agreement” and the “Loan and Servicing Agreement” referred to in the other Facility Documents shall from and after the Restatement Date be deemed references to this Agreement.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JARDEN RECEIVABLES, LLC, as Borrower

By	/s/ Robert Westreich
Name:	Robert Westreich
Title:	President, Treasurer and Chief Tax Officer

NEWELL BRANDS INC., as Servicer

By	/s/ Robert Westreich
Name:	Robert Westreich
Title:	Senior Vice President, Treasurer and Chief Tax Officer

[Signature Page to Amended and Restated Loan and Servicing Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, as an Issuing Bank, Managing Agent and as a Committed Lender

By	/s/ Christopher Blaney
Name:	Christopher Blaney
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC, as Structuring Agent

By	/s/ Christopher Blaney
Name:	Christopher Blaney
Title:	Managing Director

[Signature Page to Amended and Restated Loan and Servicing Agreement]

THUNDER BAY FUNDING LLC, as a Conduit Lender

By	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as an Issuing Bank, Managing Agent and a Committed Lender

By	/s/ Janine D. Marsini
Name:	Janine D. Marsini
Title:	Authorized Signatory

By	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

[Signature Page to Amended and Restated Loan and Servicing Agreement]

REAFFIRMATION, ACKNOWLEDGEMENT, AND CONSENT OF PERFORMANCE GUARANTOR

The undersigned, Newell Brands Inc., heretofore executed and delivered to the Administrative Agent a Performance Undertaking dated October 3, 2016 (the “Performance Undertaking”). Defined terms used herein shall have the meanings assigned in the Performance Undertaking. The undersigned hereby acknowledges and consents to the Amended and Restated Loan and Servicing Agreement dated as of the date hereof, and confirms that its Performance Undertaking, and all obligations of the undersigned thereunder, remains in full force and effect. The undersigned further agrees that the consent of the undersigned to any other amendment or modification to the Loan Agreement or any of the Facility Documents referred to therein (each as existing on the date hereof) shall not be required as a result of this consent having been obtained. The undersigned acknowledges that the administrative agent, the Issuing Lenders and the Managing Agents are relying on the assurances provided herein in entering into the Amended and Restated Loan and Servicing Agreement.

Dated as of                     , 2019.

NEWELL BRANDS INC.

BY:
NAME:	Bradford R. Turner
TITLE:	Chief Legal and Administrative
Officer and Corporate Secretary

EXHIBIT A

NEWELL CREDIT AND COLLECTION POLICY

Attached

EXHIBIT B

FORM OF BORROWING REQUEST

[Date]

To:	PNC Bank, National Association, as Administrative Agent and as a Managing Agent
Royal Bank of Canada, as a Managing Agent

From:	Jarden Receivables, LLC (the “Borrower”)

Re:

Amended and Restated Loan and Servicing Agreement, dated as of October 2, 2019 among the Borrower, Newell Brands Inc., as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents, PNC Bank, National Association, and Royal Bank of Canada, each as an Issuing Lender, PNC Bank, National Association, as Administrative Agent for the Conduit Lenders and the Committed Lenders, and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

A.

(i) Pursuant to Section 2.02(a) of the Agreement, the undersigned hereby requests a Borrowing from each Lender Group in an aggregate amount equal to the following (which shall be at least $1,000,000, or integral multiples of $100,000 in excess thereof):

$

	Lender Group (identified by related Managing Agent)	Dollar Amount of Borrowing

	PNC Bank, National Association	$
	Royal Bank of Canada	$
$
	Total	$

(ii) The requested Borrowing Date is:

	(iii) The aggregate Credit Exposure under the Agreement after giving effect to the requested Borrowing under (i) above will equal:	$

(iv) The proceeds of the requested Borrowing are requested to be remitted to the following account of the Administrative Agent:

Bank: PNC Bank NA

ABA No.: 043000096

Account No.: 130760017005

Account Name: Wire Suspense-Agency Services

Ref: Newell Brands

(v) The Administrative Agent will then wire the Borrowings to the following account of the Borrower: Bank: PNC Bank, N.A. ABA No.: 041000124 Account No.: 4622569072 Account Name: Jarden Corporation

(vi) If Conduit Lenders have declined to fund, the Borrower requests a Loan based on [LIBOR for a term of [ ] months][the Base Rate].

B.	As of the date hereof and the Borrowing Date of such Borrowing:

(i) The representations and warranties contained in Article IV of the Agreement are true and correct in all material respects on and as of such dates unless such representation and warranties by their terms refer to an earlier date, in which case they shall be correct in all material respects on and as of such earlier date (except that the materiality standards in this clause (i) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms);

(ii) No event has occurred and is continuing, or would result from the Borrowing requested hereunder, that constitutes an Event of Termination or an Incipient Event of Termination; and

(iii) After giving effect to the requested Borrowing, no Borrowing Base Deficiency shall exist.

(iv) All other conditions precedent set forth in Section 3.02 of the Agreement have been satisfied.

[SIGNATURE PAGE FOLLOWS]

The undersigned certifies that this Borrowing Request is correct in all material respects as of the date furnished.

JARDEN RECEIVABLES, LLC

By
Name:
Title:

EXHIBIT C

FORM OF MONTHLY REPORT

Attached

EXHIBIT D

[RESERVED]

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of [Date]

Reference is made to the Amended and Restated Loan and Servicing Agreement, dated as of October 2, 2019 among Jarden Receivables, LLC, as Borrower, Newell Brands Inc., as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents, PNC Bank, National Association, and Royal Bank of Canada, each as an Issuing Lender, PNC Bank, National Association, as Administrative Agent for the Conduit Lenders and the Committed Lenders, and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meaning.

[Assigning Lender] (the “Assignor”), [Assignee] (the “Assignee”) and [Assignor’s Managing Agent], in its capacity as Managing Agent for the Lender Group which includes the Assignor [and the Assignee] (in such capacity, the “Managing Agent”), hereby agree as follows:

1.    Purchase and Sale of Interest. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof (including, without limitation, its [Commitment] [Conduit Lending Limit] and all Loans, if any, or interests therein held by it) equal to the percentage (the “Percentage”) interest specified on the signature page hereto. After giving effect to such sale and assignment, [the Assignee will be a [Committed] [Conduit] Lender in the Lender Group that includes [                    ] as the Managing Agent and] the Assignee’s [Commitment] [Conduit Lending Limit] will be as set forth in Section 2 of the signature page hereto. [As consideration for the sale and assignment contemplated in this Section 1, the Assignee shall pay to the Assignor on the Effective Date (as hereinafter defined) in immediately available funds an amount equal to $[                    ], representing the purchase price payable by the Assignee for the interests in the transferred interest sold and assigned to the Assignee under this Section 1.]*

2.    Representations and Disclaimers of Assignor. The Assignor:

(a)    represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim;

*	Include bracketed text if Assignor holds a portion of the Loans on the Effective Date.

(b)    makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Facility Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Facility Document or any other instrument or document furnished pursuant thereto; and

(c)    makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Performance Guarantor, any Originator, the Borrower or the Servicer, or the performance or observance by any such party of any of its respective obligations under the Facility Documents or any other instrument or document furnished pursuant thereto.

3.    Representations and Agreements of Assignee. The Assignee:

(a)    confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b)    agrees that it will, independently and without reliance upon the Administrative Agent, any Managing Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement;

(c)    [appoints and authorizes the Administrative Agent and [                    ], as its Managing Agent, to take such action as agent on its behalf and to exercise such powers under the Agreement and the other Facility Documents as are delegated to the Administrative Agent and such Managing Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto;]

(d)    agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and this Assignment and Acceptance are required to be performed by it as a [Committed] [Conduit] Lender;

(e)    specifies as its address for notices the office set forth beneath its name on the signature pages hereof; and

(f)    represents that this Assignment and Acceptance has been duly authorized, executed and delivered by the Assignee pursuant to its [corporate] powers and constitutes the legal, valid and binding obligation of the Assignee.

4.    Effectiveness of Assignment. Following the execution of this Assignment and Acceptance by the Assignor, the Managing Agent, [and] the Assignee, [and the Borrower] it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified in Section 3 of the signature page hereto (the “Effective Date”).

5.    Rights of the Assignee. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, [(i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a [Committed] [Conduit] Lender thereunder and hereunder and (ii)] the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6.    Payments. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of fees with respect thereto) shall be made to the Assignee or the Assignee’s Managing Agent, for the benefit of the Assignee, in accordance with the Agreement. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

7.    Governing Law. THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SIGNATURE PAGE TO

ASSIGNMENT AND ACCEPTANCE

Dated as of [Date]

Section 1.
	Percentage:	%
Section 2.
	Assignee’s [Commitment] [Conduit Lending Limit] as of the Effective Date:	$
	Principal Balance of Loans held by Assignee as of the Effective Date:	$
Section 3.
	Effective Date:*	, 20

**	This date should be no earlier than the date of acceptance by the Administrative Agent.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Address for Notices:
[Insert]

Accepted this day of , 20

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

AGREED TO THIS          DAY OF                     , 20    :

[NAME OF MANAGING AGENT], as Managing Agent

By:

Name:
Title:

[JARDEN RECEIVABLES, LLC, as Borrower

By:
Name:
Title:]

EXHIBIT F

FORM OF JOINDER AGREEMENT

Reference is made to the Amended and Restated Loan and Servicing Agreement, dated as of October 2, 2019, among Jarden Receivables, LLC, as Borrower, Newell Brands Inc., as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents, PNC Bank, National Association, and Royal Bank of Canada, each as an Issuing Lender, PNC Bank, National Association, as Administrative Agent for the Conduit Lenders and the Committed Lenders, and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). To the extent not defined herein, capitalized terms used herein have the meanings assigned to such terms in the Agreement.

[New Managing Agent] (the “New Managing Agent”), [New Conduit Lender(s)] (the “New Conduit Lender(s)”) and [New Committed Lender(s)] (the “New Committed Lender(s)”; and together with the New Managing Agent and New Conduit Lender(s), the “New Lender Group”) agree as follows:

1.    By execution and delivery of this Joinder Agreement and pursuant to Section 10.04 of the Agreement, the New Lender Group elects to become a “Lender Group” under the Agreement.

2.    The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Administrative Agent, (ii) the date of this Joinder Agreement [and (iii) the effective date of that certain assignment agreement of even date herewith between the [New Committed Lender] [New Conduit Lender] and [Name of [Committed] [Conduit] Lender Assignor].

3.    By executing and delivering this Joinder Agreement, each of the New Managing Agent, the New Conduit Lender(s) and the New Committed Lender(s) confirms to and agrees with each other party to the Agreement that (i) it has received a copy of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) it will, independently and without reliance upon the Administrative Agent, any other Managing Agent, any other Lender or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any documents or agreements to be delivered thereunder; (iii) it appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers pursuant to Article IX of the Agreement; (iv) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and the documents or agreements to be delivered thereunder are required to be performed by it as a Managing Agent, a Conduit Lender, or a Committed Lender, respectively;

(v) its address for notices shall be the office set forth beneath its name on the signature pages of this Joinder Agreement; (vi) the Lender Group Limit for the New Lender Group shall be as set forth on the signature page hereto; and (vii) it is duly authorized to enter into this Joinder Agreement.

4.    On the Effective Date of this Joinder Agreement, each of the New Managing Agent, the New Conduit Lender(s) and the New Committed Lender(s) shall join in and be a party to the Agreement and, to the extent provided in this Joinder Agreement, shall have the rights and obligations of a Managing Agent, a Conduit Lender and a Committed Lender, respectively, under the Agreement. Schedule I to the Agreement shall be amended to incorporate the information set forth on Schedule I to this Joinder Agreement and Schedule II shall be amended to incorporate the notice addresses set forth on the signature pages to this Joinder Agreement.

5.    This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.    THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

7.    Each of the parties hereto hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise between or among the parties hereto, or any of them, arising out of, connected with, related to, or incidental to the relationship between them in connection with this Joinder Agreement. Instead, any dispute resolved in court will be resolved in a bench trial without a jury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of this [    ] day of [            ], [20    ].

The “Lender Group Limit” for the New Lender Group is $[            ].

NEW CONDUIT LENDER(S)

[NAME(S)]

By:
Name:
Title:

Address or notices:
[Address]

NEW MANAGING AGENT:

[NAME]

By:
Name:
Title:

Address for Notices:
[Address]

AGREED TO THIS          DAY OF             , 20    :

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[EACH MANAGING AGENT], as a Managing Agent

By:
Name:
Title:

[JARDEN RECEIVABLES, LLC, as Borrower

By:
Name:
Title:]

SCHEDULE I

Reference Bank for New Lender Group:

Conduit Lending Limit(s) for New Conduit Lender(s):

Commitment(s) of New Committed Lender(s):

EXHIBIT G

FORM OF PREPAYMENT NOTICE

[Date]

To:	PNC Bank, National Association, as Administrative Agent and as a Managing Agent

Royal Bank of Canada, as a Managing Agent

From:	Jarden Receivables, LLC (the “Borrower”)

Re:

Amended and Restated Loan and Servicing Agreement, dated as of October 2, 2019, among the Borrower, Newell Brands Inc., as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Managing Agents, PNC Bank, National Association, and Royal Bank of Canada, each as an Issuing Lender, PNC Bank, National Association, as Administrative Agent for the Conduit Lenders and the Committed Lenders, and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

Pursuant to Section 2.05 of the Agreement, the undersigned hereby notifies each Managing Agent of its intent to make certain prepayments (which shall be made ratably among the Lenders based on the aggregate outstanding Principal Balance of the Loans held by each) as outlined below. The prepayments will be paid by the Borrower to the Administrative Agent for the account of each Lender Group. Upon receipt by the Administrative Agent of such prepayment amount, the Administrative Agent shall pay to each Lender Group their ratable amount as outlined below. This notice must be received no later than 11:00 A.M. (New York City time) two (2) Business Days prior to the date of such payment.

1.    The aggregate amount (which shall be at least $1,000,000, or integral multiples of $100,000 in excess thereof) of the prepayment is: $

2.    The Loans to which such prepayment is to be applied are as follows:

Lender	Borrowing	Principal balance (before giving effect to prepayment)	Amount of Prepayment

3.    The Business Day upon which the undersigned shall make such prepayment is:                 .

G - 2

The undersigned hereby certifies that this prepayment notice is correct in all material respects as of the date so furnished.

JARDEN RECEIVABLES, LLC

By:
Name:
Title:

G - 3

EXHIBIT H

FORM OF LOCK-BOX TRANSFER NOTICE

[Date]

Postmaster

United States Postal Service

[P.O. BOX ADDRESS]

Re:                         P.O. Box No. [            ]

Dear Sir or Madam:

Please be informed that Jarden Receivables, LLC, the box customer for P.O. Box No. [            ] hereby requests that effective immediately the box customer for P.O. Box No. [            ] be changed to PNC Bank, National Association, as Administrative Agent for the Lenders under that certain Amended and Restated Loan and Servicing Agreement, dated as of October 2, 2019, as the same may be amended, restated, supplemented or otherwise modified. Thank you.

JARDEN RECEIVABLES, LLC

By:
Name:
Title:

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

To:	PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Loan and Servicing Agreement, dated as of October 2, by and among Jarden Receivables, LLC (the “Borrower”), Newell Brands Inc. (the “Servicer”), the commercial paper conduits from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the financial institutions from time to time party thereto as Managing Agents, PNC Bank, National Association, and Royal Bank of Canada, each as an Issuing Lender, and PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected                             of Borrower.

2.    I have reviewed the terms of the Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.    The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination or an Incipient Event of Termination during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in paragraph 4 below.

4.    Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the [Servicer][Borrower] has taken, is taking, or proposes to take with respect to each such condition or event:

5.    As of the date hereof, the jurisdiction of organization of the Borrower is Delaware and Borrower is a “registered organization” (within the meaning of Section 9-102 of the UCC in effect in such applicable jurisdiction) and Borrower has not changed its jurisdiction of organization since the date of the Agreement.

The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this      day of             ,                     .

By:
Name:
Title:

I - 2

EXHIBIT J

FORM OF LETTER OF CREDIT REQUEST

Attached

SCHEDULE I

LENDER GROUPS

LENDER GROUP	MANAGING AGENT	CONDUIT LENDER	COMMITTED LENDER	CONDUIT LENDING LIMIT	NON-SEASONAL PERIOD COMMITMENT	SEASONAL PERIOD COMMITMENT	REFERENCE BANK
PNC	PNC Bank, National Association	N/A	PNC Bank, National Association	N/A	$300,000,000.00	$250,000,000.00	PNC Bank, National Association

RBC	Royal Bank of Canada	Thunder Bay Funding LLC	Royal Bank of Canada	$300,000,000.00	$300,000,000.00	$250,000,000.00	Royal Bank of Canada

SCHEDULE II

NOTICE ADDRESSES

PNC Bank, National Association

300 Fifth Avenue, 11th Floor

Pittsburgh, Pennsylvania 15222

Attention: Asset Backed Finance

Telephone No.: (412) 768-3090

Facsimile No.: (412) 803-5204

E-mail: abfadmin@pnc.com

Thunder Bay Funding LLC

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, New York 11747

Attention: Kevin Burns

Telephone No.: (631) 587-4700

Facsimile No.: (212) 302-8767

E-mail: conduit.management@rbccm.com

With copies to:

c/o RBC Capital Markets

Two Little Falls Centre

2751 Centerville Road, Suite 212

Wilmington, Delaware 19808

Attention: Conduit Management

Telephone No.: (302) 892-5903

Facsimile No.: (302) 892-5900

E-mail: conduit.management@rbccm.com

Royal Bank of Canada

Royal Bank Plaza, North Tower

200 Bay Street

2nd Floor

Toronto Ontario M5J2W7

Attention: Securitization Finance

Phone 416-842-3842

Email: conduit.management@rbccm.com

For L/C Issuance:

Royal Bank of Canada

20 King Street West

4th Floor

Toronto, Ontario M5H 1C4

Attention: GLA Trade

Email: glatrade@rbc.com

Jarden Receivables, LLC

301 Merritt 7, 5th Floor

449 Main Avenue

Norwalk, Connecticut 06851

Attention: Assistant Treasurer

Telephone No.: (770) 418-7646

E-mail: Christopher.Shultz@Newellco.com

Newell Brands Inc.

Prior to the Relocation Date:

Waterfront Corporate Center, Building III

221 River Street

Hoboken, New Jersey 07030

Attention: General Counsel and Senior Vice President, Treasurer

Telephone No.: (201) 610-6600

Facsimile No.: (201) 610-6601

E-mail: Bradford.Turner@Newellco.com; Robert.Westreich@Newellco.com;

Christopher.Shultz@Newellco.com

From and after the Relocation Date:

665 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention: Chief Legal Counsel and Corporate Secretary

Telephone No.:    770 418 7710

E-mail: Bradford.Turner@Newellco.com; Robert.Westreich@Newellco.com;

Christopher.Shultz@Newellco.com

II - 2

SCHEDULE III

[RESERVED]

SCHEDULE IV

FINANCIAL COVENANT

Total Indebtedness to Total Capital. Newell shall not permit the ratio of Total Indebtedness to Total Capital as of the last day of any fiscal quarter ending on or after the Effective Date, to be greater than 0.60 to 1.00; provided in each case that (i) in calculating Total Capital, goodwill impairment charges taken pursuant to the FASB’s Accounting Standards Codification 350 (and any predecessor thereof) shall be disregarded to the extent such charges (x)were incurred prior to the Effective Date and (y) do not exceed $250,000,000 in the aggregate for all such charges incurred on or after the Effective Date, and (ii) in calculating such ratio, quarterly income preferred securities, quarterly income capital securities, monthly income preferred securities or other similar securities will be treated as part of “Total Capital” and not “Total Indebtedness” and (iii) Total Capital will be calculated to exclude the impact of all of the following (after netting income and gains against losses, and whether representing net aggregate income, gain or loss):, (a) the component of accumulated other comprehensive income (loss) consisting of foreign currency translation income (loss), (b) the cumulative foreign exchange gains or losses incurred since January 1, 2015, arising due to the appreciation or depreciation of non-Dollar currencies versus Dollars in regards to foreign entities in highly inflationary economies pursuant to the FASB’s Accounting Standards Codification 830 and (c) the cumulative gains or losses incurred since January 1, 2015, resulting from the deconsolidation of a foreign entity pursuant to the FASB’s Accounting Standards Codification 810.

For purposes of the foregoing financial covenant, the following terms shall have the meanings set forth below. Capitalized terms used in this Schedule but not defined herein shall have the meanings set forth in Section 1.01.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Effective Date” means December 12, 2018.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“Indebtedness” means, as to any Person at any date (without duplication): (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) in the ordinary course of business; (c) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (d) all Indebtedness of others guaranteed by such Person; (e) all Capital Lease Obligations; (f) reimbursement obligations of such Person (whether contingent or otherwise) in respect of bankers acceptances, surety or other bonds and similar instruments (other than commercial, standby or performance letters of credit); (g) unpaid reimbursement obligations of such Person (other than contingent obligations) in respect of commercial, standby or performance letters of credit; and (h) debt securities or obligations (including preferred debt securities) issued in connection with Permitted Securitizations included as indebtedness in accordance with GAAP on a consolidated balance sheet of such Person.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deemed trust (statutory or other), lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Parties” means Newell and each “Guarantor” party to the Revolving Credit Agreement.

“Net Worth” means, at any time, the consolidated Equity Interests of Newell and its Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP.

“Permitted Securitization” means one or more accounts receivable facilities, the obligations in respect of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Newell and its Subsidiaries (other than a Receivables Subsidiary), pursuant to which Newell or a Subsidiary sells its accounts receivable to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Permitted Securitizations and that in each case engages only in activities reasonably related or incidental thereto; provided, that the Equity Interests of each Receivables Subsidiary shall at all times be 100% owned, directly or indirectly, by a Loan Party.

“Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of December 12, 2018, by and among Newell, the subsidiary borrowers party thereto, the guarantors from time to time party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, modified or supplemented from time to time.

IV - 2

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership, limited liability company or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person and/or one or more of the subsidiaries of such Person. “Wholly-Owned Subsidiary” means any such corporation, partnership, limited liability company or other entity of which all such shares or other ownership interests, other than directors’ qualifying shares or shares held by nominees to satisfy any requirement as to minimum number of shareholders, are so owned or Controlled.

“Subsidiary” means any subsidiary of Newell.

“Total Capital” means the sum of (a) Net Worth plus (b) Total Indebtedness.

“Total Indebtedness” means, as at any time, the total Indebtedness of Newell and its Subsidiaries determined on a consolidated basis without duplication.

IV - 3

SCHEDULE V

LIST OF APPROVED SUB-SERVICERS

Each Originator

SCHEDULE VI

JURISDICTION OF ORGANIZATION; PLACES OF BUSINESS AND LOCATIONS OF RECORDS

NEWELL BRANDS INC.

Type and Jurisdiction of Organization	A Delaware corporation

Chief Executive Office/Principal Place of Business

Prior to the Relocation Date:

Waterfront Corporate Center, Building III

221 River Street

Hoboken, New Jersey 07030

From and after the Relocation Date:

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Location(s) of Records	29 East Stephenson Street Freeport, Illinois 61032

Organizational Number	2118347

Federal Employer’s Identification Number	36-3514169

JARDEN RECEIVABLES, LLC

Type and Jurisdiction of Organization	A Delaware Limited Liability Company

Chief Executive Office/Principal Place of Business	301 Merritt 7, 5th Floor 449 Main Avenue Norwalk, Connecticut 06851

Location(s) of Records	301 Merritt 7, 5th Floor 449 Main Avenue Norwalk, Connecticut 06851

Organizational Number	4205762

Federal Employer’s Identification Number	251406546

SCHEDULE VII

DEPOSIT ACCOUNTS; DEPOSIT ACCOUNT BANKS AND LOCK-BOXES

BANK NAME	LOCK-BOX NUMBER	DEPOSIT ACCOUNT NUMBER

BANK OF AMERICA	5544	5800679044
BANK OF AMERICA	5550	5800679077
BANK OF AMERICA	n/a	5801010603
BANK OF AMERICA	416442	9429375420
BANK OF AMERICA	41163	9429375420
BANK OF AMERICA	405037	9429375420
BANK OF AMERICA	n/a	4636054617
BANK OF AMERICA	3750	9429382540
JPMORGAN CHASE	915170	304194425
JPMORGAN CHASE	915172	304194476
JPMORGAN CHASE	915199	304267600
JPMORGAN CHASE	n/a	304195065
JPMORGAN CHASE	n/a	304657883
JPMORGAN CHASE	n/a	304267309
JPMORGAN CHASE	n/a	304962562
NORTHERN TRUST	91167	2732580
NORTHERN TRUST	n/a	2732599
PNC BANK	534697	4622569101
PNC BANK	824368	4622569101
PNC BANK	862205	4622569101
PNC BANK	911535	4622569101
PNC BANK	538003	4622939002
PNC BANK	824377	4622939002
PNC BANK	862510	4622939002
PNC BANK	911540	4622939002
PNC BANK	865558	4623080471
PNC BANK	n/a	4623037465
PNC BANK	531691	4803445351
PNC BANK	776073	4803445351
PNC BANK	826546	4803445351
WELLS FARGO BANK	774626	4122052921
WELLS FARGO BANK	n/a	4122054299

SCHEDULE VIII

LIST OF CLOSING DOCUMENTS

Attached

SCHEDULE IX

LIST OF ORIGINATORS

NAME OF ORIGINATOR	FEDERAL EMPLOYER IDENTIFICATION NUMBER

BRK Brands, Inc.	04-3157073
The Coleman Company, Inc.	13-3639257
Graco Children’s Products Inc.	13-3668642
Ignite USA, LLC	36-4279298
Marmot Mountain, LLC	73-1706851
Newell Brands Inc.	36-3514169
Rubbermaid Commercial Products LLC	30-0437527
Rubbermaid Incorporated	34-0628700
Sanford, L.P.	36-4119520
Sunbeam Products, Inc.	25-1406546
The United States Playing Card Company	31-1421130
The Yankee Candle Company, Inc.	04-2591416